[Letterhead of Eagle Holding Company]


                                  July 28, 1998



Shareholders of Eagle Holding Company


Dear Shareholder:

         The Board of Directors of Eagle Holding Company (the "Company") has called a Special Meeting of the shareholders of the Company for 9:00 a.m., Colorado time, on August 26 , 1998, at the Company's offices at 1990 West Tenth Avenue, Broomfield, Colorado. The Board is furnishing the accompanying Proxy Statement/Prospectus to all holders of the Company's Common Stock.

         The purpose of the Special Meeting is to consider and vote upon an Agreement and Plan of Reorganization dated June 3, 1998 among the Company, its wholly-owned subsidiary Eagle Bank (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Vectra Bank Colorado, National Association ("Vectra Bank"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between the Bank and Vectra Bank (collectively, the "Plan of Reorganization"). If the Plan of Reorganization is approved, and all other conditions are met, the Plan of Reorganization will result in the merger of the Company into Val Cor, with Val Cor being the surviving corporation and the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association (collectively, the "Reorganization").

         The Board of Directors has unanimously approved the Plan of Reorganization and determined that the Reorganization is in the best interests of the Company, its shareholders, its employees and the community it serves. The Board of Directors unanimously recommends that the shareholders vote to approve the Plan of Reorganization.

         Upon consummation of the Plan of Reorganiza tion, the Company shareholders will receive up to an aggregate of 230,000 shares of Zions Common Stock in exchange for the outstanding shares of Company Common Stock. The terms and conditions of the Plan of Reorganization are summarized in the accompanying Proxy Statement/Prospectus. See "Plan of Reorganization" in the Proxy Statement/Prospectus.

Shareholders of Eagle Holding Company
July 28, 1998
Page 2




         At the Effective Date (as defined), the shares of Company Common Stock will be canceled and immediately converted into the right for Company shareholders to receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock calculated by dividing the Merger Consideration (as defined) of 230,000 shares of Zions Common Stock, no par value ("Zions Common Stock"), subject to downward adjustment if Transaction Expenses (as defined) exceed $65,000, by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization.

         On July 22 , 1998, the closing price of Zions Common Stock on the Nasdaq-NMS was $52.50 per share. On that date there were 32,312 shares of Company Common Stock issued and outstanding. An additional 1,250 shares will be issued prior to the Effective Date when Mr. Manley exercises his stock options. Assuming that the Reorganization had been consummated on that date, that Transaction Expenses had not exceeded $65,000, and that a total of 33,562 shares of Company Common Stock were outstanding, shareholders of the Company under such circumstances would have been entitled to receive approximately 6.85 shares of Zions Common Stock for each share of Company Common Stock that they own, or an equivalent market value of approximately $359.63 per share of Company Common Stock. Because the Merger Consideration represents a variable amount, the precise exchange rate and the precise number of shares of Zions Common Stock that the shareholders of the Company will receive in exchange for each share of Company Common Stock will not be known until the Effective Date.

         The accompanying Proxy Statement/Prospectus details the terms of the proposed Plan of Reorganization and provides information concerning the Company, the Bank, Zions, Val Cor and Vectra Bank as well as the Plan of Reorganization. The Proxy Statement/Prospectus contains important information necessary for the shareholders to make a decision about how to vote at the Special Meeting. Please read it carefully.

         Approval of the Plan of Reorganization requires the affirmative vote of a majority of the issued and outstanding shares of the Company's Common Stock. Failure to vote will have the same effect as a vote against the Reorganization. Consequently, please mark, sign, date and return the enclosed proxy as soon as possible.

         Any holder of Company Common Stock may attend the Special Meeting and vote in person if he or she desires, even if he or she has already submitted a proxy.

Shareholders of Eagle Holding Company
July 28, 1998
Page 3



         Consummation of the Plan of Reorganization is subject to approval by federal and state bank regulatory agencies, all of which approvals have not yet been received, and to certain other conditions, including maintenance of the Company's financial condition. If approved, the Plan of Reorganization will most likely be consummated sometime in the third quarter of 1998.

         Instructions describing the procedure for receiving shares of Zions Common Stock are not included with the accompanying Proxy Statement/Prospectus. If the Plan of Reorganization is approved by the shareholders, on or shortly after the Effective Date of the Plan of Reorganization, Zions will send you instructions describing the procedure for exchanging your Eagle Holding Company stock certificate for the Reorganization consideration. Please do not send your certificates to the Company prior to receiving these instructions.




                                          Sincerely,



                                          /s/ David T. Manley, Jr.
                                          -------------------------------------
                                          David T. Manley, Jr.
                                          President and Chief Executive Officer

                              EAGLE HOLDING COMPANY

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS

         A Special Meeting of shareholders of Eagle Holding Company (the "Company") will be held at 9:00 a.m., Colorado time, on August 26, 1998, at the Company's offices at 1990 West Tenth Avenue, Broomfield, Colorado, to consider and vote upon an Agreement and Plan of Reorganization dated as of June 3, 1998 among the Company, its wholly-owned subsidiary Eagle Bank (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Vectra Bank Colorado, National Association ("Vectra Bank"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between Vectra Bank and the Bank (collectively, the "Plan of Reorganization"), and the transactions contemplated thereby. The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation, and for the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association (the aforementioned mergers being referred to herein collectively as the "Reorganization").

         Upon the consummation of the Plan of Reorganization, each Company shareholder will receive shares of Zions Common Stock in exchange for each share of Company Common Stock held as of the Effective Date (as defined) of the Plan of Reorganization. The terms and conditions of the Reorganization are set forth in the accompanying Proxy Statement/Prospectus.

         The Board of Directors has set July 27, 1998, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

         Holders of Company Common Stock are entitled to assert dissenters' rights under Colorado law. A copy of the applicable statute is attached to the Proxy Statement/Prospectus.



                                           By order of the Board of Directors,


                                           /s/ David T. Manley, Jr.
                                           -----------------------------------
                                           David T. Manley, Jr.
                                           President and Chief Executive Officer


Dated: July 28, 1998

         Please mark, sign and return the enclosed proxy in the envelope provided.

                              EAGLE HOLDING COMPANY
                                 Proxy Statement
                                       For
                         Special Meeting of Shareholders
                         To be Held on August 26, 1998

                                       and

                              ZIONS BANCORPORATION
                                   Prospectus
                             Up to 230,000 Shares of
                                  Common Stock

         Eagle Holding Company (the "Company") is furnishing this Proxy Statement/Prospectus to its shareholders in connection with the solicitation of proxies by its Board of Directors for use at a special meeting of shareholders of the Company which will be held on August 26, 1998 (the "Special Meeting") and at any adjournments or postponements of the Special Meeting. The Company has first mailed this Proxy Statement/Prospectus and accompanying notice of special meeting and form of proxy ("Proxy") on or about July 28, 1998 to the shareholders of the Company of record as of July 27, 1998 (the "Record Date").

         At the Special Meeting, the holders of Company common stock, no par value (the "Company Common Stock") will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of June 3, 1998, among the Company, the Company's wholly-owned subsidiary, Eagle Bank (the "Bank"), Zions Bancorporation ("Zions"), Zions' wholly-owned subsidiary, Val Cor Bancorporation, Inc. ("Val Cor"), and Val Cor's wholly-owned subsidiary, Vectra Bank Colorado, National Association ("Vectra Bank"), an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between the Bank and Vectra Bank (collectively the "Plan of Reorganization"). If the Company's shareholders approve the Plan of Reorganization, and all other conditions are met, the Company will merge with and into Val Cor, with Val Cor being the surviving corporation (the "Holding Company Merger") and the Bank will merge with and into Vectra Bank, with Vectra Bank being the surviving national banking association (the "Bank Merger"; collectively the Holding Company Merger and the Bank Merger are referred to as the "Reorganization").

         As a result of the Reorganization, Company shareholders will receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock, no par value ("Zions Common Stock") calculated by dividing the Merger Consideration (as defined) of 230,000 shares of Zions Common Stock, subject to downward adjustment if Transaction Expenses (as defined) exceed $65,000, by the total number of shares of Company Common Stock issued and outstanding of the Effective Date of the Reorganization. As of July 22, 1998, 32,312 shares of Company Common Stock were issued and outstanding. The Company will issue an additional 1,250 shares of Company Common Stock to Mr. David T. Manley, Jr. upon his exercise of stock options prior to the Effective Date. Under such circumstances Company shareholders would be entitled to receive approximately 6.85 shares of Zions Common Stock for each share of Company Common Stock that they own or an equivalent market value of approximately $359.63 per share of Company Common Stock.

         For the action of the shareholders to be effective, holders of a majority of the issued and outstanding shares of Company Common Stock must vote in favor of the Reorganization. All regulatory approvals have not yet been obtained.

         Neither the Securities and Exchange Commission Nor Any State Securities Commission Has Approved or Disapproved the Shares of Zions Common Stock to Be Issued in the Reorganization or Determined If this Proxy Statement/Prospectus is Truthful or Complete. Any Representation to the Contrary Is a Criminal Offense.

         The Shares of Zions Common Stock Offered Hereby Are Not Savings Accounts, Deposits or Other Obligations of a Bank or Savings Association and Are Not Insured by the Federal Deposit Insurance Corporation or Any Other Governmental Agency.

         The date of this Proxy Statement/Prospectus is July 28, 1998.

                                TABLE OF CONTENTS

                                                                                                               Page

SUMMARY  .........................................................................................................1

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
         INFORMATION.............................................................................................12

WHERE YOU CAN FIND MORE INFORMATION..............................................................................13

ZIONS DOCUMENTS INCORPORATED BY REFERENCE........................................................................14

THE SPECIAL MEETING..............................................................................................15
         Date, Time, and Place...................................................................................15
         Matters to be Considered at the Special Meeting.........................................................15
         Record Date; Voting Rights..............................................................................15
         Quorum; Vote Required for Approval......................................................................15
         Voting and Revocation of Proxies........................................................................16
         Solicitation of Proxies.................................................................................16
         Security Ownership by Certain Beneficial Owners and Management..........................................16

PLAN OF REORGANIZATION...........................................................................................17
         The Reorganization......................................................................................17
         Certain Definitions.....................................................................................18
         Background of and Reasons for the Reorganization........................................................19
         Voting Agreements.......................................................................................21
         Required Vote; Management Recommendation................................................................22
         No Opinion of a Financial Advisor.......................................................................23
         Conversion of Company Shares............................................................................23
         Federal Income Tax Consequences of the Reorganization...................................................24
         Rights of Dissenting Shareholders.......................................................................25
         Interests of Certain Persons in the Transaction.........................................................27
         Company Stock Options...................................................................................29
         Inconsistent Activities.................................................................................29
         Conduct of Business Pending the Reorganization..........................................................29
         Conditions to the Reorganization........................................................................30
         Representations and Warranties..........................................................................32
         Amendment and Waiver....................................................................................32
         Authorized Termination and Damages for Breach...........................................................33
         Restrictions on Resales by Company Affiliates...........................................................33
         Expenses ...............................................................................................34
         Government Approvals....................................................................................34
         Effective Date of the Reorganization....................................................................34
         Accounting Treatment....................................................................................35
         Relationship Between Zions and the Company..............................................................35

SUPERVISION AND REGULATION.......................................................................................35
         Zions    ...............................................................................................35
         Regulatory Capital Requirements.........................................................................36
         Other Regulatory and Supervisory Issues.................................................................40
         Deposit Insurance and Other Assessments.................................................................41
         Interstate Banking......................................................................................42

MONETARY POLICY..................................................................................................43

INFORMATION CONCERNING ZIONS BANCORPORATION......................................................................43
         Selected Financial Data.................................................................................43
         Stock Prices and Dividends on Zions Common Stock........................................................45

INFORMATION CONCERNING THE COMPANY AND THE BANK..................................................................46
         General  ...............................................................................................46
         The Bank ...............................................................................................47
         Investment Securities...................................................................................53
         Deposits ...............................................................................................55
         Competition.............................................................................................56
         The Bank's Facilities...................................................................................57
         Legal Proceedings.......................................................................................57
         Employees...............................................................................................57
         Regulatory Matters......................................................................................57
         Selected Financial Data.................................................................................57
         Stock Prices and Dividends on Company Common Stock......................................................59
         Certain Transactions of the Company.....................................................................59
         Stockholdings of Directors, Officers and Certain Others.................................................60

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS OF EAGLE HOLDING COMPANY......................................................61
         General  ...............................................................................................61
         Net Interest Income.....................................................................................61
         Results of Operations...................................................................................66
         Liquidity and Sources of Funds..........................................................................68
         Capital Resources.......................................................................................68
         Effects of Inflation and Changing Prices................................................................69

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF ZIONS AND
         THE COMPANY.............................................................................................69
         General  ...............................................................................................69
         Authorized Capital......................................................................................69

         Anti-Takeover Matters...................................................................................70
         Shareholder Rights Plan.................................................................................72
         Board of Directors......................................................................................72
         Special Shareholders' Meetings..........................................................................74
         Amendment of Articles and Bylaws........................................................................74
         Dissenters' Rights......................................................................................75
         Preemptive Rights.......................................................................................75
         Dividend Rights.........................................................................................76
         Liquidation Rights......................................................................................76
         Miscellaneous...........................................................................................76

LEGAL OPINIONS...................................................................................................77

EXPERTS  ........................................................................................................77

OTHER MATTERS....................................................................................................77

Appendix A - Agreement and Plan of Reorganization

Appendix B - Rights of Dissenters under ss.ss. 7-113-101 to 701-113-302 of the
             Colorado Business Corporation Act

                                     SUMMARY

         This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the Reorganization fully and for a more complete description of the legal terms of the Reorganization, you should read carefully this entire document, including the Appendices and the documents we have referred you to. A copy of the Plan of Reorganization is attached as Appendix A to this Proxy Statement/Prospectus. See "Where You Can Find More Information."

The Parties

         Zions Bancorporation ("Zions") is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and organized under the laws of Utah, engaged primarily in the commercial banking business through its banking subsidiaries. Zions is the second largest bank holding company headquartered in Utah. In 1997, Zions achieved a significant expansion of commercial banking operations in Utah, Nevada, and Arizona, and expanded its franchise by adding banking operations in Colorado, New Mexico, Idaho and California. Its principal subsidiaries are banking subsidiaries which include Zions First National Bank, the second largest commercial banking organization in Utah; Nevada State Bank, the 2th largest commercial bank in Nevada; and National Bank of Arizona, the fifth largest commercial bank in Arizona. Additionally, Zions has significant banking operations in Colorado through its subsidiaries, Val Cor Bancorporation, Inc., which operates through its subsidiary Vectra Bank Colorado, National Association, the fifth largest commercial bank in Colorado, Pitkin County Bank and Trust Co., and Centennial Savings Bank, F.S.B.; and in California through its subsidiary Grossmont Bank. Upon completion of the pending acquisition of Sumitomo Bank of California, these two California banks will combine to form California Bank and Trust, which will be the fifth largest commercial bank in California. See "Recent Developments" below. Acquisitions during 1997 consisted of Aspen Bancshares and its affiliate banks with branches in Colorado and New Mexico; Tri-State Bank in Idaho, which was merged into Zions First National Bank; 31 Wells Fargo branches in Utah, Idaho, Arizona and Nevada; Sun State Bank in Nevada which was merged into Nevada State Bank; Grossmont Bank in San Diego, California; and the public finance firms of Howarth & Associates in Nevada and Kelling, Northcross and Nobriga, Inc. in California; and during 1998 consisted of Vectra Banking Corporation and its banking subsidiary, Vectra Bank, located in Denver, Colorado; Sky Valley Bank Corp. and its banking subsidiary, The First National Bank in Alamosa, with offices in Alamosa, Center, and Saguache, Colorado; Tri-State Finance Corporation and its banking subsidiary, Tri-State Bank, in Denver; FP Bancorp, Inc. and its banking subsidiary, First Pacific National Bank, with eight offices in San Diego and Riverside Counties, California; SBT Bankshares, Inc. and its banking subsidiary, State Bank and Trust of Colorado Springs, with offices in Colorado Springs, Colorado; and Routt County National Bank Corporation and its banking subsidiary, First National Bank of Colorado, with offices in Steamboat Springs, Colorado. As of March 31, 1998, Zions had total consolidated assets of $10.6 billion, deposits of $7.8 billion, and shareholders' equity of $724 million. See "Information Concerning Zions Bancorporation." Zions' principal executive offices are at One South Main, Suite 1380, Salt Lake City, Utah 84111 (telephone: 801/524-4787).

         Val Cor Bancorporation, Inc. ("Val Cor"), a Colorado corporation, is a bank holding company registered under the Bank Holding Company Act. Zions acquired Val Cor in May 1997. Val Cor's principal asset consists of its 100% ownership interest in Vectra Bank Colorado, National Association.

         Vectra Bank Colorado, National Association ("Vectra Bank") is a national banking association with its offices in Denver, Adams, Alamosa, Arapahoe, Boulder, Douglas, El Paso, Jefferson, Montezuma, Routt and Saguache Counties, Colorado. Vectra Bank offers traditional banking services through its offices in the above-referenced counties. At June 30, 1998, Vectra Bank had total assets of $1,182 million, total deposits of $901 million, total loans of $721 million, and shareholders' equity of $120 million. Vectra Bank's main office is located at 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222, and its telephone number is 303/782-7440.

         Eagle Holding Company (the "Company"), a Colorado corporation, is a bank holding company registered under the Bank Holding Company Act whose sole activity is the ownership and operation of Eagle Bank. The Company has no other subsidiaries. The Company's principal asset consists of its 100% ownership interest in Eagle Bank. The Company's main office is located at 1990 West Tenth Avenue, Broomfield, Colorado 80020-1071 and its telephone number is 303/460-9991. As of March 31, 1998, the Company had total consolidated assets of $40.79 million and shareholders' equity of $2.9 million.

         Eagle Bank (the "Bank") is a banking corporation organized under the laws of Colorado. The Bank offers traditional banking services through its only office in the City of Broomfield, Boulder County, Colorado. As of March 31, 1998, the Bank had total assets of $40.79 million, total deposits of $37.46 million, net loans of $27.55 million, and total shareholders' equity of $2.89 million. The Bank's office is located at 1990 West Tenth Avenue, Broomfield, Colorado 80020-1071, and its telephone number is 303/460-9991.

The Special Meeting; Purpose

         The Special Meeting of Shareholders of the Company (the "Special Meeting") will be held at 9:00 a.m., local time, on August 26, 1998 at 1990 West Tenth Avenue, Broomfield, Colorado. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Plan of Reorganization and to transact such other business as may properly come before the Special Meeting. See "The Special Meeting -- Matters to be Considered at the Special Meeting."

Record Date; Voting Rights

         The Record Date for determining the shareholders of the Company entitled to notice of and to vote at the Special Meeting or any postponements or adjournments of the Special Meeting is the close of business on July 27, 1998. Each outstanding share of Company Common Stock entitles its holder of record on the Record Date to one vote on each matter properly submitted to the shareholders for action at the Special Meeting. See "Plan of Reorganization -- Required Vote; Management Recommendation."

Vote Required for Approval

         Approval of the Plan of Reorganization requires the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. See "Plan of Reorganization--Required Vote; Management Recommendation."

Dissenters' Rights

         Under Colorado law, shareholders of the Company are entitled to dissent from the Reorganization and to receive cash equal to the fair value for such shares in accordance with procedures established by Colorado law. Since exercise and preservation of dissenters' rights are conditioned on strict observance of the applicable section of Colorado law, each Company shareholder who chooses to exercise dissenters' rights should consult and strictly observe the statute, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus. Failure to follow the statutory provisions precisely may result in loss of such shareholder's dissenters' rights under Colorado law. See "Plan of Reorganization--Rights of Dissenting Shareholders" and Appendix B to this Proxy Statement/Prospectus.

Security Ownership of Certain Beneficial Owners and Management

         As of June 30, 1998, directors, executive officers, and other affiliates of the Company who beneficially owned 25,680 shares, or approximately 79.48% of the outstanding shares of Company Common Stock have agreed with Zions, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization. Additionally, prior to the Effective Date Mr. Manley will purchase 1,250 shares of Company Common Stock subject to stock options. Such a vote will be sufficient to approve the Plan of Reorganization. If these shareholders vote their shares in favor of the Plan of Reorganization as each has agreed, approval of the Plan of Reorganization is assured.

Proposed Reorganization

         At the Special Meeting, the Company will ask its shareholders to consider and approve the Plan of Reorganization. The Plan of Reorganization provides for the merger of the Company into Val Cor, whereby Val Cor will be the surviving corporation, and for the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association. See "Plan of Reorganization." A copy of the Plan of Reorganization is attached to this Proxy Statement/Prospectus as Appendix A.

Reorganization Consideration

         Upon consummation of the Reorganization, Zions will issue up to a total of 230,000 shares of its Common Stock to the Company's shareholders. At the Effective Date of the Reorganization, the shares of Company Common Stock will be canceled and immediately converted into the right for Company shareholders to receive, in exchange for each share of Company Common Stock that they own, that number of shares of Zions Common Stock calculated by dividing the Merger Consideration of 230,000 shares of Zions Common Stock, which may be adjusted downward if Transaction Expenses exceed $65,000, by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization.

         On July 22, 1998, the closing price of Zions Common Stock was $52.50 per share. On that date the Company had 32,312 shares of its Common Stock issued and outstanding. Prior to the Effective Date Mr. Manley will purchase 1,250 shares subject to stock options. Assuming that the Reorganization had been consummated on that date, that Transaction Expenses had not exceeded $65,000, and that a total of 33,562 shares had been outstanding, Company shareholders under those circumstances would have been entitled to receive approximately 6.85 shares of Zions Common Stock for each share of Company Common Stock that they own, or an equivalent market value of approximately $359.63 per share of Company Common Stock. Because the Merger Consideration represents a variable amount, the precise exchange rate and the precise number of shares of Zions Common Stock that shareholders of the Company will receive for each share of Company Common Stock will not be known until the Effective Date.

         Zions will not issue fractional shares of its common stock in the Reorganization. Instead, each shareholder of the Company who is entitled to a fractional share of Zions Common Stock (after aggregating all shares of Zions Common Stock to which such shareholder is entitled) will receive an amount of cash equal to the product of such fraction times $50.375. Shareholders will have no further rights as shareholders with respect to the fractional shares. See "Plan of Reorganization."

Reasons for the Reorganization

         Management and the Board of Directors of the Company believe that it is in the best interests of the Company and its shareholders for the Company to merge with Zions. In considering the Plan of Reorganization, the Board determined that the Zions offer would increase value for the Company's shareholders, while providing a favorable structure for the transaction in which the Company's shareholders would receive liquid securities without triggering tax consequences (except for shareholders receiving cash in the Reorganization). Further, the Board believes that the Zions transaction will result in positive effects for the employees of the Company and the Bank, the customers of the Bank, and the community in which the Bank operates. See "Plan of Reorganization--Background of and Reasons for the Reorganization" for a description of the factors considered by the Company's Board of Directors in determining to recommend the Plan of Reorganization to the Company's shareholders for their approval.

         For Zions, the Reorganization will provide an opportunity to further broaden its franchise in Colorado through its expansion into Broomfield, Colorado market. Zions proposes to deepen its geographical base in the Colorado market and diversify its banking operations. The combination of the different skills, resources and services offered by the Company and Zions, together with the additional skills and resources available in the broader Zions organization, will make the resulting banking group able to compete more effectively in its markets with other full-service financial institutions. See "Plan of Reorganization--Background of and Reasons for the Reorganization."

No Opinion of a Financial Advisor

         The Company's Board of Directors has not retained an independent financial advisor to evaluate the Merger Consideration offered to the Company's shareholders by Zions. However, management and the directors of the Company believe that the Merger Consideration to be paid pursuant to the Plan of Reorganization is fair to the shareholders of the Company from a financial point of view. See "Plan of Reorganization--Background of and Reasons for the Reorganization."

Board of Directors Recommendation

         The Board of Directors of the Company unanimously believes that the Reorganization is in the best interests of the Company, its shareholders, and the employees and customers of the Bank and recommends that the shareholders of the Company vote "FOR" approval of the Plan of Reorganization. See "Plan of Reorganization--Background of and Reasons for the Reorganization."

         Shareholders of the Company are requested to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Interests of Certain Persons in the Transaction

         The Plan of Reorganization provides that, following the Reorganization, David T. Manley, currently chairman, president and chief executive officer of the Company and the Bank, will become an executive officer of Vectra Bank. Mr. Manley will enter into an employment agreement with Vectra Bank effective as of the Effective Date. The Plan of Reorganization further required that simultaneously with the execution of the Plan of Reorganization, MCR, Thomas Family Partnership, LLLP, and the Bank enter into a Consent to Assignment and Amendment to Lease Agreement, the result of which is that the landlords consented to the lease being assigned to Vectra Bank as tenant as of the Effective Date. The general partner of MCR, John Claus, is a shareholder and member of the Board of Directors of the Company. The general partner of Thomas Family Partnership, LLLP, Sue Thomas, is the wife of Don Alan Thomas, a shareholder and member of the Board of Directors of the Company. The Company's Board of Directors was aware of these interests when it considered and approved the Plan of Reorganization. See "Plan of Reorganization--Interests of Certain Persons in the Transaction."

Company Stock Options

         Pursuant to an employment agreement with the Bank dated January 1, 1995, the Company has granted David T. Manley, chairman, president and chief executive officer of the Company and the Bank, options to purchase a total of 1,250 shares of Company Common Stock. Mr. Manley entered into an agreement with Zions to exercise all such stock options to purchase Company Common Stock prior to the Effective Date of the Reorganization.

Tax Consequences

         The parties to the Reorganization intend that the Reorganization will be treated for federal income tax purposes as a tax-free reorganization. In a tax-free reorganization, Company shareholders will recognize no gain or loss upon the exchange of their shares of Company Common Stock for Zions Common Stock (except with respect to cash received by such shareholders in lieu of fractional shares). See "Plan of Reorganization--Federal Income Tax Consequences of the Reorganization."

Conditions to the Reorganization; Regulatory Approval

         Consummation of the Reorganization is subject to satisfaction of a number of conditions, including (i) obtaining requisite approval from the Company shareholders, (ii) obtaining regulatory approvals from the Board of Governors, the Comptroller, the Commissioner, and the State Banking Board, (iii) receiving an opinion of counsel with respect to certain tax aspects of the Reorganization, (iv) the absence of any material adverse change with respect to the operations and financial condition of the Company, (v) concurrence to the Company's determination that the Reorganization will be treated for accounting purposes as a pooling of interests, and (vi) the satisfaction of other customary closing conditions. All regulatory approvals have not yet been obtained. See "Plan of Reorganization--Conditions to the Reorganization; Government Approvals."

Effective Date of the Reorganization

         If the shareholders of the Company approve the Plan of Reorganization, the parties expect that the Reorganization will become effective in the third quarter of 1998. However, there can be no assurance that all conditions necessary to the consummation of the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective at the anticipated time. See "Plan of Reorganization-- Effective Date of the Reorganization."

Accounting Treatment

         The parties expect the Reorganization to qualify as a "pooling of interests" in accordance with APB Opinion No. 16, which means that the companies will be treated for accounting purposes as if they had always been combined. As a condition to closing, the Plan of Reorganization requires receipt of a concurrence of the Company's determination that the Reorganization should be treated as a pooling of interests. See "Plan of Reorganization--Accounting Treatment."

Selected Financial Information

         The following table provides certain unaudited historical financial information for Zions and the Company. With respect to pro forma combined financial information for Zions giving effect to the Reorganization using the pooling of interests method of accounting, see "Unaudited Pro Forma Combined Financial Information," below. This information is based on the respective historical financial statements of Zions incorporated in this Proxy Statement/ Prospectus by reference and of the Company which are included in this Proxy Statement/ Prospectus. Shareholders of the Company should read the financial statements and the related notes with respect to Zions and the Company.


                                        Three Months Ended
                                             March 31,                                   Year Ended December 31,
                                        ---------------------          ---------------------------------------------------------
                                          1998           1997          1997         1996         1995          1994         1993
                                          ----           ----          ----         ----         ----          ----         ----
                                                                 (In Thousands, Except Per Share Amounts)
Zions
Earnings
  Net interest income................  $   107,943   $   82,898    $  351,799   $  289,166   $  233,547   $  198,606   $  174,657
  Provision for loan losses..........        3,256        1,835         6,175        4,640        3,000        2,181        2,993
  Net income.........................       36,441       30,585       122,362      107,423       82,385       63,827       58,205
Per Share
  Net income (basic).................  $      0.53    $    0.46    $     1.92    $    1.70   $     1.39   $     1.11   $     1.03
  Net income (diluted)...............         0.52         0.45          1.89         1.68         1.37         1.09         1.02
  Cash Dividends.....................         0.12         0.11          0.47        0.425       0.3525         0.29        0.245
Statement of Condition at Period End
  Assets.............................  $10,611,585   $8,508,537    $9,521,770   $7,116,413   $6,095,515   $4,934,095   $4,801,054
  Deposits...........................    7,799,027    5,728,585     6,854,462    5,119,692    4,511,184    3,705,976    3,432,289
  Long-term debt.....................      276,387      258,704       258,566      251,620       56,229       58,182       59,587
  Shareholders' equity...............      723,814      591,581       655,460      554,610      469,678      365,770      312,592

                                          Three Months Ended
                                               March 31,                                   Year Ended December 31,
                                          -------------------           ---------------------------------------------------------
                                          1998           1997           1997           1996          1995        1994        1993
                                          ----           ----           ----           ----          ----        ----        ----
                                                                    (In Thousands, Except Per Share Amounts)
Eagle
Earnings
  Net interest income................  $     608     $     471       $   2,227     $   1,585    $    1,297
  Provision for loan losses..........         60            43             220            90            49
  Net income.........................        185           110             689           333           175

Per Share
  Net income (basic).................  $    5.72     $    3.48       $   21.53     $   10.73    $     5.74
  Net income (diluted)...............       5.72          3.48           21.53         10.73          5.74
  Cash Dividends.....................         --            --              --            --            --
Statement of Condition at Period End
 Assets..............................  $  40,786     $  32,701       $  41,510     $  30,974    $   23,254
 Deposits............................     37,430        28,955          38,189        28,745        21,533
 Long-term debt......................
 Shareholders' equity................      2,919         2,062           2,736         2,003         1,660

Comparative Per Share Data

         The following table provides historical net income, book values and dividends per share for Zions Common Stock and Company Common Stock for the periods indicated. The following data are based on the respective historical financial statements of Zions incorporated in this Proxy Statement/Prospectus by reference and of the Company included in this Proxy Statement/Prospectus and should be read in conjunction with such financial statements and such information and the related notes to each.


                                                             Three Months Ended
                                                                   March 31,                     Year Ended December 31,
                                                              -----------------             -----------------------------------
                                                              1998         1997             1997            1996           1995
                                                              ----         ----             ----            ----           ----
Net Income Per Common Share (diluted)
     Zions..........................................       $   0.52    $    0.45         $    1.89       $    1.68     $   1.37
     Eagle..........................................           5.72         3.48             21.53           10.73         5.74

Book Value Per Common Share
     Zions..........................................       $  10.48    $    8.75          $  10.25       $    8.72     $   7.46
     Eagle..........................................          90.33        65.07             84.69           63.22        54.53

Cash Dividends Declared Per Common Share
     Zions(1).......................................      $    0.12     $   0.11        $     0.47       $    0.42     $ 0.3525
     Eagle..........................................             --           --                --              --           --

---------------------------
(1) While Zions is not obligated to pay cash dividends, the Board of Directors presently intends to continue its policy of paying quarterly dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

Unaudited Pro Forma Combined Financial Information

            The following unaudited pro forma combined financial information reflects the application of the pooling of interests method of accounting. Shareholders of the Company should read the following tables, which show comparative historical per common share data for Zions and the Company (separately and pro forma combined) and equivalent pro forma per share data for the Company, in conjunction with the financial information of Zions as incorporated in this Proxy Statement/Prospectus by reference to other documents and of the Company as included in this Proxy Statement/Prospectus. The pro forma data in the table, presented as of and for each of the years in the three year period ended December 31, 1997, and as of and for the three months ended March 31, 1998, are presented for comparative and illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Reorganization been consummated during the period or as of the date for which the information in the table is presented.


                                                Historical                                     Pro Forma
                                          -----------------------               ---------------------------------------
                                                                                Zions and Eagle         Zions and Eagle
                                                                                   Pro Forma               Equivalent
Per Common Share                          Zions             Eagle                 Combined(4)             Pro Forma(5)
----------------                          -----             -----                 -----------             ------------

Net Income (diluted)(1)
For the three months ended:
      March 31, 1998                   $   0.52            $   5.72                $   0.52                  $  3.56

For the years ended:
      December 31, 1997                $   1.89            $  21.53                $   1.90                  $ 12.99
      December 31, 1996                    1.68               10.73                    1.68                    11.53
      December 31, 1995                    1.37                5.74                    1.37                     9.39

Cash Dividends(2)
For the three months ended:
      March 31, 1998                   $   0.12                  --                $   0.12                  $  0.82

For the years ended:
      December 31, 1997                $   0.47                  --                $   0.47                  $  3.22
      December 31, 1996                    0.425                 --                    0.425                    2.91
      December 31, 1995                    0.3525                --                    0.3525                   2.41

Book Value(3)
As of:

      March 31, 1998                   $  10.48                $ 90.33             $  10.49                  $ 71.84
      December 31, 1997                   10.25                  84.69                10.26                    70.25
      December 31, 1996                    8.72                  63.22                 8.74                    59.87
      December 31, 1995                    7.46                  54.53                 7.48                    51.26

----------
(1) Net income per share is based on weighted average common and common equivalent shares outstanding.
(2) Pro forma cash dividends per share represent historical cash dividends of Zions.
(3) Book value per common share is based on total period-end shareholders' equity.
(4) Pro forma combined net income per share represents historical net income of Zions and the Company computed using historical weighted average common and common equivalent shares of Zions adjusted by imputed common and common equivalent shares which will be issued in the transaction. Pro forma combined book value per share represents historical total shareholders' equity of Zions and the Company computed using Zions' historical common shares outstanding adjusted by imputed common shares which will be issued in the transaction.
(5) Pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the exchange ratio of one share of Company Common Stock for 6.85 shares of Zions Common Stock, which would have been the applicable exchange ratio had the Reorganization occurred on July 22, 1998. The actual exchange ratio will not be known until the Effective Date.

Recent Developments

      On May 26, 1998, Zions and FP Bancorp, Inc. ("FP Bancorp"), the parent company of First Pacific National Bank ("First Pacific") completed their merger, whereby FP Bancorp merged with and into Zions. FP Bancorp shareholders received 1,956,240 shares of Zions Common Stock at closing. First Pacific had approximately $359 million in assets in eight offices in San Diego and Riverside Counties, California. On June 19, 1998, First Pacific merged with and into Grossmont Bank, with Grossmont being the surviving banking corporation.

      Zions and SBT Bancshares, Inc. ("SBT"), the holding company of State Bank and Trust of Colorado Springs ("SBTCS"), completed their merger on May 29, 1998. SBT merged with and into Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions in exchange for 546,403 shares of Zions Common Stock. SBTCS and Vectra Bank Colorado, National Association, a wholly-owned subsidiary of Val Cor, consolidated to form a new national banking association named Vectra Bank Colorado, National Association ("Vectra Bank"). SBTCS operated through two banking offices in Colorado Springs, Colorado. At December 31, 1997, SBT had assets of $86 million. The merger was accounted for as a pooling-of-interests.

      On May 29, 1998, Zions and Routt County National Bank Corporation ("Routt"), the holding company of First National Bank of Colorado ("FNBC"), completed their merger, whereby Routt merged with and into Val Cor and FNBC merged with and into Vectra Bank. At closing, Zions issued 650,000 shares of its Common Stock to the former shareholders of Routt. FNBC operated through two banking offices in Steamboat Springs, Colorado. At December 31, 1997, Routt had assets of $93 million. The merger was accounted for as a pooling-of-interests.

      On March 25, 1998, Zions and Sumitomo Bank of California ("Sumitomo") entered into a definitive agreement whereby Sumitomo will merge with a subsidiary of Zions. Zions will pay approximately $546 million in cash for Sumitomo. Sumitomo is currently California's sixth largest bank, with assets of approximately $5.1 billion as of December 31, 1997, and with 47 branches. Zions will combine Sumitomo with Grossmont Bank upon completion of the Sumitomo acquisition. The combined subsidiary, with California assets of over $6 billion and 71 banking offices in California, will rank as the fifth largest commercial bank in the state and will be named California Bank and Trust. The merger is subject to the approval of Sumitomo shareholders and banking regulators and is expected to close in the third quarter of 1998. Zions expects to finance the purchase through a combination of existing resources, the sale of a minority interest in Sumitomo, and the proceeds from the issuance of shares of Zions Common Stock. The acquisition will be accounted for as a purchase. Zions expects to name Robert Sarver, currently chairman of Grossmont and a director of Zions, as chief executive officer of California Bank and Trust. In order to provide an appropriate incentive to Mr. Sarver to expand Zions' California franchise, Zions has agreed to sell him a portion of Sumitomo at Zions' cost basis. When Sumitomo is combined with Grossmont Bank and First Pacific, he will control 5% of California Bank and Trust at a purchase price of approximately $34 million. Zions will retain the exclusive right to repurchase this ownership interest.

      In recent months Zions has entered into agreements to acquire additional bank holding companies. Zions expects that each of these transactions will be accounted for as a pooling of interests, and expects each transaction to close during the third quarter of 1998. Each of the following transactions is conditioned upon shareholder approval, federal and state regulatory approval, and other conditions of closing.

      On May 8, 1998, Zions, Val Cor, and Vectra Bank (as successor-in-interest to Bank Colorado, National Association ("BCNA")) entered into an agreement with Kersey Bancorp, Inc., a Colorado corporation ("Kersey") and its wholly-owned subsidiary, Independent Bank, a commercial bank organized under Colorado law ("Independent"). Upon completion of this transaction, Kersey will merge with and into Val Cor with Val Cor being the surviving corporation, and Independent will merge with and into Vectra Bank, with Vectra Bank being the surviving national banking association. As of March 31, 1998, Kersey had consolidated assets of approximately $144.3 million, consolidated deposits of approximately $133.2 million, loans of approximately $112.3 million, and shareholders' equity of approximately $8.5 million. Independent conducts its commercial banking operations through seven offices in Larimer, Logan, Morgan, and Weld Counties, Colorado. Zions will issue up to 684,466 shares of its Common Stock to the Kersey shareholders upon completion of the transaction.

      On May 13, 1998, Zions and The Commerce Bancorporation, a Washington corporation ("Commerce") entered into an agreement whereby Commerce will merge with and into Zions with Zions being the surviving corporation. Commerce conducts its commercial banking operations in one office in Seattle, Washington, through its wholly-owned subsidiary, The Commerce Bank of Washington, National Association, a commercial bank organized under the laws of the United States ("CBW"). Upon completion of this transaction, CBW will become a wholly-owned subsidiary of Zions. As of March 31, 1998, Commerce had consolidated assets of approximately $237.5 million consolidated deposits of approximately $185.7 million, loans of approximately $130.0 million, and shareholders' equity of approximately $20.3 million. Upon completion of this transaction, Zions will issue up to 2,020,791 of its shares of Common Stock to the shareholders of Commerce.

      On May 14, 1998, Zions, Val Cor, and Vectra Bank (successor-in-interest to
BCNA) entered into an agreement with Mountain Financial Holding Company, a Colorado corporation ("Mountain") and its wholly-owned subsidiary Mountain National Bank, a commercial bank organized under the laws of the United States ("Mountain Bank"). Upon completion of this transaction, Mountain will merge with and into Val Cor with Val Cor being the surviving corporation, and Mountain Bank will merge with and into Vectra Bank, with Vectra Bank being the surviving national banking association. Mountain Bank conducts a commercial banking business through one office in Woodland Park, Teller County, Colorado. As of March 31, 1998, Mountain had consolidated assets of approximately $86.7 million, consolidated deposits of approximately $77.7 million, loans of approximately $53.0 million, and shareholders' equity of approximately $8.5 million. Upon completion of this transaction, Zions will issue to the shareholders of Mountain 608,000 shares of its Common Stock.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

      Please note that certain statements in this Proxy Statement/Prospectus (including information included or incorporated by reference) are not based on historical facts, but are forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933, as amended, that are based upon numerous assumptions about future conditions that could prove to be inaccurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Zions' ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of Zions' products and services, regulatory approvals and developments, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting Zions' business that are beyond Zions' control. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of Zions' loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting Zions' operations, markets, products, services and prices.

                       WHERE YOU CAN FIND MORE INFORMATION

      This Proxy Statement/Prospectus constitutes the Prospectus portion of a registration statement (the "Registration Statement") that Zions has filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act") covering the shares of Zions Common Stock issuable in the Reorganization. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. You can inspect the Registration Statement and its exhibits at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and you can obtain copies of such material at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

      Zions is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Zions files annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; and at the following regional offices of the
SEC: 7 World Trade Center, Suite 1300, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of such material at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549. The public may obtain information on the operations of the Public Reference Room by calling the SEC at 800/SEC-0330. Zions Common Stock is quoted on the Nasdaq National Market ("Nasdaq-NMS"). You can inspect such reports, proxy statements and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

      No person is authorized to give any information or to make any representation that is different from what is contained in this Proxy Statement/Prospectus and, if given or made, any such information or representation should not be relied upon as having been authorized by Zions or the Company. This Proxy Statement/Prospectus does not constitute an offer to sell securities or a solicitation of an offer to purchase securities by any person in any state in which such offer or solicitation is not authorized by that state's laws or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Proxy Statement/Prospectus at any time nor the distribution of Zions Common Stock to Company shareholders shall imply that the information in this Proxy Statement/Prospectus is correct as of any time subsequent to its date.

      Zions has supplied the information contained in this Proxy
Statement/Prospectus with respect to Zions. The Company has supplied the information contained in this Proxy Statement/Prospectus with respect to the Company. Neither Zions nor the Company warrants the accuracy or completeness of information relating to the other.

      This Proxy Statement/Prospectus incorporates by reference certain documents relating to Zions which are not presented in this document or delivered with this Proxy Statement/Prospectus, including certain exhibits to the Plan of Reorganization (as described in this document). Copies of such documents are available upon request and without charge to any person to whom this Proxy Statement/Prospectus has been delivered. Requests for Zions documents should be directed to Zions Bancorporation, One South Main, Suite 1380, Salt Lake City, Utah 84111, Attention: Dale M. Gibbons, Executive Vice President, (telephone: 801/524-4787). In order to ensure timely delivery of Zions documents, you should make your request not later than August 19, 1998.

                    ZIONS DOCUMENTS INCORPORATED BY REFERENCE

      SEC regulations allow Zions to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that Zions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. Zions incorporates by reference in this Proxy Statement/Prospectus the following documents that it previously filed with the SEC pursuant to the Exchange Act: (a) Zions' Annual Report on Form 10-K for the year ended December 31, 1997; (b) Zions' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (c) Zions' Current Reports on Form 8-K filed by Zions on February 6, 1998, April 3, 1998, April 15, 1998, and May 18, 1998, as amended on May 27, 1998; (d) the description of Zions Common Stock which is contained in Zions' registration statement on Form 10, and any amendment or report filed to update such description; and (e) the description of the Zions Rights Plan contained in Zions' registration statement on Form 8-A dated October 10, 1996, and any amendment or report filed to update such description.

      Any Company shareholder who wishes to obtain copies of any Zions document incorporated by reference in this document may do so by following the instructions under the section titled "Where You Can Find More Information," above.

      Zions further incorporates by reference in this Proxy Statement/Prospectus all documents filed by it with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Effective Date. Such incorporated documents shall be deemed a part of this document from the date of filing of such documents. Any statement contained in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               THE SPECIAL MEETING

Date, Time, and Place

      This Proxy Statement/Prospectus is being furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's Special Meeting of Shareholders to be held on August 26, 1998 at 1990 West Tenth Avenue, Broomfield, Colorado at 9:00 a.m., local time, or at any adjournments or postponements thereof.

Matters to be Considered at the Special Meeting

      The purposes of the Special Meeting are (1) to consider and vote upon a proposal of the Board of Directors to approve the Plan of Reorganization and the transactions contemplated thereby and (2) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

      The Board of Directors of the Company unanimously approved the Plan of Reorganization and recommends that the shareholders of the Company vote "FOR" approval of the Plan of Reorganization.

Record Date; Voting Rights

         Shareholders of the Company, as reflected on the Company's stock transfer records as of the close of business on July 27, 1998 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting or any postponements or adjournments of the Special Meeting. On the Record Date, 32,312 shares of Company Common Stock were outstanding, held by six shareholders of record. In addition, the Company will issue 1,250 shares to Mr. Manley upon his exercise of certain Company stock options prior to the Effective Date. Each such share of Company Common Stock entitles its holder to one vote on each matter properly submitted to the shareholders for action at the Special Meeting. See "Plan of Reorganization -- Required Vote; Management Recommendation."

Quorum; Vote Required for Approval

      The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Approval of the Plan of Reorganization requires the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. A failure to vote, an abstention, or a broker non-vote of shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization. See "Plan of Reorganization--Required Vote; Management Recommendation."

Voting and Revocation of Proxies

      Shareholders may vote at the Special Meeting either in person or by proxy. All properly executed Proxies which have not been previously revoked will be voted at the Special Meeting, or any postponements or adjournments of the Special Meeting, in accordance with the instructions on the Proxy. Properly executed Proxies which contain no voting instructions will be voted in favor of approval of the Plan of Reorganization. As to any other matter brought before the Special Meeting and submitted to a shareholder vote, Proxies will be voted in accordance with the judgment of the named proxyholders.

      A shareholder who has executed and returned a Proxy may revoke it at any time before it is voted by filing with the Secretary of the Company written notice of such revocation or a later dated and properly executed Proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, of itself, constitute a revocation of a Proxy.

Solicitation of Proxies

      In addition to solicitation by mail, directors, officers and employees of the Company may solicit Proxies from the shareholders of the Company in person or by telephone or otherwise for no additional compensation. Zions will pay all expenses in connection with the printing and delivery of the proxy soliciting materials to the Company shareholders for the Special Meeting.

Security Ownership by Certain Beneficial Owners and Management

         As of June 30, 1998, the directors and executive officers of the Company, together with their affiliated entities, beneficially owned 25,680 shares, or approximately 79.48% of the outstanding shares of Company Common Stock. Additionally, prior to the Effective Date Mr. Manley will purchase 1,250 shares of Company Common Stock subject to stock options, as required by the Plan of Reorganization. As an inducement to Zions to enter into the Plan of Reorganization, these directors and executive officers of the Company and their affiliated entities entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization. All of these shareholders are directors of the Company. See "Plan of Reorganization--Voting Agreements" and "Information Concerning the Company and the Bank--Stockholdings of Directors, Officers and Certain Others." Such a vote will be sufficient to approve the Plan of Reorganization. If these shareholders vote their shares in favor of the Plan of Reorganization as each has agreed, approval of the Plan of Reorganization is assured.

                             PLAN OF REORGANIZATION

      This section of the Proxy Statement/Prospectus describes certain important aspects of the Plan of Reorganization. The following description is not complete and is qualified in its entirety by reference to the Plan of Reorganization, which is attached as Appendix A to this Proxy Statement/Prospectus. Certain exhibits to the Plan of Reorganization have been filed with the SEC as an exhibit to the Registration Statement. Such exhibits to the Plan of Reorganization are incorporated into this Proxy Statement/Prospectus by reference to such filing and are available upon request to Dale M. Gibbons, Executive Vice President, Zions Bancorporation. See "Where You Can Find More Information" and Appendix A to this Proxy Statement/Prospectus.

The Reorganization

      The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation (the "Holding Company Merger"), and for the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association (the "Bank Merger").

      Upon consummation of the Reorganization, Zions will issue up to a total of 230,000 shares of its Common Stock to the Company's shareholders. At the Effective Date of the Reorganization, the shares of Company Common Stock will be canceled and immediately converted into the right for Company shareholders to receive shares of Zions Common Stock. In exchange for each share of Company Common Stock that they own, Company shareholders will receive that number of shares of Zions Common Stock calculated by dividing the Merger Consideration of 230,000 shares of Zions Common Stock, subject to downward adjustment if Transaction Expenses exceed $65,000, by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization. Zions will not issue fractional shares of its Common Stock in the Reorganization. Instead, each shareholder of the Company who is entitled to a fractional share of Zions Common Stock (after aggregating all shares of Zions Common Stock to which such shareholder is entitled) will receive an amount of cash equal to the product of such fraction times $50.375. Shareholders will have no further rights as shareholders with respect to the fractional shares.

         On July 22, 1998, the closing price of Zions Common Stock on Nasdaq-NMS was $52.50 per share. On that date there were issued and outstanding 32,312 shares of Company Common Stock. An additional 1,250 shares subject to options held by Mr. Manley will be acquired by Mr. Manley by exercise prior to the Effective Date. Assuming that the Reorganization had been consummated on that date, that the Transaction Expenses had not exceeded $65,000, and that the total number of shares of Company Common Stock outstanding equaled 33,562 shares, Company shareholders under such circumstances would have been entitled to receive approximately 6.85 shares of Zions Common Stock for each share of Company Common Stock that they own, or an equivalent market value of approximately $359.63 per share of Company Common Stock. Because the Merger Consideration represents a variable amount, the precise exchange rate that the shareholders of the Company will receive in exchange for each share of Company Common Stock will not be known until the Effective Date.

Certain Definitions

      In connection with the description of the Reorganization in this Proxy Statement/Prospectus, shareholders of the Company should be aware of the following terms. The following definitions may not be complete. For a complete definition of each term, please refer to the Plan of Reorganization.

      "Bank Merger" means the merger of the Bank with and into Vectra Bank, with Vectra Bank being the surviving national banking association.

      "Effective Date" means the date which is the latest of (a) the day upon which the shareholders of the Company approve, ratify, and confirm the Holding Company Merger; (b) the first to occur of (i) the date thirty days following the date of the order of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco acting under authority delegated to it by the Board of Governors of the Federal Reserve System (collectively, the "Board of Governors") approving the Holding Company Merger; or (ii) if, under section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or (iii) the date ten days following the date on which the Board of Governors indicates its waiver of jurisdiction over the Holding Company Merger; (c) the first to occur of (1) the date thirty days following the date of the order of the Office of the Comptroller of the Currency (the "Comptroller") approving the Bank Merger, or
(2) if, under section 321(b) of the Riegle Act, the Comptroller shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; (d) if such an order shall be required by law, the date ten days following the date of the order of the Commissioner of Financial Institutions of the State of Utah (the "Commissioner") approving the transactions contemplated by the Plan of Reorganization; (e) if such an order shall be required by law, the date ten days following the date of the order of the Colorado State Banking Board (the "State Banking Board") approving the transactions contemplated by the Plan of Reorganization; (f) the date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by the Plan of Reorganization is obtained or any waiting period mandated by such order, approval, or consent has run; (g) ten days after any stay of the approvals of the Board of Governors, the Comptroller, the Commissioner, or the State Banking Board of the transactions contemplated by the Plan of Reorganization, or any injunction against closing of such transactions is lifted, discharged, or dismissed; or (h) such other date as shall be mutually agreed upon by Zions and the Company.

      "Holding Company Merger" means the merger of the Company with and into Val Cor, with Val Cor being the surviving corporation.

      "Merger Consideration" means the aggregate of 230,000 shares of Zions Common Stock to be issued to the holders of Company Common Stock upon consummation of the Holding Company Merger, except that if Transaction Expenses determined on a pre-tax basis in accordance with generally accepted accounting principles exceed $65,000, then the Merger Consideration shall be the difference between 230,000 and the number calculated by dividing such excess, net of any associated tax benefit, by $50.375.

      "Transaction Expenses" means all expenses incurred from April 1, 1998 through the Effective Date with respect to attorneys, accountants, investment bankers, consultants, brokers and finders who will have rendered services to the Company or the Bank in connection with the transactions contemplated by the Plan of Reorganization. Transaction Expenses do not include (i) the cost of the audit of the financial statements of the Company and the Bank as of the year ended December 31, 1997; (ii) the monthly accrual of the expense associated with the audit of the financial statements of the Company and the Bank as of the year ended December 31, 1998; (iii) the cost of addressing the risk that certain computer applications used by the Company and the Bank may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999; (iv) costs incurred at the request of Zions, Val Cor or Vectra Bank to prepare for the electronic and systematic conversion of data regarding the Bank to Zions' own system of electronic data processing; (v) distribution of benefits accrued for the benefit of participants in the Profit Sharing Plan of the Bank; or (vi) costs of sponsoring Broomfield High School and City of Broomfield scoreboards committed to before May 1, 1998 and related advertising costs incurred by the Bank and accounted for under generally accepted accounting principles.

Background of and Reasons for the Reorganization

      The Company. During March, April and May 1998, Chairman and President David T. Manley, Jr. discussed with the Board of Directors of the Company that the economic, business and competitive climate for banking and financial institutions had reached a state that might warrant consideration by the shareholders of the Company of a business combination transaction with a major regional banking organization. After consideration of research of bank merger and acquisition transactions, a select number of potential acquirors were identified, including, but not limited, to Zions. In evaluating potential acquirors, the Board of Directors of the Company considered a variety of factors, including, but not limited to, the following: (a) maximizing value to the Company's shareholders; (b) potential transaction structures offered by potential acquirors; (c) the risks and benefits (including tax benefits) of associating with an acquiror in a stock-for- stock transaction; (d) the ability of potential acquirors to complete the transaction, (e) the tax consequences to the Company's shareholders of a cash transaction; and (f) the effect of any proposed transaction on employees, customers, and the local community. In considering the effect of any proposed transaction on employees, customers, and the local community, the Board of Directors of the Company gave due consideration to whether a proposed transaction would result in improved banking services for the community or branch closings.

      Management of Zions contacted Mr. Manley to determine if the Board of Directors of the Company was interested in entering into a transaction with Zions. Thereafter, the Board of Directors decided to investigate the feasibility of entering into a transaction with a potential acquiror and which acquirors were active in the market. Mr. Manley identified Zions as a potential acquiror because Zions was in an acquisition mode for high performing commercial banking institutions in mountain states, including Colorado. Research of Zions and other potential acquirors was conducted. Based on the prices Zions had paid for similarly performing institutions in the past, Mr. Manley identified Zions as a favored potential acquiror. Several rounds of discussions resulted in an initial offer in March 1998 for an exchange of the stock of the Company for stock of Zions. After discussing the initial offer, the Board authorized Mr. Manley to negotiate the terms of the offer and a definitive agreement with Zions.

      In May 1998, Mr. Manley and the Board negotiated the terms of a definitive agreement with Zions. The Board met again during June 1998 to review and vote upon the Plan of Reorganization and the transactions contemplated thereby. In considering the Plan of Reorganization and the transactions contemplated thereby, the Board determined that the Zions offer would maximize value for the Company's shareholders, while providing a favorable structure for the transaction in which the Company's shareholders would receive liquid securities without triggering tax consequences (except for shareholders receiving cash in the Reorganization). Further, the Board believes that Zions is fully capable of consummating the Reorganization. Moreover, the Board believes that the Zions transaction will result in positive effects for the employees of the Company and the Bank, the customers of the Bank, and the communities in which the Bank operates. Based on the foregoing, the Board of Directors of the Company approved the Plan of Reorganization, and the Plan of Reorganization was executed on behalf of the Company and the Bank effective June 3, 1998.

       The Company Board believes that the Reorganization is fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Board of Directors of the Company unanimously approved the Plan of Reorganization and recommends that the Company shareholders vote FOR the approval and adoption of the Plan of Reorganization.

      In reaching its determination that the Reorganization is fair to, and in the best interests of, the Company and its shareholders, the Board of Directors of the Company considered a number of factors, including, without limitation, the following:

      o the current condition and growth prospects of the Company and the Bank, their historical results of operations and their prospective results of operations were the Company and the Bank to remain independent;

      o the economic, business and competitive climate for banking and financial institutions in Colorado, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industry, including the adoption by Congress of interstate branch banking;

      o the monetary value of the stock offered to the Company shareholders by Zions (i) in absolute terms, (ii) as compared to the value of other merger and acquisition pricing reported by qualified and informed investment banking organizations, and
               (iii) as compared to recent mergers and acquisitions involving other banking and financial institutions in Colorado;

      o the potential market value, liquidity and dividend yield of the Company Common Stock if the Company were to remain independent;

      o the historically greater liquidity represented by the Zions Common Stock to be received in the Reorganization;

      o the greater financial and management resources and customer product offerings of Zions which could increase the competitiveness of the combined institution in the Company's market area and its ability to serve the depositors, customers and communities currently served by the Company and the Bank;

      o the historical results of operations and financial condition of Zions and the future prospects for Zions, including anticipated benefits of the Reorganization;

      o the future growth prospects of Zions following the Reorganization; and

      o the fact that the Reorganization will be a tax-free reorganization to the Company shareholders for federal income tax purposes with respect to shareholders of the Company who receive shares of Zions Common Stock in the Reorganization (but not with respect to any cash received in the Reorganization).

      The Board of Directors of the Company unanimously recommends that shareholders vote "FOR" approval and adoption of the Plan of Reorganization.

         Zions. For Zions, the Reorganization will provide the opportunity to continue its recent expansion. Zions does not currently have any offices in Broomfield, Colorado. Zions' expansion will be evidenced by Zions' deepening its geographical base in Colorado. Additionally, the Zions' expansion in the Broomfield, Colorado area will allow Zions further to diversify its banking operations.

      The acquisition by Zions of the Company will bring together the different skills and resources of the two organizations and, together with the additional skills and resources available in the broader Zions organization, will result in the ability to make a wider spectrum of banking services available to consumers, businesses and professionals in the Company's geographic area.

Voting Agreements

      All of the directors of the Company have agreed to support the Plan of Reorganization, to recommend its adoption by the other shareholders of the Company, and to vote their shares of Company Common Stock in favor of the Plan of Reorganization. As of June 30, 1998, these four individuals beneficially owned 26,930 shares or approximately 80.24% of the outstanding shares of Company Common Stock. Such vote will be sufficient to approve the Plan of Reorganization. If these individuals vote their shares of Company Common Stock in accordance with the requirements of the voting agreements, approval of the Plan of Reorganization by the Company shareholders is assured.

      The voting agreements are applicable to the directors only in their capacities as shareholders and do not legally affect the exercise of their responsibilities as a member of the Board of Directors of the Company. The directors also agreed in their capacity as directors, subject to their fiduciary duties to shareholders, until the Effective Date of the Reorganization or termination of the Plan of Reorganization, to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Company or the Bank.

      The form of the voting agreements has been filed with the SEC as an exhibit to the Registration Statement and is incorporated in this Proxy Statement/Prospectus by reference. The foregoing summary of the agreements is qualified in its entirety by reference to such filing.

Required Vote; Management Recommendation

      Approval of the Plan of Reorganization and the Reorganization requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Because approval requires the affirmative vote of a majority of all outstanding shares of Company Common Stock, a failure to vote, an abstention, or a broker non-vote of shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization. See "Voting Agreements" immediately above for a discussion of the ownership of Company Common Stock by various officers, directors, and shareholders of the Company. The Board of Directors of the Company unanimously recommends that the Company shareholders vote "FOR" approval of the Plan of Reorganization and urges each shareholder to complete, sign and return a Proxy to ensure that his or her shares are represented at the Special Meeting.

      The Board of Directors of Zions has approved the Plan of Reorganization. In addition, Zions, as the sole shareholder of Val Cor, has approved the Holding Company Merger and the merger of Val Cor with the Company (the "Holding Company Merger"). Under the Utah Business Corporation Act, no approval of the Plan of Reorganization by the shareholders of Zions is required.

No Opinion of a Financial Advisor

      The Company's Board of Directors has not retained an independent financial advisor to evaluate the Merger Consideration offered to the Company's shareholders by Zions. However, management and the directors of the Company believe that the Merger Consideration to be paid pursuant to the Plan of Reorganization is fair to the shareholders of the Company from a financial point of view. See "Background of and Reasons for the Reorganization" above.

Conversion of Company Shares

      Under the Plan of Reorganization, Company shareholders will receive shares of Zions Common Stock. As a result of the Reorganization, the shares of Company Common Stock will be canceled and immediately converted into the right for Company shareholders to receive shares of Zions Common Stock. In exchange for each share of Company Common Stock that they own, Company shareholders will receive that number of shares of Zions Common Stock calculated by dividing the Merger Consideration of 230,000 shares of Zions Common Stock, subject to downward adjustment if Transaction Expenses exceed $65,000, by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization. Because of the variable nature of the Merger Consideration, the precise rate of exchange and the precise number of shares of Zions Common Stock that the shareholders of the Company will receive in exchange for each share of Company Common Stock will not be known until the Effective Date.

      Exchange of Stock Certificates. Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah and a subsidiary of Zions ("Zions Bank"), is the exchange agent designated by the parties in the Plan of Reorganization (the "Exchange Agent"). As the Exchange Agent, Zions Bank will, promptly after the Effective Date, mail to each holder of one or more stock certificates formerly representing shares of Company Common Stock, except to those holders who shall have waived the notice of exchange, a notice specifying the Effective Date and notifying the holder to surrender his or her certificate or certificates to Zions Bank for exchange. The notice will be mailed to holders by regular mail at their addresses on the records of the Company. Company shareholders should not send in their certificates until they receive written instructions from the Exchange Agent. However, Company shareholders should surrender their certificates promptly after receiving instructions to do so.

      Any dividends declared on Zions Common Stock after the Effective Date of the Reorganization will apply to all whole shares of Zions Common Stock into which shares of Company Common Stock will have been converted in the Reorganization. However, no former Company shareholder will be entitled to receive any dividends until he or she has surrendered his or her Company Common Stock certificates for exchange as provided in the letter of transmittal sent by the Exchange Agent. Upon surrender, the shareholder will be entitled to receive all dividends payable on the whole shares of Zions Common Stock represented by the surrendered certificate(s) (without interest on such shares and less the amount of taxes, if any, which may have been imposed or paid on such shares).

      Payment for Fractional Shares. Zions will not issue any fractional shares of its Common Stock in connection with the Reorganization. Instead, each Company shareholder who surrenders for exchange Company Common Stock certificates representing a fraction of a share of Zions Common Stock will receive, in addition to a certificate for the whole shares of Zions Common Stock represented by the surrendered certificates, cash in an amount equal to the product of the fraction times $50.375. Shareholders will have no further rights as shareholders with respect to fractional shares.

      Unexchanged Certificates. On the Effective Date of the Reorganization, the Company will close its stock transfer books, and the Company will permit or recognize no further transfers of its Common Stock. Certificates for Company Common Stock not surrendered for exchange will entitle the holder to receive, upon surrender as provided in the letter of transmittal, a certificate for whole shares of Zions Common Stock, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above, and without any interest on such shares.

Federal Income Tax Consequences of the Reorganization

      The following discussion is a summary of the material federal income tax consequences of the Reorganization to the Company and to the existing shareholders of the Company, but does not purport to be a complete analysis of all the potential tax effects of the Reorganization. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such change may be applied retroactively. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations. Shareholders of the Company are urged to consult their own tax advisors as to specific tax consequences to them of the Reorganization.

      The Reorganization is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Accordingly, the Company will not recognize gain or loss for federal income tax purposes upon completion of the Reorganization. The shareholders of the Company will have the following federal income tax consequences upon the Reorganization: (i) no gain or loss will be recognized upon the receipt of Zions Common Stock, except to the extent that cash, if any, is received in lieu of fractional shares of Zions Common Stock;
(ii) the tax basis of the Zions Common Stock to be received in the Reorganization (including any fractional share interest) will be the same as the tax basis of the Company Common Stock surrendered in exchange therefor; (iii) the holding period of the Zions Common Stock to be received in the Reorganization will include the holding period of the Company Common Stock surrendered in exchange therefor, provided the Company Common Stock was held as a capital asset on the date of the exchange; (iv) if any cash is received in lieu of a fractional share of Zions Common Stock, gain or loss will be recognized in an amount equal to the difference between the cash received and the shareholder's basis in that fractional share and such gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder; and (v) cash received by a dissenter who has perfected dissenters' rights under the Colorado Business Corporation Act, ss.ss. 7-113-101 et seq., as to his or her Company Common Stock will be treated as a distribution in redemption of such shares, subject to the provisions of Section 302 of the Code.

      The Company will receive an opinion from Slivka Robinson Waters & O'Dorisio, P.C., legal counsel to the Company (the "Slivka Opinion") as to the tax consequences of the Reorganization. No ruling will be requested from the IRS with respect to the federal income tax consequences of the Reorganization. An opinion of counsel only represents counsel's best judgment and is not binding on the IRS or the courts. Accordingly, no assurance can be given that the IRS will agree with counsel's conclusions, that the IRS will not challenge the tax treatment of the Reorganization, or that such a challenge, if made, will not be successful.

      A copy of the Slivka Opinion which will be rendered as to the material federal income tax consequences relating to the Reorganization has been filed with the SEC as an exhibit to the Registration Statement and is incorporated in this Proxy Statement/Prospectus by reference. The foregoing summary of the Slivka Opinion is qualified in its entirety by reference to such filing.

Rights of Dissenting Shareholders

      A holder of shares of Company Common Stock is entitled to exercise the rights of a dissenting shareholder under the Colorado Business Corporation Act, ss.ss. 7-113-101 et seq., to object to the Plan of Reorganization, and to make written demand that Val Cor pay in cash the fair value of the shares of Company Common Stock held as determined in accordance with such statutory provisions. The following summary is not a complete statement of the provisions of Colorado law and is qualified in its entirety by reference to such statutory provisions, which are provided in full as Appendix B to this Proxy Statement/Prospectus.

      Colorado law requires Company shareholders to follow certain prescribed procedures in the exercise of their statutory right to dissent in connection with the Reorganization. The failure by a shareholder to follow such procedures on a timely basis and in the precise manner required by Colorado law may result in a loss of that shareholder's dissenters' rights.

      Overview. Company shareholders have the right under the Colorado Business Corporation Act to dissent from the Reorganization and obtain payment of the fair value of their shares of Company Common Stock. Fair value means the value of the shares of Company Common Stock immediately before the Effective Date, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent exclusion would be inequitable. If Val Cor and a shareholder who has exercised his or her right to dissent (a "Dissenting Shareholder") are not able to agree on a fair value, Val Cor must petition a court in Boulder County, Colorado for a determination of fair value.

      Procedure for Dissenting. A shareholder wishing to dissent from the Reorganization must deliver to the Company, before the vote is taken at the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Reorganization is consummated. The written notice should be sent to the Company at 1990 West Tenth Avenue, Broomfield, Colorado 80020-1071 long enough before the Special Meeting so that the Company receives such notice before the vote is taken at the Special Meeting. A shareholder wishing to dissent must also not vote in favor of the Reorganization. If a shareholder's written notice of intent to demand payment is not received by the Company before the Special Meeting, or if the shareholder votes in favor of the Reorganization, such shareholder will not have the right to dissent and will be required to participate in the Reorganization. A vote by a shareholder at the Special Meeting against the Plan of Reorganization will not constitute notice under Colorado law of an intent to exercise appraisal rights.

      Within 10 days after the Effective Date, Val Cor will deliver to each Dissenting Shareholder a written notice instructing the Dissenting Shareholder to demand payment and send his or her Company Common Stock certificates to Val Cor. The notice will include a form for demanding payment and will show the deadline for submitting the payment demand form and the Company Common Stock certificates. The form may also show the date that the Reorganization was first announced to the news media or the shareholders, and the Dissenting Shareholder may be required to state whether or not he or she acquired his or her shares before that date.

      The Dissenting Shareholder must then properly complete and sign the payment demand form, and submit it to Val Cor along with his or her Company Common Stock certificates by the deadline shown in the notice from Val Cor. If the payment demand form and the Company Common Stock certificates are not submitted by the deadline, the shareholder will no longer be a Dissenting Shareholder and will not be entitled to receive payment of the fair value of his or her shares under the dissenters' rights provisions of Colorado law. Such a shareholder will be required to participate in the Reorganization. The payment demand form and Company Common Stock certificates should be sent to Val Cor at 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222.

      Payment for Shares. Upon the later of the Effective Date or the receipt of a Dissenting Shareholder's payment demand form and Company Common Stock certificates, Val Cor will pay such Dissenting Shareholder Val Cor's estimate of the fair value of the Company Common Stock for which certificates were submitted, plus accrued interest. Accompanying the payment will be financial information for the Company as of the end of its most recent fiscal year, as well as the latest available interim financial information. Also accompanying the payment will be a statement of Val Cor's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the Dissenting Shareholder's rights if such shareholder is dissatisfied with Val Cor's payment, and a copy of the relevant Colorado statute.

      If a Dissenting Shareholder estimates the fair value of his or her shares and the amount of accrued interest is higher than the amount paid by Val Cor, the Dissenting Shareholder may send a notice to Val Cor demanding payment of the difference between the Dissenting Shareholder's estimate and the amount paid by Val Cor. The Dissenting Shareholder may reject Val Cor's offer to pay fair value and demand payment of the Dissenting Shareholder's estimate of the fair value of his or her shares and accrued interest. If a Dissenting Shareholder does not send a notice demanding payment within 30 days after Val Cor has made its payment or offer, the Dissenting Shareholder will not have the right to receive any amount in excess of the fair value plus interest already paid or offered by Val Cor.

      Court Proceeding to Determine Fair Value. If a demand for payment remains unsettled for 60 days following Val Cor's receipt of the demand, Val Cor may petition a court in Boulder County, Colorado to determine the fair value of the shares and accrued interest. Court costs will be paid by Val Cor unless the court finds that one or more Dissenting Shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment, in which case some or all court costs may be allocated to such Dissenting Shareholder or Shareholders. Attorneys' and experts' fees may be assessed against Val Cor if the court finds that Val Cor did not comply with the applicable statute or acted arbitrarily, vexatiously or not in good faith, or such fees may be assessed against one or more Dissenting Shareholders if the same acted arbitrarily, vexatiously or not in good faith.

      Company shareholders considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their Company Common Stock determined under Colorado law could be more than, the same as, or less than their pro rata share of the merger consideration that they are entitled to receive under the Plan of Reorganization if they do not seek appraisal of their Company Common Stock.

      The foregoing is not a complete statement of the procedures to be followed by Company shareholders desiring to exercise appraisal rights and, because exercise of such rights requires strict adherence to the relevant provisions of the Colorado Business Corporation Act, each shareholder desiring to exercise appraisal rights is advised individually to consult the law (as provided in Appendix B to this Proxy Statement/ Prospectus) and comply with the relevant provisions of the law.

      Company shareholders wishing to exercise dissenters' rights are advised to consult their own counsel to ensure that they fully and properly comply with the requirements of Colorado law.

Interests of Certain Persons in the Transaction

      The Plan of Reorganization provides that after the Reorganization becomes effective Mr. Manley, currently chairman, president and chief executive officer of the Bank, will become an executive officer of Vectra Bank. Mr. Manley will enter into an employment agreement with Vectra Bank effective as of the Effective Date. The Board of Directors of the Company was aware of these interests when it considered and approved the Plan of Reorganization. The terms of the agreement will continue until the third anniversary of the commencement of the agreement. The agreement provides that Mr. Manley will receive a salary not less than $110,000 per annum. Mr. Manley will be eligible to be considered for salary increases, upon review, and will be entitled to other benefits normally afforded executive employees, including employee benefit plan participation, retirement and life insurance policies. Mr. Manley will have exclusive use of a Ford Explorer vehicle which the Bank permitted him to use in 1997, and the reasonable expenses of maintaining, insuring and garaging the vehicle will be paid by Vectra Bank. Mr. Manley will be entitled to purchase the Ford Explorer vehicle from Vectra Bank at a price equal to its book value net of accumulated depreciation on the books of Vectra Bank within thirty days after the termination of his employment under the agreement.

      The employment agreement provides for severance benefits for Mr. Manley upon the termination of his employment agreement for reasons other than completion of the employment term, his resignation, his death or disability, or "for cause" (as defined in his employment agreement). In the event of termination for reasons other than those described in the preceding sentence, Mr. Manley would receive his salary (as defined in the employment agreement) payable at the rate established in his employment agreement for the year in which termination occurs, payable until the third anniversary of the commencement of the agreement. Mr. Manley would also receive such rights as he would have accrued as of the termination date of his employment under the terms of any plans or arrangements in which he participates, reimbursement for expenses accrued as of such termination date, and the cash equivalent of paid annual leave and sick leave accrued as of such termination date.

         Under his employment agreement, Mr. Manley will agree that, during the term of his employment and until the second anniversary of the date of termination of his employment by Vectra Bank under the employment agreement, he will not (i) engage in the banking business other than on behalf of Zions or Vectra Bank or their affiliates within the market area of Adams, Arapahoe, Boulder, Denver, Douglas, Jefferson and Weld Counties, Colorado; (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Zions or Vectra Bank or their affiliates) engaged in the banking business in such market area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the respective Boards of Directors of Vectra Bank or any of its affiliates to engage in any action prohibited under (i) or (ii) above; provided, however, that employment by Bankers' Bank of the West, Denver, Colorado, will not constitute a violation of Mr. Manley's obligations under the employment agreement if he does not provide or solicit retail or wholesale services within the market area of Adams, Arapahoe, Boulder, Denver, Douglas, Jefferson and Weld Counties, Colorado or to customers or potential customers doing business in that market area.

         The Plan of Reorganization further provides that MCR, Thomas Family Partnership, LLLP, and the Bank shall have entered into a Consent to Assignment and Amendment to Lease Agreement, ("Consent and Amendment"); the Consent and Amendment was executed on June 3, 1998. The Consent and Amendment expressly permits the assignment of the lease from the Bank to Vectra Bank and the continuation of the lease agreement by Vectra Bank. The Consent and Amendment increased the rent by $1,000 per month commencing for the month after the month in which the Effective Date occurs and continuing through the 120 month term of the lease. The lease commenced on January 1, 1998. The Bank's facility is leased from MCR and Thomas Family Partnership, LLLP. The general partner of MCR, John Claus, is a shareholder and member of the Board of Directors of the Company. The general partner of Thomas Family Partnership, LLLP, Sue E. Thomas, is the wife of Don Alan Thomas, a shareholder and member of the Board of Directors of the Company. Following the Reorganization, Vectra Bank will lease the Bank's facility pursuant to the lease agreement. MCR, Thomas Family Partnership, LLLP, and the Bank believe the lease costs are competitive with those of the local marketplace.

Company Stock Options

      The Company granted Mr. Manley, chairman, president and chief executive officer of the Company, options to purchase a total of 1,250 shares of Company Common Stock. Mr. Manley entered into an agreement with Zions to exercise all such stock options to purchase Company Common Stock prior to the Effective Date of the Reorganization.

Inconsistent Activities

      The Company and the Bank have agreed that unless and until the Holding Company Merger has been consummated or the Plan of Reorganization has been terminated in accordance with its terms, neither the Company nor the Bank will
(i) solicit or encourage any inquiries or proposals by any third person to acquire more than 1% of the Company Common Stock or any capital stock of the Bank or any significant portion of the Company's or the Bank's assets (whether by tender offer, merger, purchase of assets or otherwise), (ii) afford any third party which may be considering any such transaction access to its properties, books or records except as required by law, (iii) enter into any discussions, negotiations, agreement or understanding with respect to any such transaction or
(iv) authorize or permit any of its directors, officers, employees or agents to do any of the foregoing. If the Company or the Bank becomes aware of any offer or proposed offer to acquire any of its shares or any significant portion of its assets or of any other matter which could adversely affect the Plan of Reorganization, the Holding Company Merger, or the Bank Merger, the Company is required to give immediate notice thereof to Zions and to keep Zions informed of the matter.

Conduct of Business Pending the Reorganization

      The Plan of Reorganization contains covenants, representations and warranties by the Company and the Bank as to matters which are typical in transactions similar to the Reorganization.

      Prior to the Effective Date, the Company and the Bank have each agreed that neither will without Zions' prior written consent: (i) declare or pay any cash dividends or property dividends with respect to any class of its capital stock; (ii) declare or distribute any stock dividend, authorize any stock split, authorize, issue or make any distribution of its capital stock or other securities except for the issuance of Company Common Stock upon exercise of existing stock options, or grant any options to acquire such securities; (iii) except as contemplated by the Plan of Reorganization, merge into, consolidate with or sell its assets to any other person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business or engage in any discussions concerning such a possible transaction;
(iv) convert the charter or form of entity of the Bank to any other charter or form of entity; (v) make any direct or indirect redemption, purchase or other acquisition of any of its capital stock; (vi) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any agreement or engage in any transaction, except in the ordinary course of its business; (vii) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of its business; (viii) institute or agree to any increase in the compensation of any employee, except for ordinary increases in accordance with past practices not to exceed (when aggregated with all other such increases) 4.5% per annum of the aggregate payroll as of April 1, 1998; (ix) create or modify any pension or profit-sharing plan, bonus, deferred compensation, death benefit or retirement plan, or the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; (x) enter into any employment or personal services contract with any person or firm except directly to facilitate the Reorganization; (xi) purchase any loans or loan-participation interests from, or participate in any loan originated by, any person other than the Company or the Bank; nor (xii) take any action, or allow any action to be taken, that would render delivery on the Effective Date of the officers' certificate described in the Plan of Reorganization impossible.

      The Company and the Bank have also agreed to carry on their businesses and manage their assets and property diligently in the same manner as they have previously done and to use their best efforts to preserve their business organization. Pending completion of the Reorganization or termination of the Plan of Reorganization, the Company and the Bank have agreed to provide Zions with certain information and reports and access to other information.

Conditions to the Reorganization

      The obligations of the parties to consummate the Reorganization are subject to, among other things, the satisfaction of the following conditions:
(i) the shareholders of the Company shall have authorized the Holding Company Merger; (ii) the parties shall have received all orders, consents and approvals from all requisite governmental authorities for the completion of the Reorganization; (iii) certain litigation restraining, enjoining, or prohibiting the Reorganization, as more fully specified in the Plan of Reorganization, shall not have been instituted or threatened; (iv) the registration statement to be filed by Zions under the Securities Act in connection with the registration of the shares of Zions Common Stock which will be used as consideration in connection with the Reorganization shall have become effective under the Securities Act, and Zions shall have received all required state securities laws permits and other required authorizations or confirmations of the availability of exemption from registration requirements necessary to issue Zions Common Stock in the Reorganization, and neither the Registration Statement nor any such required permit, authorization or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority; (v) the Company and Zions shall have received a written opinion from tax counsel that the Reorganization will qualify as a tax free reorganization under the Code and the regulations and rulings promulgated thereunder; and (vi) there shall be no adverse legislation or governmental regulation which would make the transaction contemplated impossible.

      The obligations of Zions, Val Cor and Vectra Bank to consummate the Reorganization are subject to satisfaction or waiver of certain additional conditions, including: (i) all representations and warranties made by the Company and the Bank in the Plan of Reorganization shall be true and correct in all material respects on the Effective Date and the Company and the Bank shall have performed all of their respective obligations under the Plan of Reorganization on or prior to the Effective Date; (ii) Slivka Robinson Waters & O'Dorisio, P.C., legal counsel to the Company, shall have rendered a legal opinion to Zions in form and substance as provided in the Plan of Reorganization; (iii) litigation counsel to the Company shall have rendered a legal opinion to Zions in form and substance as provided in the Plan of Reorganization; (iv) the Company shall have delivered to Zions all regulatory authorizations entitling the Bank to operate each of its branches; (v) during the period from March 31, 1998 to the Effective Date, there shall have been no material adverse change in the financial position or results of operations of the Company or the Bank nor shall the Company or the Bank have sustained any material loss or damage to its properties which materially affects its ability to conduct its business; (vi) on and as of the Effective Date the consolidated net worth of the Company as determined in accordance with generally accepted accounting principles shall not be less than the sum of (a) $2,917,000 and (b) the aggregate contributions to capital caused by the payments accompanying the exercise of any stock options on or after March 31, 1998; (vii) on and as of the Effective Date, the aggregate reserve for loan losses of the Bank as determined in accordance with generally accepted accounting principles shall not be less than $371,294; (viii) the CRA rating of the Bank shall be no lower than "satisfactory"; (ix) Mr. Manley shall have entered into an employment agreement with Vectra Bank in the form provided in the Plan of Reorganization; (x) the president and chief financial officer of each of the Company and the Bank shall have delivered a certificate to Zions regarding pooling matters; (xi) Zions and the Company shall have received concurrence of their respective determinations that the Reorganization contemplated by the Plan of Reorganization will qualify for "pooling of interests" accounting treatment; (xii) the audit of the consolidated accounts of the Company and the Bank by Van Dorn & Bossi, independent auditors of the Company and the Bank, as of December 31, 1997 and for the year then ended shall have been completed, and no material adverse change to the financial condition of the Company shall have been revealed, nor shall any material adjustments to the financial accounts of the Company or the Bank have been recorded, as a result thereof; and (xiii) Zions shall have received a written agreement from each "affiliate" of the Company not to sell, pledge or otherwise dispose of their shares of Company Common Stock or Zions Common Stock for specified periods prior to and subsequent to the Effective Date and except in compliance with the applicable provisions of the Securities Act.

      The obligations of the Company and the Bank to consummate the Reorganization are subject to the satisfaction or waiver of certain additional conditions, including: (i) all representations and warranties made by Zions, Val Cor and Vectra Bank in the Plan of Reorganization shall be true and correct in all material respects on the Effective Date and Zions, Val Cor and Vectra Bank shall have performed all of their respective obligations under the Plan of Reorganization on or prior to the Effective Date; (ii) Duane, Morris & Heckscher LLP, legal counsel to Zions, shall have rendered to the Company a legal opinion, in form and substance as provided in the Plan of Reorganization; (iii) during the period from March 31, 1998 to the Effective Date, there shall be no material adverse change in the financial position or results of operations of Zions nor shall Zions have sustained any material loss or damage to its properties which materially affects its ability to conduct its business; and (iv) Zions Common Stock shall be listed on Nasdaq-NMS or shall be listed on a national securities exchange, and the shares of Zions Common Stock issuable in the Holding Company Merger shall have been approved for inclusion on the Nasdaq-NMS or another national securities exchange subject only to official notice of issuance.

Representations and Warranties

      The representations and warranties of the parties contained in the Plan of Reorganization relate, among other things, to the organization and good standing of the parties; the capitalization of the parties; the authorization by the parties of the Plan of Reorganization and the Reorganization and the absence of conflict with laws or other agreements to which the respective parties are subject; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes in the condition, assets, properties or businesses since March 31, 1998 with respect to Zions, the Company and the Bank; the absence of undisclosed material liabilities; and compliance with laws. The Company has additionally warranted that since March 31, 1998 there has been no material deterioration in the quality of its consolidated loan portfolio and no material increase in the consolidated level of its nonperforming assets or non-accrual loans or in the level of its consolidated provision for credit losses or its consolidated reserve for possible credit losses. The Company has also warranted that its consolidated reserve for possible credit losses is adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of the Company.

      The parties have additionally warranted that they do not know of any facts which reasonably might materially adversely affect the respective businesses, assets, liabilities, financial condition, results of operations or prospects of the Company, the Bank, Zions, Val Cor or Vectra Bank which have not been disclosed in the financial statements or a certificate delivered to the other party.

Amendment and Waiver

      Notwithstanding prior approval by the shareholders of the Company or Vectra Bank, the Plan of Reorganization may be amended in any respect by written agreement between the parties, except that after such shareholder approval no amendment may prejudice the economic interests of the shareholders of the Company or Vectra Bank unless shareholder approval of the amendment is procured. Zions or the Company may also, at any time prior to the Effective Date, waive any condition or term of the Plan of Reorganization, unless the term or condition is required by law, provided that any such waiver must be in writing signed by the party entitled to such benefit and will be permitted only if it will not have a materially adverse effect on the benefits intended under the Plan of Reorganization to its shareholders.

Authorized Termination and Damages for Breach

      The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders of the Company, as follows: (i) by mutual consent of the parties to the Plan of Reorganization; (ii) unilaterally, by Zions if any of the representations and warranties of the Company or the Bank was materially incorrect when made or in the event of a material breach or material failure by the Company or the Bank of any covenant or agreement of the Company or the Bank contained in the Plan of Reorganization which has not been, or cannot be, cured within thirty days after written notice has been given; (iii) unilaterally, by the Company if any of the representations and warranties of Zions, Val Cor or Vectra Bank was materially incorrect when made or in the event of a material breach or material failure by Zions, Val Cor or Vectra Bank of any covenant or agreement of Zions, Val Cor or Vectra Bank contained in the Plan of Reorganization which has not been, or cannot be, cured within thirty days after written notice has been given; (iv) by either the Company or Zions if the board of directors of either has determined in good faith that the Holding Company Merger has become inadvisable or impracticable by reason of federal or state litigation to restrain or invalidate the transactions contemplated by the Plan of Reorganization; (v) by any party on or after January 31, 1999, if the Effective Date has not occurred on or before that date; or (vi) by any party if, within thirty days after the filing of the Registration Statement, the SEC shall have advised Zions that no review of the Registration Statement has been or will be made, after November 30, 1998, if the Effective Date has not occurred on or before that date.

         If either party terminates the Plan of Reorganization because any of the representations and warranties of a party was materially incorrect when made, or because of a material breach or material failure by a party of a covenant or agreement made under the Plan of Reorganization, then such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable to the other party or parties to the Plan of Reorganization not affiliated with it in the amount of $500,000.

Restrictions on Resales by Company Affiliates

         In general, Company shareholders who receive Zions shares as a result of the Reorganization will be able to sell such shares freely and without restriction. However, directors, executive officers, and 10% shareholders of the Company, who generally are considered "affiliates" of the Company, are subject to restrictions on the sales of shares received in the Reorganization. Accordingly, these shareholders will not be permitted to sell their shares of Zions Common Stock acquired in the Reorganization except under (i) an effective registration statement under the Securities Act; (ii) the provisions of Rules 144 and 145 under the Securities Act; or (iii) an exemption from the registration requirements of the Securities Act.

         Additionally, to ensure the Reorganization may be accounted for as a pooling of interests, such Company affiliates will not be permitted to sell any shares of Company Common Stock or Zions Common Stock during the 30 day period preceding the Effective Date, nor will they be permitted to sell any shares of Zions Common Stock following the Effective Date until such time as financial results covering at least 30 days of post-Holding Company Merger combined operations are published by Zions. The management of the Company will notify those persons who it believes may be deemed to be affiliates subject to the foregoing restrictions. The Plan of Reorganization requires the Company to use its best efforts to have each affiliate of the Company sign an agreement to limit that affiliate's ability to effect any such sales. Zions may place restrictive legends on certificates representing Zions Common Stock issued in the Reorganization to all persons who are deemed affiliates under Rule 145 of the Securities Act. Appropriate stop transfer instructions may be given to the transfer agent for such certificates.

Expenses

         Each party to the Plan of Reorganization will pay its own expenses, including those of its own counsel, accountants, and tax advisors, incurred in connection with the Plan of Reorganization. Zions will pay the cost of printing and delivering this Proxy Statement/ Prospectus and other material to the Company shareholders and the costs attributable to registering under federal and state securities laws its stock issuable pursuant to the Plan of Reorganization. Zions will also pay the costs incurred by the Company or the Bank at the request of Zions to prepare for the electronic and systematic conversion of data regarding the Bank to Zions' own system of electronic data processing. The Company will pay the cost of procuring the Slivka Opinion concerning the federal income tax consequences of the Reorganization.

Government Approvals

         Applications for approval (or requests for waiver of application requirements) of the Reorganization must be made to, and approvals and consents must be obtained from, appropriate federal, Utah, and Colorado regulators, including the Board of Governors, the Comptroller, the Commissioner, and the State Banking Board. Submissions have been made to each of these regulatory authorities. Federal law prohibits consummation of the Reorganization until thirty days after the approvals of the federal regulators have been obtained, except that this period may be shortened with the concurrence of the Attorney General of the United States. All regulatory approvals have not yet been obtained.

Effective Date of the Reorganization

         If the Plan of Reorganization is approved by the shareholders of the Company, the parties expect that the Reorganization will become effective in the third quarter of 1998. However, as noted above, consummation of the Reorganization is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective in the third quarter of 1998. In addition, as also noted above, the parties retain the power to abandon the Reorganization or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

Accounting Treatment

         The parties expect that the Reorganization will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16. A condition to consummation of the Plan of Reorganization is that the parties shall have received concurrence to the above effect as well as a certificate to the above effect signed by the president and chief financial officer of each of the Company and the Bank. This method of accounting views the Reorganization as a uniting of the separate ownership interests through an exchange of shares. As such, the pro forma financial information represents the combined historical financial data of Zions and the Company, subject only to certain adjustments described in the notes to the data presented.

Relationship Between Zions and the Company

         Neither Zions nor the Company is aware of any material relationship between Zions, its directors or officers or their affiliates, and the Company, its directors or executive officers or their affiliates, except as contemplated by the Plan of Reorganization or as described in this Proxy
Statement/Prospectus.

                           SUPERVISION AND REGULATION

         The information contained in this section summarizes portions of the applicable laws and regulations relating to the supervision and regulation of Zions and its subsidiaries. These summaries are not complete, and they are qualified in their entirety by reference to the particular statutes and regulations described.

Zions

         Zions is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with the Board of Governors. Under the current terms of that Act, Zions' activities, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Board of Governors determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Board of Governors is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         Bank holding companies, such as Zions, are required to obtain prior approval of the Board of Governors to engage in any new activity or to acquire more than 5% of any class of voting stock of any company. Under the Riegle-Neal Interstate Branching and Efficiency Act of 1994, as amended ("Riegle-Neal Act"), subject to approval by the Board of Governors, bank holding companies are authorized to acquire either control of, or substantial assets of, a bank located outside the bank holding company's home state. These acquisitions are subject to limitations, the most significant of which include adequate capitalization and management of the acquiring bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, existence of state laws that condition acquisitions on institutions making assets available to a "state-sponsored housing entity," and limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States or not more than 30% of the deposits in insured depository institutions within that state. States may impose more stringent deposit concentration limits, so long as those limits apply to all bank holding companies equally. The Riegle-Neal Act reaffirms the right of states to segregate and tax separately incorporated subsidiaries of a bank or bank holding company. The Riegle-Neal Act also affects interstate branching and mergers. See "Interstate Banking" below.

         The Board of Governors is authorized to adopt regulations affecting various aspects of bank holding companies. Under the general supervisory authority of the Bank Holding Company Act and directives provided in the International Lending Supervision Act of 1983, the Board of Governors has adopted capital adequacy guidelines prescribing both risk-based capital and leverage ratios.

Regulatory Capital Requirements

         Risk-Based Capital Guidelines. The Board of Governors has established risk-based capital guidelines for bank holding companies. The guidelines define Tier 1 Capital and Total Capital. Tier 1 Capital consists of common and qualifying preferred shareholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill and 50% (and in some cases up to 100%) of investment in unconsolidated subsidiaries. Total Capital consists of Tier 1 Capital plus qualifying mandatory convertible debt, perpetual debt, certain hybrid capital instruments, certain preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt up to specified limits, and a portion of the allowance for credit losses, less investments in unconsolidated subsidiaries and in other designated subsidiaries or other associated companies at the discretion of the Board of Governors, certain intangible assets, a portion of limited-life capital instruments approaching maturity and reciprocal holdings of banking organizations' capital instruments. The Tier 1 component must constitute at least 50% of qualifying Total Capital.

         Risk-based capital ratios are calculated with reference to risk-weighted assets, which include both on-balance sheet and off-balance sheet exposures. The risk-based capital framework contains four risk weight categories for bank holding company assets -- 0%, 20%, 50% and 100%. Zero percent risk-weighted assets include, generally, cash and balances due from federal reserve banks and obligations unconditionally guaranteed by the U.S. government or its agencies. Twenty percent risk-weighted assets include, generally, claims on U.S. banks and obligations guaranteed by U.S. government sponsored agencies as well as general obligations of states or other political subdivisions of the United States. Fifty percent risk-weighted assets include, generally, loans fully secured by first liens on one-to-four family residential properties, subject to certain conditions. All assets not included in the foregoing categories are assigned to the 100% risk-weighted category, including loans to commercial and other borrowers. As of year-end 1992, the minimum required ratio for qualifying Total Capital became 8%, of which at least 4% must consist of Tier 1 Capital. At March 31, 1998, Zions' Tier 1 and Total Capital ratios were 11.73% and 13.62%, respectively.

         The current risk-based capital ratio analysis establishes minimum supervisory guidelines and standards. It does not evaluate all factors affecting an organization's financial condition. Factors which are not evaluated include
(i) overall interest rate exposure; (ii) quality and level of earnings; (iii) investment or loan portfolio concentrations; (iv) quality of loans and investments; (v) the effectiveness of loan and investment policies; (vi) certain risks arising from nontraditional activities; and (vii) management's overall ability to monitor and control other financial and operating risks, including the risks presented by concentrations of credit and nontraditional activities. The capital adequacy assessment of federal bank regulators will, however, continue to include analyses of the foregoing considerations and in particular, the level and severity of problem and classified assets. Market risk of a banking organization -- risk of loss stemming from movements in market prices -- is not evaluated under the current risk-based capital ratio analysis (and is therefore analyzed by the bank regulators through a general assessment of an organization's capital adequacy) unless trading activities constitute 10 percent or $1 billion or more of the assets of such organization. Such an organization (unless exempted by the banking regulators) and certain other banking organizations designated by the banking regulators must include in its risk-based capital ratio analysis charges for, and hold capital against, general market risk of all positions held in its trading account and of foreign exchange and commodity positions wherever located, as well as against specific risk of debt and equity positions located in its trading account. Currently, Zions does not calculate a risk-based capital charge for its market risk.

          The following table presents Zions' regulatory capital position at March 31, 1998 under the risk-based capital guidelines.

                                                Risk-Based Capital
                                              (Dollars in thousands)

                                                                  Percent
                                                                  of Risk-
                                                                  Adjusted
                                                  Amount           Assets
                                                  ------          ---------

Tier 1 Capital...............................  $   739,427           11.73%
Minimum Requirement..........................      252,629            4.00
                                               -----------          ------
  Excess.....................................  $   486,798            7.73%
                                               ===========          ======

Total Capital................................  $   858,374           13.62%
Minimum Requirement..........................      505,258            8.00
                                               -----------          ------
  Excess.....................................  $   353,116            5.62%
                                               ===========          ======

Risk-Adjusted Assets,
  net of goodwill, excess deferred
  tax assets and excess allowance............  $ 6,315,727          100.00%
                                               ===========          ======

         Minimum Leverage Ratio. The Board of Governors has adopted capital standards and leverage capital guidelines that include a minimum leverage ratio of 3% Tier 1 Capital to total assets (the "leverage ratio"). The leverage ratio is used in tandem with a risk-based ratio of 8% that took effect at the end of 1992. At March 31, 1998, Zions' leverage ratio was 6.89%.

         The Board of Governors has emphasized that the leverage ratio constitutes a minimum requirement for well-run banking organizations having well-diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings, and a composite rating of 1 under the Interagency Bank Rating System. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not exhibit the characteristics of a strong, well-run banking organization described above, will be required to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Board of Governors has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indices of capital strength in evaluating proposals for expansion or new activities.

         The following table presents Zions' leverage ratio at March 31, 1998. A leverage ratio of 3% will be the minimum required for the most highly rated banking organizations, and according to the Board of Governors, other banking organizations would be expected to maintain capital at higher levels.

                                                  (Dollars in thousands)
                                                                   Percent
                                                                  of Average
                                                                  Assets, Net
                                                Amount            of Goodwill
                                                ------            -----------

Tier 1 Capital.............................  $   739,427               6.89%
Minimum Requirement........................      321,985               3.00
                                             -----------             ------

Excess.....................................  $   417,442               3.89%
                                             ===========             ======

Average Assets, net of goodwill and
  deferred tax assets......................  $10,732,823             100.00%
                                             ===========             ======

         Other Issues and Developments Relating to Regulatory Capital. Under such authority and directives provided in the International Lending Supervision Act of 1983, the Comptroller, the FDIC and the Board of Governors have issued regulations establishing the capital requirements for banks under federal law. The regulations, which apply to Zions' banking subsidiaries, establish minimum risk-based and leverage ratios which are substantially similar to those applicable to Zions.

         The Federal Deposit Insurance Corporation Improvement Act of 1991, as amended ("FDICIA") requires the federal banking regulators to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Implementing regulations adopted by the federal banking agencies define the capital categories for banks which will determine the necessity for prompt corrective action by the federal banking agencies. A bank may be placed in a capitalization category that is lower than is indicated by its capital position if it receives an unsatisfactory examination rating with respect to certain matters, except that it may not be categorized as critically undercapitalized unless actually indicated by its capital position.

         Failure to meet capital guidelines could subject a bank to a variety of restrictions and enforcement remedies. All insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of critically undercapitalized, significantly undercapitalized and certain undercapitalized banks are required to obtain the approval of the Board of Governors before paying capital distributions to their shareholders. Moreover, a bank that is not well capitalized is generally subject to various restrictions on "pass through" insurance coverage for certain of its accounts and is generally prohibited from accepting brokered deposits and offering interest rates on any deposits significantly higher than the prevailing rate in its normal market area or nationally (depending upon where the deposits are solicited). Such banks and their holding companies are also required to obtain regulatory approval prior to their hiring of senior executive officers.

         Banks which are classified undercapitalized, significantly undercapitalized or critically undercapitalized are required to submit capital restoration plans satisfactory to their federal banking regulator and guaranteed within stated limits by companies having control of such banks (i.e., to the extent of the lesser of five percent of the institution's total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with its capital restoration plan, until the institution is adequately capitalized on average during each of four consecutive calendar quarters), and are subject to regulatory monitoring and various restrictions on their operations and activities, including those upon asset growth, acquisitions, branching and entry into new lines of business and may be required to divest themselves of or liquidate subsidiaries under certain circumstances. Holding companies of such institutions may be required to divest themselves of such institutions or divest themselves of or liquidate nondepository affiliates under certain circumstances. Critically undercapitalized institutions are also prohibited from making payments of principal and interest on debt subordinated to the claims of general creditors as well as to the mandatory appointment of a conservator or receiver within 90 days of becoming critically undercapitalized unless periodic determinations are made by the appropriate federal banking agency, with the concurrence of the FDIC, that forbearance from such action would better protect the affected deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal banking agency with the concurrence of the FDIC, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

Other Regulatory and Supervisory Issues

         Under FDICIA, the federal banking agencies have adopted regulations or guidelines prescribing standards for safety and soundness of insured banks and in some instances their holding companies, including standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings, as well as other operational and managerial standards deemed appropriate by the agencies. Upon a determination by a federal banking agency that an insured bank has failed to satisfy any such standard, the bank will be required to file an acceptable plan to correct the deficiency. If the bank fails to submit or implement an acceptable plan, the federal banking agency may, and in some instances must, issue an order requiring the institution to correct the deficiency, restrict its asset growth or increase its ratio of tangible equity to assets, or impose other operating restrictions.

         FDICIA also contains provisions which, among other things, restrict investments and activities as principal by state nonmember banks to those for which national banks are eligible, impose limitations on deposit account balance determinations for calculating interest, and require the federal banking regulators to prescribe, implement or modify standards for extensions of credit secured by liens on interests in real estate or made for financing construction of a building or other improvements to real estate, loans to bank insiders, regulatory accounting and reports, internal control reports, independent audits, exposure on interbank liabilities, contractual arrangements under which institutions receive goods, products or services, deposit account-related disclosures and advertising as well as to impose restrictions on federal reserve discount window advances for certain institutions and to require that insured depository institutions generally be examined on-site by federal or state personnel at least once every 12 months.

         In connection with an institutional failure or FDIC rescue of a financial institution, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") grants to the FDIC the right, in many situations, to charge its actual or anticipated losses against commonly controlled depository institution affiliates of the failed or rescued institution (although not against a bank holding company itself).

         The nature of the banking and financial services industry, as well as banking regulation, may be further affected by various legislative and regulatory measures currently under consideration. The most important of such measures include legislation designed to permit increased affiliations between commercial and financial firms (including securities firms) and federally-insured banks, reduce regulatory burdens on financial institutions and eliminate or revise the features of the specialized savings association charter. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what the effect of their adoption will be on Zions or its subsidiaries.

Deposit Insurance and Other Assessments

         Insured banks (including the bank subsidiaries of Zions) are required to make quarterly deposit insurance assessment payments to the Bank Insurance Fund (the "BIF"), and most savings associations to the Savings Association Insurance Fund (the "SAIF"), under a risk-based assessment system established by the FDIC. (In addition, certain banks must also pay deposit insurance assessments to the SAIF and certain savings associations, to the BIF alone or to both funds.) Under this system, each institution's insurance assessment rate is determined by the risk assessment classification into which it has been placed by the FDIC. The FDIC places each insured institution in one of nine risk assessment classifications based upon its level of capital and supervisory evaluations by its regulators: "well capitalized," "adequately capitalized" or "less than adequately capitalized" institutions, with each category of institution divided into subcategories of institutions which are either "healthy," of "supervisory concern" or of "substantial supervisory concern." Those institutions deemed weakest by the FDIC are subject to the highest assessment rates; those deemed strongest are subject to the lowest assessment rates. The FDIC establishes semi-annual assessment rates with the objective of enabling the affected insurance fund to achieve or maintain a statutorily-mandated target reserve ratio of 1.25% of insured deposits. In establishing assessment rates, the FDIC Board of Directors is required to consider (i) expected operating expenses, case resolution expenditures and income of the FDIC; (ii) the effect of assessments upon members' earnings and capital; and (iii) any other factors deemed appropriate by it.

         At June 30, 1998, both BIF- and SAIF-assessable deposits were subject to an assessment schedule providing for an assessment range of 0% to .27% (with intermediate rates of .03%, .10%, .17% and .24%, depending upon an institution's supervisory risk group). Both BIF and SAIF assessment rates are subject to semi-annual adjustment by the FDIC Board of Directors within a range of up to five basis points without public comment. The FDIC Board of Directors also possesses authority to impose special assessments from time to time.

         In addition to the payment of deposit insurance assessments, depository institutions are required to make quarterly assessment payments to the FDIC on both their BIF and SAIF assessable deposits which will be paid to the Financing Corporation, established by the Federal Housing Finance Board under FIRREA, to enable it to pay interest and certain other expenses on bonds which it issued to facilitate the resolution of failed savings associations. Under the Federal Home Loan Bank Act, the Financing Corporation, with the approval of the FDIC Board of Directors, establishes assessment rates based upon estimates of (i) expected operating expenses, case resolution expenditures and income of the Financing Corporation; (ii) the effect of assessments upon members' earnings and capital; and (iii) any other factors deemed appropriate by it. Additionally, the Financing Corporation is required to assess BIF-assessable deposits at a rate one-fifth the rate applicable to SAIF-assessable deposits until the first to occur of the merger of the BIF and SAIF funds or January 1, 2000. At June 30, 1998, assessment rates were set at 1.22 basis points annually for BIF-assessable deposits and 6.10 basis points annually for SAIF-assessable deposits.

Interstate Banking

         Existing laws and various regulatory developments have allowed financial institutions to conduct significant activities on an interstate basis for a number of years. During recent years, a number of financial institutions have expanded their out-of-state activities and various states and the Congress have enacted legislation intended to allow certain interstate banking combinations.

         The Riegle-Neal Act dramatically affects interstate banking activities. As discussed previously, the Riegle-Neal Act allows the Board of Governors to approve the acquisition by a bank holding company of control or substantial assets of a bank located outside the bank holding company's home state. Since June 1, 1997, and earlier where permitted by applicable state law, an insured bank has been authorized to apply to the appropriate federal agency for permission to merge with an out-of-state bank and convert the branch offices of the out-of-state bank to those of its own or, alternatively, convert its branch offices to those of the out-of-state bank, unless its home state or the home state of the out-of-state bank had adopted qualifying legislation barring this form of interstate expansion by June 1, 1997.

         Interstate mergers authorized by the Riegle-Neal Act are subject to conditions and requirements, the most significant of which include adequate capitalization and management of the acquiring bank or bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, and limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States and not more than 30% of the deposits in insured depository institutions within that state. States may impose more stringent deposit concentration limits, so long as those limits apply to all bank holding companies equally. Additional requirements placed on mergers include conformity with state law branching requirements and compliance with "host state" merger filing requirements to the extent that those requirements do not discriminate against out-of-state banks or out-of-state bank holding companies.

         The Riegle-Neal Act also permits banks to establish and operate a "de novo branch" in any state that expressly permits all out-of-state banks to establish de novo branches in such state, if the law applies equally to all banks. (A "de novo branch" is a branch office of a national bank or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger, or consolidation.) Utilization of this authority is conditioned upon satisfaction of most of the conditions applicable to interstate mergers under the Riegle-Neal Act, including adequate capitalization and management of the branching institution, satisfaction with certain filing and notice requirements imposed under state law and receipt of federal regulatory approvals.

         Under FIRREA, bank holding companies may acquire savings associations (including savings and loan associations and federal savings banks) without geographic restriction under the Bank Holding Company Act.

         Bank holding companies whose home state is Utah are authorized to acquire control of depository institutions and depository institution holding companies located in other states. Colorado law authorizes an out-of-state bank holding company, with the prior approval of the Division, to acquire a Colorado bank holding company whose operations are principally conducted within the state irrespective of the number of years the depository institution subsidiaries of the Colorado bank holding company have been in operation provided that at the time of acquisition, the out-of-state bank holding company will not control more than 25 percent of the aggregate deposits made in federally-insured banks, savings and loan associations, federal savings banks, industrial banks, bank holding companies, thrift holding companies and industrial bank holding companies located in the state and certain other requirements are satisfied.

                                 MONETARY POLICY

         The earnings of Zions and the Company are directly affected by the monetary and fiscal policies of the federal government and governmental agencies. The Board of Governors has broad powers to expand and constrict the supply of money and credit and to regulate the reserves which its member banks must maintain based on deposits. These broad powers are used to influence the growth of bank loans, investments and deposits, and may affect the interest rates which will prevail in the market for loans and investments and deposits. Governmental and Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. The future impact of such policies and practices on the growth or profitability of Zions and the Company cannot be predicted.

                   INFORMATION CONCERNING ZIONS BANCORPORATION

Selected Financial Data

         The following unaudited table of selected financial data should be read in conjunction with the related notes included herein and Zions' consolidated financial statements and the related notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "Zions Documents Incorporated by Reference."

ZIONS BANCORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share and ratio data)

                                              As of, and for the Three                    As of, and for the
                                              Months Ended March 31,                    Year Ended December 31,
                                            --------------------------------------------------------------------------------------
                                                 1998        1997         1997        1996        1995         1994        1993
                                                 ----        ----         ----        ----        ----         ----        ----
EARNINGS SUMMARY
Taxable-equivalent net interest income      $    110,812 $    84,643  $   358,676 $   296,372 $   238,880  $   203,313 $   178,636
Net interest income                              107,943      82,898      351,799     289,166     233,547      198,606     174,657
Noninterest income                                43,794      34,136      143,167     114,270      88,811       73,202      79,880
Provision for loan losses                          3,256       1,835        6,175       4,640       3,000        2,181       2,993
Noninterest expenses (1)                          95,414      68,176      301,218     235,272     195,186      174,900     167,750
Income taxes                                      16,626      16,438       65,211      56,101      41,787       30,900      27,248
Income before cumulative effect of changes
     in accounting principles                     36,441      30,585      122,362     107,423      82,385       63,827      56,546
Cumulative effect of changes in
     accounting principles (2)                        --          --            -           -           -            -       1,659
Net income                                        36,441      30,585      122,362     107,423      82,385       63,827      58,205

COMMON STOCK DATA Earnings per
  common share:
Income before cumulative effect of
     changes in accounting principles
     - diluted                              $        .52 $       .45  $      1.89        1.68        1.37         1.09         .99
Net income - basic                                   .53         .46         1.92        1.70        1.39         1.11        1.03
Net income - diluted                                 .52         .45         1.89        1.68        1.37         1.09        1.02
Dividends declared per share                         .12         .11          .47        .425       .3525          .29        .245
Dividend payout ratio (%)                          22.75%      20.89%       23.20%      23.27%      24.95%       27.06%      21.81%
Book value per share at period end                 10.48        8.75        10.25        8.72        7.46         6.28        5.50
Market to book value at period end (%)                                     442.73%     298.17%     268.90%      142.83%     168.18%
Average common shares outstanding             69,102,000  66,334,000   63,868,000  63,194,000  59,435,000   57,754,000  56,636,000
Weighted average common and common
     equivalent shares outstanding
     during the period                        70,159,000  68,025,000   64,629,000  63,787,000  60,013,000   58,404,000  57,120,000
Common shares outstanding at period end       69,075,665  67,641,324   63,962,100  63,468,480  62,773,280   58,238,208  56,805,468

AVERAGE BALANCE SHEET DATA
Money market investments                     $ 1,589,899 $ 1,574,842  $ 1,490,772 $   923,670 $   945,842  $   869,709 $   788,694
Securities                                     2,948,283   2,313,412    2,575,295   1,977,875   1,665,500    1,545,704   1,209,165
Loan and leases, net                           5,433,927   4,248,672    4,341,674   3,432,347   2,662,753    2,574,995   2,222,182
Total interest-earning assets                  9,972,109   8,136,926    8,407,741   6,333,892   5,274,095    4,990,408   4,220,041
Total assets                                  10,944,611   8,811,521    9,214,155   6,914,213   5,779,025    5,456,613   4,643,918
Interest-bearing deposits                      5,686,951   4,173,813    4,410,491   3,653,420   3,095,714    2,744,976   2,449,275
Total deposits                                 9,799,027   5,470,654    5,783,370   4,731,889   3,963,702    3,583,094   3,178,926
FHLB advances and other borrowings
  over one year                                  155,287      71,520      136,381      87,700      96,305      118,607     111,974
Long-term debt                                   277,934     255,024      257,779      55,187      57,506       59,493      75,623
Total interest-bearing liabilities             8,233,290   6,803,097    7,067,324   5,208,318   4,397,582    4,197,865   3,556,746
Shareholders' equity                             709,097     597,689      615,535     512,739     407,498      339,181     286,331

PERIOD END BALANCE SHEET DATA
Money market investments                    $  1,154,038 $ 1,046,568  $   814,088 $   613,429 $   687,251  $   403,446 $   597,680
Securities                                     2,622,465   2,276,470    2,712,094   1,983,643   1,694,669    1,663,433   1,258,939
Loans and leases, net                          5,649,602   4,450,448    4,871,650   3,837,149   3,068,057    2,391,278   2,486,346
Allowance for loan losses                         91,857      81,113       80,481      76,803      73,437       67,018      68,461
Total assets                                  10,611,585   8,508,537    9,521,770   7,116,413   6,095,515    4,934,095   4,801,054
Total deposits                                 7,799,027   5,728,585    6,854,462   5,119,692   4,511,184    3,705,976   3,432,289
FHLB advances and other borrowings
  over one year                                  121,421      69,530      210,681      81,875      95,817      101,571     152,109
Long-term debt                                   276,387     258,704      258,566     251,620      56,229       58,182      59,587
Shareholders' equity                             723,814     591,581      655,460     554,610     469,678      365,770     312,592


                                                    As of, and for
                                                      the Three                             As of, and for the
                                                 Months Ended March 31,                    Year Ended December 31,
                                                 ----------------------   ---------------------------------------------------------
                                                   1998        1997         1997        1996        1995         1994        1993
                                                   ----        ----         ----        ----        ----         ----        ----
Nonperforming assets:
     Nonaccrual loans                             $16,807    $ 13,851     $ 11,907    $ 12,704     $10,875      $13,635  $23,364
     Restructured loans                             1,222       1,608          691         857         249          567    4,006
     Other real estate owned and other
          nonperforming assets                      2,377       2,524        3,371         138       1,609        4,741    3,267
     Total nonperforming assets                    20,406      17,983       15,969      13,699      12,733       18,943   30,637
Accruing loans past due 90 days or more            11,714       5,638        9,944       3,563       5,309        3,041   10,821

SELECTED RATIOS
Net interest margin (3)                              4.51%       4.22%        4.27%       4.68%       4.53%        4.07%    4.23%
Return on average assets                             1.35%       1.41%        1.33%       1.55%       1.43%        1.17%    1.25%
Return on average common equity                     20.84%      20.75%       19.88%      20.95%      20.22%       18.82%   20.33%
Ratio of average common equity to average assets     6.48%       6.78%        6.68%       7.42%       7.05%        6.22%    6.17%
Tier I risk-based capital - period end              11.73%      13.95%       11.74%      14.16%      11.33%       11.81%   10.85%
Total risk-based capital - period end               13.62%      16.52%       13.75%      17.52%      14.03%       14.96%   14.12%
Leverage ratio - period end                          6.89%       8.09%        6.75%       8.70%       6.33%        6.24%    5.44%
Ratio of nonperforming assets to total
     assets - period end                              .19%        .21%         .17%        .19%        .21%         .38%     .64%
Ratio of nonperforming assets to net loans and
     leases and other real estate owned and
     other nonperforming assets at period end         .36%        .40%         .33%        .36%        .41%         .79%    1.23%
Ratio of net charge-offs (recoveries) to average
     loans and leases                                 .05%        .17%         .19%        .11%        .10%         .19%   (.23)%
Ratio of allowance for loan losses to net loans
     and leases outstanding at period end            1.63%       1.82%        1.65%       2.00%       2.39%        2.80%    2.75%
Ratio of allowance for loan losses to
     nonperforming loans at period end             509.50%     524.70%      638.84%     566.35%     660.17%      471.89%  250.13%

(1) Noninterest expenses for the year ended December 31, 1993 included a one-time expense of $6,022,000 in the first quarter of 1993, related to the early extinguishment of debt which was necessitated by the decision in March 1993 to notify holders of floating rate notes totaling $37,450,000 and industrial revenue bonds totaling $4,720,000 that the debt would be redeemed during the second quarter of 1993. The expense consisted of marking to market an interest rate exchange agreement entered into several years earlier in conjunction with the issuance of the floating rate notes and writing off deferred costs associated with the notes and bonds. Early redemption of the bonds and notes in the second quarter of 1993 allowed Zions Bancorporation to avail itself of lower cost funding.

(2) Cumulative effect of changes in accounting principles for the year ended December 31, 1993 resulted from the cumulative effect of changes in accounting principles in the first quarter of 1993, arising from the adoption as of January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 109, "Accounting for Income Taxes." The election of immediate recognition of the cumulative effect (transition obligation) of such change in accounting method for postretirement benefit other than pensions of SFAS No. 106 decreased pretax and after-tax net income by $5,760,000 and $3,631,000, respectively. In addition to the $2,129,000 deferred tax benefit resulting from the adoption of SFAS No. 106 the election to apply SFAS No. 109 prospectively and not restate prior years resulted in net deferred tax benefits of $5,290,000 for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

(3) Net interest margin represents net interest income on a taxable-equivalent basis as a percentage of average earning assets.


Stock Prices and Dividends on Zions Common Stock

         Zions Common Stock is traded on the Nasdaq-NMS under the symbol "ZION". The following table provides the high and low daily sales prices for Zions Common Stock for the periods indicated, in each case as reported by the Nasdaq Stock Market, and the cash dividends per share declared on Zions Common Stock for such periods.

                                                                     Cash
                                                                     Dividends
                                               High        Low       Declared

1996
First Quarter ............................. $ 19.81      $ 16.69        $.1025
Second Quarter.............................   19.75        17.00         .1025
Third Quarter..............................   22.44        18.00         .11
Fourth Quarter.............................   26.00        21.94         .11
                                                                        ------
                                                                        $.425
                                                                        ======

1997
First Quarter.............................. $ 33.25      $ 25.69        $.11
Second Quarter.............................   37.63        28.38         .12
Third Quarter..............................   41.13        34.69         .12
Fourth Quarter.............................   46.00        37.63         .12
                                                                        ------
                                                                        $.47
                                                                        ======

1998
First Quarter.............................. $ 55.69      $ 39.56        $.12
Second Quarter.............................   53.13        48.06         .14
Third Quarter (through July 22, 1998)......   57.25        52.50          --

         On June 3, 1998, the last trading date prior to the public announcement of the Reorganization, the closing sale price for the Zions Common Stock was $49.375. On July 22, 1998, the last trading date before this Proxy Statement/Prospectus was sent to the printers, the closing sale price for the Zions Common Stock was $52.50. On July 22, 1998, there were approximately 75,046,917 shares of Zions Common Stock outstanding, held by approximately 5,693 shareholders of record.

         While Zions is not obligated to pay cash dividends, Zions' Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

                 INFORMATION CONCERNING THE COMPANY AND THE BANK

General

         Eagle Bank (hereafter referred to as the "Bank") was organized under the laws of the State of Colorado in July 1985 as a national association to engage in commercial banking under the name Eagle National Bank. In June 1992, the Bank converted from a national bank to a state bank chartered under the laws of the State of Colorado. The Bank is a wholly-owned subsidiary of Eagle Holding Company (hereafter referred to as the "Company"). The Company was incorporated in November 1996. The Company became a registered bank holding company under the Bank Holding Company Act on January 31, 1997. As of June 30, 1998, the outstanding common stock of the Company was owned by six shareholders of record with 32,312 shares issued and outstanding. Since its formation, the activities of the Company have been limited to ownership and operation of the Bank. As a registered bank holding company, the Company is subject to regulation and examination by the Board of Governors of the Federal Reserve System and the Division of Banking for the State of Colorado. The Bank is subject to regulation and examination by the Federal Deposit Insurance Corporation (the "FDIC") and the Division of Banking for the State of Colorado.

         Since its inception, the Bank has grown to become a strong community bank, with over $40 million in assets. Over the past several years, the bank has prospered by establishing and maintaining beneficial relationships with large and small commercial businesses and increasing the Bank's visibility as a small business, construction, real estate and commercial lending bank in the Bank's geographic area.

         The Bank serves its depositors and customers by delivering a broad range of traditional retail, deposit, and loan services through its location. The main, and only, office of the Bank is located at 1990 West Tenth Avenue, Broomfield, Colorado.

The Bank

         The Bank is located in the county of Boulder in the state of Colorado. As of March 31, 1998, the Bank had total assets of $40.79 million, total deposits of $37.46 million, and total stockholders' equity of $2.89 million. Over the period from December 31, 1996 to December 31, 1997 the Bank experienced continued growth. Assets and deposits grew at a 34.1% and 32.9% compound annual rate, respectively. The Company has continually improved its profitability over the last year achieving a 1.98% annualized return on average assets in the last year.

         Total assets of the Bank have grown from $30.97 million at December 31, 1996, to $41.50 million at December 31, 1997. For this same period, the Bank's net income after taxes was $688,823 compared to $333,358 for the same period in 1996. On December 31, 1997, deposits were $38,189,014 and net loans were $26,899,261 compared to $28,744,540 and $19,354,110 respectively, at December 31, 1996. Net interest income for 1997 was $2.27 million compared to $1.58 million for 1996.

         Technology. Management of the Bank believes that investments in technology improve the service provided by the Bank to its depositors and customers. The Bank has installed an automatic teller machine at its location. In addition, the Bank has an agreement with US Bank to use their on-site ATM machines without assessing any initial transaction fee to customers. The Bank also has invested in computers and network capabilities. However, management of the

Bank believes that affiliation with a larger banking organization is necessary to keep pace with rapidly changing technologies and services.

         Market Areas Served. The Bank's facility is located in Broomfield, Colorado. This location includes a drive-up facility and an ATM machine. Broomfield is a community with a population of greater than 30,000 located off of the highway connecting Denver to Boulder. The Boulder corridor is one of the strongest real estate markets in Denver and Colorado. Business conditions are excellent and growth is very high in the entire Colorado market place. Colorado, Denver and Boulder have all enjoyed strong economic trends over the past three years.

         The City of Broomfield is located in the center of this market and benefits by its proximity to the Denver and Boulder markets. The Interlocken Business park located in Broomfield is nationally known as a premier business facility and has experienced tremendous growth and is expected to continue in the future. It has become known as the high tech corridor including major companies such as Sun Microsystems, Level 3 Communications and many others. There is a new regional mall to be completed in the next two years, two additional golf courses, many acres of open space and a new resort hotel under construction.

         Additionally, Broomfield has many other noteworthy strengths: growth in housing, high occupancy rates for commercial and residential real estate as well as low unemployment rates. Home valuations in Broomfield have continued to rise at approximately 8% to 10% per year. Real estate in this market has reasonable time frames of around 90 days on the market. Retail sales are also strong. All of these indicate a generally strong local market.

         The Broomfield household income averages $61,200 according to the HMDA report in June 1997. Businesses report strong sales and steady operating margins. Occupancy of local apartment complexes is continuing to stay around 95% with additional developments completed this year. There are many single-family residential projects in process and yet to be completed.

         The personal lifestyles of the residents of Broomfield include many activities. This is a family oriented community offering excellent sports programs, strong school systems, community involvement and services for young and old, as well as many recreational opportunities. The close proximity to Boulder, the mountains and Denver add the best in additional recreational and cultural activities that attract people to this community.

         Loans. The Bank follows a uniform credit policy for its loans which sets forth underwriting and loan administration criteria, including levels of loan commitments, loan types, credit criteria, concentration limits, loan administration, loan review and grading and related matters. The Bank monitors asset quality utilizing an internal and external loan review program. Interest rates charged on loans vary with the degree of risk, maturity, underwriting and servicing costs, loan amount and extent of other banking relationships maintained with customers, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. At December 31, 1997, approximately 49.4% of the Bank's loan portfolio for loans due after one year had interest rates that float daily with the Bank's base rate or some other published reference rate.

         In the ordinary course of business, the Bank enters into various types of transactions that include commitments to extend credit and stand by letters of credit. The Bank uses the same credit policies in underwriting these commitments as it uses in all its lending activities and includes these commitments in its lending risk evaluations. The Bank's exposure to credit loss under commitments to extend credit is represented by the amount of the commitments. Under applicable federal and state law, permissible loans by the Bank to one borrower were limited to an aggregate of $450,000 at December 31, 1997.

         Loan Portfolio. The following table sets forth the classification of loans of the Bank by major categories at the dates indicated.

(In Thousands)                          March 31,             December 31,
                                          1998              1997          1996
                                        --------          --------      ------

Commercial                              $   9,675         $  8,525     $  6,332
Construction                                4,777             4,94        2,045
Real Estate Mortgage                       11,134           11,413        7,674
Consumer                                    2,368            2,434        3,514
                                        ---------         --------      -------

Total Loans                             $  27,954         $ 27,315      $19,565

Less Unearned Income                          (33)             (38)         (12)
Less Allowance for Loan Losses               (371)            (378)        (199)
                                        ---------         --------      -------

Net Loans                               $  27,550         $ 26,899      $19,354
                                        =========         ========      =======

         The Bank's focus has been on Small Business Administration ("SBA"), commercial and consumer loans. The Bank primarily accepts real estate as collateral, but also accepts accounts receivable, inventory, furniture, fixtures and equipment.

         Over the years, the Bank has developed a reputation as a leading SBA lender in the State of Colorado and has been designated as a Preferred Lending Participant ("PLP") by the SBA. The Bank generates SBA 7(a), 504 and LoDoc loans in the portfolio primarily to small businesses needing equipment, working capital or real estate financing. During 1996 and 1997, the Bank generated $2.7 million and $13.3 million, respectively, from SBA loans.

         The real estate loan category consists principally of improved residential real estate and commercial owner occupied real estate loans. The Bank makes some land loans but is not actively engaged in the origination of first mortgage loans for single family homes. The Bank does not have a mortgage loan department.

         Personal loans and credit lines represent a small percentage of total loans. These loans are typically to individuals for non-business purposes (such as household, family and other personal purposes), including new and used car loans. The Bank has minimal student loans. For the past several years, the Bank's strategy has been to focus on floating rate loans with maturities up to five years. Accordingly, a majority of the Bank's existing loans are floating rate loans. Most floating rate loans have interest rates from prime to 3.0% over prime as reported in the Wall Street Journal. Of the Bank's $28 million of outstanding credit commitments and $9.5 million of unfunded commitments at December 31, 1997, the majority were loans with floating rates.

         The following table presents at December 31, 1997, loans by maturity. Actual maturities may differ from the contractual maturities as a result of renewals and prepayments. In addition, all loans due after one year that have predetermined interest rates and that have floating or adjustable rates are shown below:

(In Thousands)

MATURITY                                             December 31, 1997
--------                                             -----------------

Less than 1 year                                          $  9,971

One year to 5 years                                          8,878

Over 5 years                                                 8,466
                                                          --------

         TOTAL                                            $ 27,315
                                                          ========

LOANS DUE AFTER ONE YEAR

Fixed interest rate                                       $  8,774

Floating rate                                             $  8,570

         Approximately $16,356,000 at December 31, 1997, and $9,719,000 at
December 31, 1996, represent loans collateralized by real estate.

         Non-Performing Assets. The Bank knows of no material loans that are now current where there are serious doubts as to the ability of the borrower to comply with present loan repayment terms. At March 31, 1998, the Bank had total criticized assets (i.e. non-performing, doubtful, substandard, or loss loans) of $342,000, representing 1.22% of total loans and 11.72% of capital.

                                                                                         March 31,    December 31,
                                                                                         ---------   --------------
                                                                                           1998      1997      1996
                                                                                           ----      ----      ----
                                                              (Dollars in thousands)

Non performing loans:
     Loans 90 days or more delinquent and still accruing.................................  $ --     $  54     $ 87
     Nonaccrual loans....................................................................   342        86       28
     Troubled debt restructurings........................................................    --        --       --
                                                                                           ----     -----     ----
         Total nonperforming loans.......................................................  $342     $ 140     $115
                                                                                           ====     =====     ====



Other real estate owned..................................................................  $ --      $  --      $  --
Other assets acquired by foreclosure.....................................................    --         --         --
                                                                                           -----     -----      -----
         Total nonperforming assets......................................................  $ 342     $ 140      $ 115
                                                                                           =====     =====      =====

Allowance for loan losses................................................................  $ 371     $ 378      $ 199
                                                                                           =====     =====      =====

Ratio of total nonperforming assets to total assets......................................   0.84%     0.34%      0.37%
Ratio of total nonperforming loans to total loans........................................   1.22%     0.51%      0.59%
Ratio of allowance for loan losses to total loans........................................   1.33%     1.39%      1.02%
Ratio of allowance for loan losses to total nonperforming loans.......................... 108.48%   270.00%    173.04%

         Non-performing loans. Non-performing loans consist of loans 90 days or more delinquent and still accruing interest, non-accrual loans and troubled debt restructurings. At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized totaled $86,000 and $28,000, respectively.

         Non-accrual loans are loans on which the accrual of interest has been discontinued. When, in the opinion of the Bank management, a reasonable doubt exists as to the full, timely collection of interest or principal, regardless of the delinquency status of a loan, the accrual of interest income is discontinued and all interest previously accrued, but not collected, is reversed against current period interest income. While the loan is on a non-accrual status, interest income is recognized only upon receipt and only if, in the judgment of management, future collection of principal is probable. Loans 90 days or more delinquent are changed to non-accrual status unless the loan is in the process of collection and management determines that full collection of principal and accrued interest is probable. Interest accruals are resumed on non-accrual loans only when, in the judgment of the Bank management, the loans are estimated to be fully collectible as to both principal and interest.

         Additional interest income on non-accrual loans that would have been recognized in 1997 had the loans been current in accordance with their original terms was not material. No interest income was collected in 1997 on non-accrual loans.

         Troubled debt restructurings are loans that have been re-negotiated to provide a reduction or deferral of interest or principal balance because of a deterioration in the financial position of the borrower.

         Other Real Estate Owned. Other real estate owned ("OREO") includes property acquired in foreclosure proceedings or under agreements with delinquent borrowers. There is no other real estate owned by the Bank.

         Analysis of Allowance for Loan Losses. The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Charge off(s) or recoveries are charged or credited directly to the allowance. In general, the amount charged to earnings each year, if any, by the Bank is based on the Bank management's judgment, which takes into consideration a number of factors, including: (a) the Bank's historic loss experience in relation to outstanding loans and the existing level of the allowance; (b) recommendations by the Bank's external auditors; and (c) estimates by lending officers of the true dollar loss exposure on classified loans. At March 31, 1998, the Bank had an allowance for loan losses of $371,294.

         The following table sets forth the historical relationship between the Bank's loan charge off(s) and recoveries and allowance for loan losses at the dates indicated:

                                                                                Year ended
                                                Three Months                   December 31,
                                              Ended March 31,         --------------------------
                                                    1998                1997             1996
                                                    ----               ------           -----
           (Dollars in thousands)
Balance of allowance for loan
   losses at beginning of period..............  $   378              $   199           $   156
Charge Offs:
   Real Estate loans..........................       --                   --                --
   Installment loans..........................      (11)                 (37)              (38)
   Credit cards and related plans.............       (3)                  (1)               (3)
   Commercial and all other loans.............      (55)                 (21)              (13)
                                                -------              -------           -------

Total (charge-offs)...........................      (69)                 (59)              (54)
                                                -------              -------           -------

Recoveries:
   Real Estate loans..........................       --                   --                --
   Installment loans..........................        2                   12                 6
   Credit cards and related plans.............       --                   --                 1
   Commercial and all other loans.............       --                    6                --
                                                -------              -------           -------

Total recoveries..............................        2                   18                 7
                                                -------              -------           -------

Net (charge-offs).............................      (67)                 (41)              (47)

Provision for loan losses.....................      60                   220                90
                                                -------              -------           -------

Balance of allowance for loan losses
   at end of period...........................  $   371              $   378           $   199
                                                =======              =======           =======

Ratio of net (charge-offs) recoveries
   to average loans...........................    (0.25%)              (.017%)           (0.28%)

Average loans outstanding during period.......  $27,313              $24,504           $16,854

Investment Securities

         The Bank maintains a portfolio of investment securities to provide additional diversification and earnings on funds not being utilized for loan activity or other purposes. The Bank has formalized an investment policy that the Bank may invest in direct obligations of the U.S. Treasury; securities backed by Federal agencies; state, county and municipal securities that represent general obligations of the issuer; revenue bonds rated Baa or higher by Moody's or Standard & Poor's; money market instruments of federally insured institutions; and corporate securities rated Baa or higher. To reduce investment risk and ensure that investments do not exceed legal investment limits, the Bank's Investment Committee meets at least monthly to consider the investment securities portfolio and its quality, maturity, marketability and risk diversification. The Investment Committee meets jointly with the Board of Directors of the Bank on a monthly basis.

         The following table sets forth the amortized cost and market value of the Bank's investment securities by class of security at the date indicated.

                                            March 31, 1998          December 31, 1997      December 31, 1996
                                            --------------          -----------------      -----------------
                                         Amortized     Market      Amortized     Market   Amortized     Market
                                            Cost       Value         Cost        Value      Cost        Value
                                            ----       -----         ----        -----      ----        -----
SECURITIES AVAILABLE FOR
SALE:
U.S. Treasury                              $5,417     $5,452       $ 5,568      $ 5,599    $5,369      $ 5,376
U.S. Agency                                 2,556      2,560         1,604        1,612     1,059        1,070
Other                                         159        160           197          202       162          163
                                           ------     ------       -------      -------    ------      -------
Total securities available for sale        $8,132     $8,172       $ 7,369      $ 7,413    $6,590      $ 6,609
                                           ======     ======       =======      =======    ======      =======

         The following table sets forth the carrying values, maturities and weighted average yields of the Bank's securities portfolio at December 31, 1997

                                                                                    Due after one year     Due after five years
                                                         Due in one year or less    through five years       through ten years
                                                         -----------------------    ------------------     ---------------------

                                (Dollars in Thousands)      Amount       Yield      Amount       Yield      Amount      Yield
                                                            ------       -----      ------       -----      ------      -----
Securities available for sale:
U.S. Treasury                                               $1,601       5.75%      $3,794       6.08%      $  204      6.50%
U.S. Government Agencies                                        --       0.00%       1,612       6.29%          --      0.00%
Mortgage backed securities                                      --       0.00%          16       9.00%          --      0.00%
Other                                                           --       0.00%          --       0.00%          --      0.00%
State and political subdivisions                                --       0.00%          --       0.00%          --      0.00%
Federal Home Loan Bank and Federal Reserve Bank
Stock                                                           --       0.00%          --       0.00%          --      0.00%
     TOTAL                                                  $1,601       5.75%      $5,422       6.15%      $  204      6.50%
                                                            ======                  ======                  ======

                                                           Due after ten years
                                                           -------------------
                                                                                          Total
                                                                                    ------------------
                                (Dollars in Thousands)      Amount       Yield      Amount       Yield
                                                            ------       -----      ------       -----
Securities available for sale:
U.S. Treasury                                               $   --       0.00%      $5,599       6.00%
U.S. Government Agencies                                        --       0.00%       1,612       6.29%
Mortgage backed securities                                      --       0.00%          16       9.00%
Other                                                          186       7.27%         186       7.27%
State and political subdivisions                                --       0.00%          --       0.00%
Federal Home Loan Bank and Federal Reserve Bank                                         --       0.00%
Stock                                                           --       0.00%
     TOTAL                                                   $ 186       7.27%      $7,413       6.10%
                                                             =====                  ======

The following table sets forth the carrying values, maturities and weighted average yields of the Bank's securities portfolio at March 31, 1998


                                                                                   Due after one year     Due after five years
                                                         Due in one year or less   through five years       through ten years
                                                         -----------------------   ------------------     --------------------


                                (Dollars in Thousands)      Amount       Yield      Amount       Yield      Amount      Yield
                                                            ------       -----      ------       -----      ------      -----
Securities available for sale:
U.S. Treasury                                               $1,652       5.78%      $3,800       6.07%       $  --      0.00%
U.S. Government Agencies                                        --       0.00%       2,560       6.05%          --      0.00%
Mortgage backed securities                                      --       0.00%          15       9.00%          --      0.00%
Other                                                           --       0.00%          --       0.00%          --      0.00%
State and political subdivisions                                --       0.00%          --       0.00%          --      0.00%
Federal Home Loan Bank and Federal Reserve Bank
Stock                                                           --       0.00%          --       0.00%          --      0.00%
     TOTAL                                                  $1,652       5.78%      $6,375       6.07%       $  --      0.00%
                                                            ======                  ======                   =====

                                                         Due after ten years
                                                         -------------------
                                                                                      Total
                                                                                  -----------------
                                (Dollars in Thousands)    Amount      Yield       Amount      Yield
                                                          ------      -----       ------      -----
Securities available for sale:
U.S. Treasury                                             $   --      0.00%       $5,452      5.98%
U.S. Government Agencies                                      --      0.00%        2,560      6.05%
Mortgage backed securities                                    --      0.00%           15      9.00%
Other                                                        145      7.15%          145      7.15%
State and political subdivisions                              --      0.00%           --      0.00%
Federal Home Loan Bank and Federal Reserve Bank
Stock                                                         --      0.00%           --      0.00%
     TOTAL                                                 $ 145      7.15%       $8,172      6.03%
                                                           =====                  ======

Deposits

         The following table presents the average balances of the Bank for each major category of deposits and the weighted average interest rate paid for interest-bearing deposits for the periods indicated:


                                               MARCH 31, 1998                     MARCH 31, 1997
                                        ----------------------------      ----------------------------
                                                        Weighted                          Weighted
                                                    Average Interest                  Average Interest
                                        Average           Rate            Average           Rate
              (Dollars in Thousands)    Balance           ----            Balance           ----
                                        -------                           -------
NOW and MMDA                            $18,594           4.04%           $11,516           3.44%
Savings                                   2,917           2.88%             2,704           2.96%
Time CD's >100K                           2,095           5.73%             1,687           5.45%
Time CD's <100K                           4,677           5.39%             3,678           5.11%
                                        -------                           -------
Total Interest Bearing Deposits
                                         28,283           4.27%            19,585           3.86%
Non-Interest Bearing Deposits
                                          9,283                             7,790
                                        -------                           -------
TOTAL DEPOSITS                          $37,566                           $27,375
                                        =======                           =======

                                           DECEMBER 31, 1997              DECEMBER 31, 1996
                                       -------------------------     ----------------------------
                                                    Weighted                         Weighted
                                                Average Interest                 Average Interest
                                       Average        Rate           Average           Rate
              (Dollars in Thousands)   Balance        ----           Balance           ----
                                       -------                       -------
NOW and MMDA                           $13,558        3.81%          $10,859           3.35%
Savings                                  2,915        2.95%            2,262           2.96%
Time CD's >100K                          2,062        5.63%            2,020           5.64%
Time CD's <100K                          4,087        5.33%            3,109           5.31%
                                       -------                       -------
Total Interest Bearing Deposits
                                        22,622        4.14%           18,250           3.89%
Non-Interest Bearing Deposits
                                         8,664                         6,960
                                       -------                       -------
TOTAL DEPOSITS                         $31,286                       $25,210
                                       =======                       =======


         The following table sets forth the amount and maturity of certificates of deposit with balances of more than $100,000 as of March 31, 1998 and December 31, 1997.

Remaining maturity                MARCH 31, 1998            DECEMBER 31, 1997
------------------                --------------            -----------------

(Dollars in Thousands)

Under 3 months                      $   1,193                     $     400
3 to 6 months                       $     200                     $     779
6 to 12 months                      $     230                     $     532
Over 12 months                      $     564                     $     455
                                    ---------                     ---------
         Total                      $   2,187                     $   2,166
                                    =========                     =========

         Return on Bank Assets and Equity. The following table sets forth for the Bank as of December 31, 1997, 1996 and 1995 returns on assets, returns on equity and certain related ratios:

                                            Years ended December 31,
                                        1997          1996            1995
                                        ----          ----            ----

Return on assets*                       1.98%         1.23%           0.80%
Return on equity**                     29.33%        18.71%          11.39%
Equity to assets ratio***               6.86%         6.57%           7.01%
Dividend payout ratio****                 N/A           N/A             N/A

*        Net income divided by average total assets.
**       Net income divided by average stockholders' equity.
***      Average total equity divided by average total assets.
****     Dividends paid per share divided by net income per share.

Competition

         The banking industry in the Denver-Boulder corridor is highly competitive. The Bank faces competition from regional bank holding companies, such as Community First Bankshares, Inc., Norwest Bank, Banc One, Key Bank and US Bank. Additionally, there is competition from savings and loan companies, credit unions, investment companies and other types of financial services companies and from smaller independent banks located in nearby communities.

         The primary factors affecting competition for deposits are interest rates, cost of services, the quality and range of financial products offered and the convenience of locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending products offered. Other factors which affect competition include the general availability and reliability of lendable funds/credit, general and local economic conditions and the quality of service and loan approval turn-around provided to the customers. Some of the Bank's competitors are larger and substantially more capitalized than the Bank for lending and to pay for mass advertising, technology and physical facilities. Furthermore, because larger financial institutions frequently benefit from economies of scale, many of the Bank's competitors are able to offer more attractive interest rates, lower cost services and a wider range of services and products.

         The Bank believes that it has been successful in the past in competing due to its focus in the community banking market segment on building and maintaining comprehensive banking relationships. However, in light of competitive trends in the industry and the Bank's geographic area, management of the Company and the Bank believe that the Bank will face increasing competitive pressure from larger, regional bank holding companies that currently have acquired or will acquire banks or branches serving the Denver-Boulder corridor.

The Bank's Facilities

         The Bank's main office facility, and the attached drive-up facility, are leased from MCR and Thomas Family Partnership, LLLP which are principally owned by John Claus, a shareholder and member of the Board of Directors of the Company, and Sue C. Thomas, the wife of Company shareholder and member of the Board of Directors Don Alan Thomas, respectively. Lease costs are considered competitive with the local marketplace.

Legal Proceedings

         From time to time, the Bank is involved in routine litigation, including foreclosure proceedings, in the ordinary course of its business. Other than one arbitration proceeding which has been settled at no material cost to the Bank, the Bank is not involved in any litigation as of the date of this Proxy Statement/Prospectus. The Company is involved in no litigation as of the date of this Proxy Statement/Prospectus.

Employees

         At March 31, 1998, the Company and Bank had 26 full-time equivalent employees. None of the employees is covered by a collective bargaining agreement. Management of the Bank and Company believe that their relationships with their employees are good.

Regulatory Matters

         As a registered bank holding company under the Bank Holding Company Act, the Company is subject to the regulations and supervision of the Board of Governors of the Federal Reserve System and the Division of Banking for the State of Colorado. The Bank Holding Company Act requires the Company to file reports with the Board of Governors of the Federal Reserve System and the Division of Banking for the State of Colorado and to provide any additional information requested thereby.

         The Bank is a state banking corporation organized under the laws of the State of Colorado. The Bank is subject to the regulation of the FDIC, which insures its deposits. The Bank is subject to regulation, supervision and regular examination by the Division of Banking for the State of Colorado and the FDIC.

Selected Financial Data

         The following selected financial data should be read in conjunction with the Company's Consolidated Financial Statements and the related notes and with the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in this Proxy
Statement/Prospectus.

                      Eagle Holding Company and Eagle Bank
                      Selected Consolidated Financial Data

                                                           As of and for the three        As of and for the year ended December 31,
      (Dollars in Thousands, Except Per Share Data)         months ended March 31,        -----------------------------------------
                                                           -----------------------
                                                              1998           1997            1997            1996           1995
                                                              ----           ----            ----            ----           ----
EARNINGS SUMMARY
----------------
Net interest income                                         $   608        $   471         $ 2,227         $ 1,585         $ 1,297
Provision for loan losses                                        60             43             220              90              49
Noninterest income                                              274            173           1,171             541             251
Noninterest expense                                             526            429           2,101           1,531           1,236
Income taxes                                                    111             62             388             172              89
                                                            -------        -------         -------         -------         -------
  Net Income                                                $   185        $   110          $  689         $   333         $   175
                                                            =======        =======         =======         =======         =======

COMMON STOCK DATA
-----------------
Net Income per Common Share                                 $  5.72        $  3.48         $ 21.53         $ 10.73         $  5.74
Dividends Per Common Share                                      N/A            N/A             N/A             N/A             N/A
Book Value per Share outstanding at Period end                90.33          65.07           84.69           63.22           54.53
Weighted Average Common Shares Outstanding during the        32,312         31,684          31,998          31,067          30,450
Period

AVERAGE BALANCE SHEET DATA
--------------------------
Securities                                                  $ 7,985        $ 6,383         $ 6,356         $ 5,066         $ 5,529
Loans and Leases, Net                                        26,922         20,764          24,217          16,677          12,910
Total Interest-Earning Assets                                38,173         27,314          31,136          23,696          18,690
Total Assets                                                 40,975         30,890          34,773          27,110          21,915
Interest-bearing deposits                                    28,283         19,585          22,622          18,250          13,219
Total deposits                                               37,566         27,375          31,286          25,210          19,570
Equity                                                        2,845          2,057           2,353           1,780           1,537

END OF PERIOD BALANCE SHEET DATA
--------------------------------
Securities                                                    8,172          6,057           7,413           6,609           4,749
Loans and leases, net                                        27,549         22,431          26,899          19,354          14,023
Allowance for loan losses                                       371            224             378             199             156
Total assets                                                 40,786         32,701          41,510          30,974          23,254
Total deposits                                               37,430         28,955          38,189          28,745          21,533
Shareholders' equity                                          2,919          2,062           2,736           2,003           1,660

NON-PERFORMING ASSETS
---------------------
Nonaccrual loans and loans past due 90 days or more         $   342        $   116         $   140         $   115         $     9
Other real estate owned                                          --             --              --              --              --
                                                            -------        -------         -------         -------         -------
Total non-performing assets                                 $   342        $   116         $   140         $   115         $     9
                                                            =======        =======         =======         =======         =======

SELECTED RATIOS
---------------
Net Interest margin                                           6.37%          6.90%           7.15%           6.69%           6.94%
Return on average assets                                      1.81%          1.42%           1.98%           1.23%           0.80%
Return on average equity                                     26.01%         21.39%          29.28%          18.71%          11.39%
Ratio of ending equity to ending assets                       7.16%          6.31%           6.59%           6.47%           7.14%
Ratio of non-performing assets to total assets                0.84%          0.35%           0.34%           0.37%           0.04%
Ratio of ALLL to loans and leases outstanding at period end   1.33%          0.99%           1.39%           1.02%           1.10%
Ratio of ALLL to non-performing loans                       108.48%        193.10%         270.00%         173.04%        1733.33%


Stock Prices and Dividends on Company Common Stock

         No established trading market for the Company Common Stock exists. Over the years, no trading in the Company Common Stock has occurred.

         The Company has not paid any cash dividends since its incorporation in November 1996.

         As of June 3, 1998 there were six holders of record of the Company Common Stock.

Certain Transactions of the Company

         David T. Manley, Jr., president and chief executive officer of the Bank, will serve as an executive officer of Vectra Bank pursuant to an employment agreement to be executed at Closing. See "Plan of Reorganization -- Interests of Certain Persons in the Transaction" for information concerning the employment agreement and other matters relating to Mr. Manley and the transaction.

         The Bank's facility is leased from MCR and Thomas Family Partnership, LLLP. John Claus, a shareholder and member of the Board of Directors of the Company, is the general partner of MCR. Sue C. Thomas, wife of Don Alan Thomas, a shareholder and member of the Board of Directors of the Company, is the general partner of Thomas Family Partnership, LLLP. On June 3, 1998, MCR, Thomas Family Partnership, LLLP, and the Bank entered into a consent to assignment and amendment to lease agreement. Upon the Effective Date of the Reorganization, Vectra Bank will lease such facility pursuant to the lease agreement for the remaining term of the lease for an increased rent. See "Plan of Reorganization--Interest of Certain Persons in the Transaction."

         The Bank has had banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unaffiliated parties. To the extent that such transactions consisted of extensions of credit, they did not, in the opinion of management, involve more than a normal risk of collectibility or present other unfavorable features. As of June 30, 1998, the Company's directors and executive officers and their related parties were indebted to the Bank in the aggregate amount of $595,157 none of which loans were delinquent. In addition, unused commitments to extend credit to these individuals approximated $994,993 at June 30, 1998.

Stockholdings of Directors, Officers and Certain Others

         The following table sets forth as of June 30, 1998, the beneficial ownership of the Company's Common Stock (i) by each person known by the Company to own beneficially more than 5% of the outstanding shares of such class, (ii) by each executive officer of the Company, (iii) by each director of the Company, and (iv) by all directors and executive officers of the Company as a group. Except as set forth in the notes to the table, each person, to the Company's knowledge, has sole voting and investment power over the shares stated as beneficially owned.


Name, Title, and Address
of Executive Officers,
Directors and 5% Beneficial Owners                   Number of Shares                   Percent of Class(1)
----------------------------------                   ----------------                   -------------------
David T. Manley, Jr.                                      3,359(1)                             10.01%
Chairman, President and CEO
         of Company and Bank
1407 Dunsford Way
Broomfield, Colorado 80020

Don Alan Thomas                                          12,275                                36.57%
Director
6600 Sims
Arvada, Colorado 80004

John Claus                                                5,719                                17.04%
Director
30594 Golf Club Point
Evergreen, Colorado 80439

Allan Hallock                                             5,577                                16.62%
Director
#2 Cleek Way
Columbine Valley, Colorado 80123


Laura Skaer                                               2,671                                 7.99%
5831 S. Mt. Vernon St.
Spokane, Washington 99223

James Ryall                                               3,961                                11.80%
P.O. Box 4145
Carmel, California 93921


All directors and executive officers
         as a group (4 persons)                          26,390                                80.24%


----------
(1) Mr. Manley's holdings include 1,250 shares of Company Common Stock which he will receive prior to the Effective Date upon exercising all of his options to purchase Company Common Stock. The percentage ownership set forth in this column reflects the exercise by Mr. Manley of his stock options, which will take place before the Effective Date.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                              EAGLE HOLDING COMPANY

         The following analysis of the Company's financial condition and the results of operations for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996, and 1995 should be read in conjunction with the audited Consolidated Financial Statements of the Company and notes thereto, and information presented elsewhere herein. Average balance sheet data are based on average daily balances outstanding for the period.

General

         The Company's Consolidated Financial Statements show its financial condition and information on a consolidated basis for 1997. As the Company was incorporated in November 1996, the financial statements for 1996 and 1995 are for the Bank only. The Bank is the only operating unit of the Company.

Net Interest Income

         For most financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. Volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. During the fiscal years ended December 31, 1997, 1996, and 1995, average interest earning assets were $31.136 million, $23.696 million and $18.690 million, respectively. During the same periods, net interest margin was 7.15%, 6.69% and 6.94%, respectively. At March 31, 1998, average interest-earning assets were $38.173 million and net interest margin was 6.36%. See "Results of Operations."

         The following tables set forth for the periods indicated information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread and net interest margin.

                                                                         MARCH 31, 1998
                                (Dollars in Thousands)      Average         Interest       Average Rate
                                                            -------         --------       ------------
                                                            Balance
                                                            -------
INTEREST-EARNING ASSETS
Securities - Taxable                                          7,928              118            5.95%
Federal Funds Sold                                            3,266               43            5.27%
Other Investments
Loans                                                        27,313              748           10.95%
Less Allowance for loan losses                                 (391)
Less unrealized gain (loss) on securities
    available for sale                                           57
                                                            -------         --------

Net interest earning assets                                  38,173              909            9.53%
Noninterest earning assets                                    2,802
                                                            -------         --------
    TOTAL ASSETS                                            $40,975              909            8.87%
                                                            =======         --------
LIABILITIES
Interest-Bearing DDA                                          5,354               25            1.87%
MMDA                                                         13,240              163            4.92%
Savings                                                       2,917               21            2.88%
Time Deposits $100,000>                                       2,095               30            5.73%
Other time deposits                                           4,677               63            5.39%
                                                            -------         --------
Total Interest-Bearing Deposits                              28,283              302            4.27%
Fed funds & Repurchase Agreements
                                                            -------         --------
Total Interest bearing liabilities                           28,283              302            4.27%
Non-Interest-bearing DDA                                      9,283
                                                            -------         --------

Total Deposits and Interest-bearing Liability               $37,566              302            3.22%
                                                            =======         --------
Net Interest Income                                                         $    607
                                                                            ========
Interest Rate Spread                                                                            5.26%
Net Interest Rate Margin                                                                        6.36%

                                                                         MARCH 31, 1997
                                (Dollars in Thousands)     Average          Interest       Average Rate
                                                           -------          --------       ------------
                                                           Balance
                                                           -------
INTEREST-EARNING ASSETS
Securities - Taxable                                          6,384               91            5.70%
Federal Funds Sold                                               67                1            5.97%
Other Investments                                               100                1            4.00%
Loans                                                        20,968              582           11.10%
Less Allowance for loan losses                                 (204)
Less unrealized gain (loss) on securities
  available for sale                                             (1)
                                                            -------         --------

Net interest earning assets                                  27,314              675            9.89%
Noninterest earning assets                                    3,577
                                                            -------         --------
    TOTAL ASSETS                                            $30,891              675            8.74%
                                                            =======         --------
LIABILITIES
Interest-Bearing DDA                                          4,395               20            1.82%
MMDA                                                          7,121               79            4.44%
Savings                                                       2,704               20            2.96%
Time Deposits $100,000>                                       1,687               23            5.45%
Other time deposits                                           3,678               47            5.11%
                                                             ------         --------
Total Interest-Bearing Deposits                              19,585              189            3.86%
Fed funds & Repurchase Agreements                             1,192               16            5.37%
                                                            -------         --------
Total Interest bearing liabilities                           20,777              205            3.95%
Non-Interest-bearing DDA                                      7,790
                                                            -------         --------

Total Deposits and Interest-bearing Liability               $28,567              205            2.87%
                                                            =======         --------
Net Interest Income                                                         $    470
                                                                            ========
Interest Rate Spread                                                                            5.94%
Net Interest Rate Margin                                                                        6.88%

                                                           DECEMBER 31, 1997                               DECEMBER 31, 1996
                      (Dollars in Thousands)       Average     Interest      Average           Average      Interest     Average
                                                   -------     --------      -------           -------      --------     -------
                                                   Balance                    Rate             Balance                     Rate
                                                   -------                    ----             -------                     ----
INTEREST-EARNING ASSETS
Securities - Taxable                                $ 6,355           378       5.95%          $ 5,073           298      5.87%
Federal Funds Sold                                      471            25       5.31%            1,936           101      5.22%
Other Investments                                        92             6       6.52%               17             1      5.88%
Loans                                                24,504         2,798      11.42%           16,854         1,895     11.24%
Less Allowance for loan losses                        (287)                                      (177)
Less unrealized gain (loss) on securities
P available for sale                                      1                                         (7)
                                                    -------     ---------                      -------      --------

Net interest earning assets                          31,136         3,207      10.30%           23,696         2,295      9.69%
Noninterest earning assets                            3,637                                      3,414
                                                    -------      --------                      -------      --------
    TOTAL ASSETS                                    $34,773         3,207       9.22%          $27,110         2,295      8.47%
                                                    =======      --------                      =======      --------
LIABILITIES
Interest-Bearing DDA                                  4,463            81       1.81%            4,058            82      2.02%
MMDA                                                  9,095           436       4.79%            6,801           282      4.15%
Savings                                               2,915            86       2.95%            2,262            67      2.96%
Time Deposits $100,000>                               2,062           116       5.63%            2,020           114      5.64%
Other time deposits                                   4,087           218       5.33%            3,109           165      5.31%
                                                    -------      --------                      -------      --------
Total Interest-Bearing Deposits                      22,622           937       4.14%           18,250           710      3.89%
Fed funds & Repurchase Agreements                       758            43       5.67%                0             0
                                                    -------      --------                      -------      --------
Total Interest bearing liabilities                   23,380           980       4.19%           18,250           710      3.89%
Non-Interest-bearing DDA                              8,664                                      6,960
                                                    -------      --------                      -------      --------

Total Deposits and Interest-bearing Liability       $32,044           980       3.06%          $25,210           710      2.82%
                                                    =======      --------                      =======      --------
Net Interest Income                                              $  2,227                                   $  1,585
                                                                 ========                                   ========
Interest Rate Spread                                                            6.11%                                     5.80%
Net Interest Rate Margin                                                        7.15%                                     6.69%

                                                             DECEMBER 31, 1995
                      (Dollars in Thousands)      Average        Interest         Average
                                                  -------        --------         -------
                                                  Balance                          Rate
                                                  -------                          ----
INTEREST-EARNING ASSETS
Securities - Taxable                              $ 5,573              315          5.65%
Federal Funds Sold                                    202               11          5.45%
Other Investments                                      49                3          6.12%
Loans                                              13,051            1,521         11.65%
Less Allowance for loan losses                       (141)
Less unrealized gain (loss) on securities
available for sale                                    (44)
                                                  -------

Net interest earning assets                        18,690            1,850          9.90%
Noninterest earning assets                          3,225
                                                  -------
    TOTAL ASSETS                                  $21,915            1,850          8.44%
                                                  =======         --------
LIABILITIES
Interest-Bearing DDA                                3,168               73          2.30%
MMDA                                                5,217              215          4.12%
Savings                                             1,803               60          3.33%
Time Deposits $100,000>                             1,318               72          5.46%
Other time deposits                                 1,713               86          5.02%
                                                  -------         --------
Total Interest-Bearing Deposits                    13,219              506          3.83%
Fed funds & Repurchase Agreements                     734               47          6.40%
                                                  -------         --------
Total Interest bearing liabilities                 13,953              553          3.96%
Non-Interest-bearing DDA                            6,351
                                                  -------

Total Deposits and Interest-bearing Liability     $20,304              553          2.72%
                                                  =======         --------
Net Interest Income                                               $  1,297
                                                                  ========
Interest Rate Spread                                                                5.94%
Net Interest Rate Margin                                                            6.94%

         The following table illustrates the changes in the net interest income due to changes in volume and changes in interest rate. Changes attributable to the combined effect of volume and interest rate have been allocated to the change due to volume.

                                              MARCH 31, 1998 over 1997                       DECEMBER 31, 1997 over 1996
                                              ------------------------                       ---------------------------
          (Dollars in Thousands)        Due to Volume     Due to Rate     Total       Due to Volume    Due to Rate       Total
                                        -------------     -----------     -----       -------------    -----------       -----
INTEREST-EARNING ASSETS
Securities - Taxable                              23               7        30                  76              4          80
Federal Funds Sold                                42                        42                 (78)             2         (76)
Other Investments                                 (4)                       (4)                  5                          5
Loans                                            174              (8)      166                 874             29         903
                                           ---------       ---------     -----           ---------       --------      ------
    TOTAL INTEREST INCOME                        235              (1)      234                 877             35         912
INTEREST-BEARING
LIABILITIES
Interest-Bearing DDA                               4               1         5                   7             (8)         (1)
MMDA                                              75               9        84                 110             44         154
Savings                                            2              (1)        1                  19              0          19
Time Deposits $100,000 & Over                      6               1         7                   2              0           2
Other time deposits                               13               3        16                  52              1          53
                                           ---------       ---------     -----           ---------       --------      ------
Total Interest-Bearing Deposits                  100              13       113                 190             37         227
Fed funds & Repurchase Agreements                (16)                      (16)                 43              0          43
                                           ---------       ---------     -----           ---------       --------      ------
Total Interest bearing liabilities                84              13        97                 233             37         270
                                           ---------       ---------     -----           ---------       --------      ------
Increase (Decrease) in Net Interest        $     151       $     (14)    $ 137           $     644      $      (2)        642
                                           =========       =========     =====           =========      =========      ======
Income

                                             DECEMBER 31, 1996 over 1995
                                             ---------------------------
          (Dollars in Thousands)       Due to Volume     Due to Rate      Total
                                       -------------     -----------      -----
INTEREST-EARNING ASSETS
Securities - Taxable                             (29)             12       (17)
Federal Funds Sold                                90               0        90
Other Investments                                 (2)              0        (2)
Loans                                            428             (54)      374
                                            --------        --------    ------
    TOTAL INTEREST INCOME                        487             (42)      445
INTEREST-BEARING
LIABILITIES
Interest-Bearing DDA                              18              (9)        9
MMDA                                              66               1        67
Savings                                           14              (7)        7
Time Deposits $100,000 & Over                     40               2        42
Other time deposits                               74               5        79
                                            --------        --------    ------
Total Interest-Bearing Deposits                  212              (8)      204
Fed funds & Repurchase Agreements                (47)              0       (47)
                                            --------        --------    ------
Total Interest bearing liabilities               165              (8)      157
                                            --------        --------    ------
Increase (Decrease) in Net Interest         $    322        $    (34)   $  288
                                            ========        ========    ======
Income

         The change in interest income/expense attributable to volume reflects the change in volume times the current year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior year's volume.

Results of Operations

Years ended December 31, 1997 and 1996

         Overview. Consolidated net income increased by $355,465 for 1997 to $688,823 from $333,358 for 1996. The principal component of the Bank's net income, net interest income (i.e., the difference between interest income, principally from loans, and interest expense, principally on customer deposits and borrowings), increased $642,146 to $2,227,093 for 1997 from $1,584,947 for 1996. Noninterest income increased $630,270 from $540,756 for 1996 to $1,171,026 for 1997. Noninterest expense increased by $570,361 from $1,530,745 for 1996 to $2,101,106 for 1997. Income tax expense increased $216,140 for 1997 to $387,740 from $171,600 for 1996. Return on average assets and return on average equity were 1.98% and 29.33%, respectively, for 1997 compared to 1.23% and 18.73%, respectively, for 1996.

         Interest Income. Interest income increased $912,293 to $3,207,591 for 1997 from $2,295,298 for 1996. Interest income on loans increased $902,803 and interest income on U.S. treasury securities $83,646 for 1997 compared to 1996. The increase in interest income on loans was due to a prosperous local economy and the Bank's business development efforts. The increase in interest income from securities was the result of the overall growth of the Bank. The rates earned on loans and investments have remained relatively stable.

         Interest Expense. Interest expense increased $270,147 to $980,498 for 1997 from $710,351 for 1996. The increase in interest expense was primarily due to increased interest-bearing deposits. Interest-bearing deposits were up $7,607,087 for 1997 to $28,139,123 at December 31, 1997, from $20,532,036 at
December 31, 1996. Rates paid on interest-bearing deposits have remained relatively stable.

         Net Interest Income. Net interest income increased $642,146 to $2,227,093 for 1997 from $1,584,947 for 1996. During 1997, average loans outstanding increased $7,650,000, average securities, including federal funds sold, decreased $100,000, while net interest margin (i.e., net interest income divided by average interest-earning assets) increased 0.46% (from 6.69% for 1996 to 7.15% for 1997).

         Noninterest Income. Noninterest income increased $630,270 to $1,171,026 for 1997 from $540,756 for 1996. The increase was due primarily to the increase from gains on the sale of SBA loans from $221,465 in 1996 to $805,631 in 1997.

         Noninterest Expense. Noninterest expense increased by $570,361 from $1,530,745 for 1996 to $2,101,106 for 1997. Income tax expense increased $216,140 for 1997 to $387,740 from $171,600 for 1996. The increase was primarily the result of an increase in salaries and employee benefits of $424,222 during 1997.

         Provision for Loan Losses. Provision for loan losses increased $130,450 to $220,450 in 1997 from $90,000 in 1996.

         Income Taxes. The Company's income tax expense increased $216,140 to $387,740 for 1997 from $171,600 for 1996.

Years ended December 31, 1996 and 1995

         Overview. Net income increased by $158,607 for 1996 to $333,358 from $174,751 for 1995. Net interest income increased $287,669 to $1,584,947 for 1996 from $1,297,278 for 1995. Noninterest income increased $289,563 from $251,193 for 1995 to $540,756 for 1996. Noninterest expense increased by $294,525 for 1996 to $1,530,745 from $1,236,220 for 1995. Income tax expense increased $83,100 for 1996 to $171,600 from $88,500 for 1995. Return on average assets and return on average equity were 1.23% and 18.71%, respectively, for 1996 compared to 0.80% and 11.39%, respectively, for 1995.

         Interest Income. Interest income increased $445,197 to $2,295,298 for 1996 from $1,850,101 for 1995. Interest income on loans increased $374,454 and interest income on U.S. Treasury securities increased $64,058 for 1996 compared to 1995. The increase in interest income on loans was due to a prosperous local economy and the Bank's business development efforts. The increase in interest income from securities was the result of the overall growth of the Bank.

         Interest Expense. Interest expense increased $157,528 to $710,351 for 1996 from $552,823 for 1995. The increase in interest expense was primarily due to increased interest-bearing deposits. Interest-bearing deposits were up $6,086,075 for 1996 to $20,532,036 from $14,445,961 for 1995.

         Net Interest Income. Net interest income increased $287,669 to $1,584,947 for 1996 from $1,297,278 for 1995. During 1996, average loans outstanding increased $3,803,000, average securities increased $1,239,000, and net interest margin decreased 0.25% (from 6.94% for 1995 to 6.69% for 1996).

         Noninterest Income. Noninterest income increased $289,563 from $251,193 for 1995 to $540,756 for 1996. The increase was primarily due to the gain on the sale of SBA loans in 1996. No such gain was recognized in 1995.

         Noninterest Expense. Noninterest expense increased by $294,525 for 1996 to $1,530,745 from $1,236,220 for 1995. The increase was primarily the result of an increase in salaries and employee benefits of $165,234 during 1996.

         Provision for Loan Losses. Provisions for loan losses increased $41,000 from $49,000 in 1995 to $90,000 in 1996.

         Income Taxes. The Company's income tax expense increased $83,100 for 1996 to $171,600 from $88,500 for 1995.

Liquidity and Sources of Funds

         The Bank's primary sources of funds are customer core deposits, sales and maturities of investment securities, loan repayments, sales of the guaranteed portion of SBA loans, and federal funds purchased or borrowings from Banker's Bank of the West. These funds are used to make loans, acquire investment securities and other assets, and to fund the operations of the Bank. During 1997, deposits increased to $38,189,014 at December 31, 1997 from $28,744,540 at December 31, 1996 and $21,533,468 at December 31, 1995. None of
the deposits at December 31, 1997, 1996 or 1995 were brokered funds. Management believes the increases in deposits in 1997, 1996 and 1995 were from (1) referrals from existing customers, and (2) the overall growth in Broomfield, Colorado and Boulder, Jefferson and Adams counties, Colorado. At December 31, 1997, net loans were $26,899,261 compared to $19,354,110 at December 31, 1996 and $14,023,401 at December 31, 1995.

         Management believes that the Bank will continue to rely primarily on core customer deposits, sales of investment securities, sales of SBA guaranteed loans, loan repayments, and retained earnings to provide liquidity, and will use the funds so provided to make loans and purchase securities. The Bank believes that customer deposits provide a strong source of liquidity because of the high percentage of core deposits. As a secondary source of funds, management uses federal funds purchased and borrowings from Banker's Bank of the West.

Capital Resources

         The Company's total shareholders' equity increased to $2,736,475 at December 31, 1997 from $2,002,952 at December 31, 1996. This is an increase of $733,523 and is primarily the result of increased retained earnings. At December 31, 1997 shareholders' equity was 6.59% of total assets compared to 6.47% of total assets at December 31, 1996. No dividends were paid in 1997 or 1996.

         The Federal Reserve Board and the FDIC call for a 4% Tier 1 capital to risk weighted assets ratio, 8% total capital to risk weighted assets ratio, and a 5% leverage ratio. The Bank currently exceeds the applicable regulatory capital requirements. The following table sets forth the Bank's capital ratios at December 31, 1997.

                                                                    Bank
                                                                    ----

Tier 1 Capital                                                  $ 2,674,000
Tier 2 Capital                                                    3,039,000
Risk Weighted Assets                                             29,185,000

Tier 1 Capital to Risk Weighted Assets                                9.17%
Total Capital to Risk Weighted Assets                                10.41%
Leverage Ratio                                                        6.85%

The Company anticipates no material capital expenditures during calendar year 1998.

Effects of Inflation and Changing Prices

         The primary impact of inflation on the Bank's operations is the effect it has on operating costs. Unlike most industrial companies, almost all of the Bank's resources are monetary in nature. As a result, increases in interest rates have more of an impact on the Bank (and therefore the Company) than does inflation. Although interest rates do not necessarily track with inflation, the Federal Reserve has generally used an increase in interest rates to dampen inflation. The effects of inflation can magnify the growth of assets in the banking industry. This could serve to cause the demands on capital to be greater than would otherwise be necessary.


                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                            OF ZIONS AND THE COMPANY

General

         Upon consummation of the Reorganization, shareholders of the Company, a Colorado corporation, will become shareholders of Zions, a Utah corporation. Thus, the Utah Revised Business Corporation Act and Zions' Articles of Incorporation ("Articles") and Bylaws will govern the rights of the Company shareholders who become Zions shareholders. In addition, since the Articles and Bylaws of Zions and the Company are not the same, the Reorganization will result in certain differences in the rights of the holders of Company Common Stock. Following is a summary of certain significant differences.

Authorized Capital

         Zions' Articles authorize a total of 203,000,000 shares of capital stock, divided into two classes: 200,000,000 shares of common stock, without par value ("Zions Common Stock"), and 3,000,000 shares of preferred stock, without par value. Each holder of Zions Common Stock is generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote, and holders of a majority of the outstanding shares of Zions Common Stock constitute a quorum for transacting business.

         The authorized shares of preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of the Board of Directors of Zions providing for the issuance of such preferred stock. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as the Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Zions belong exclusively to the holders of common stock.

         Zions has reserved 160,000 shares of Participating Preferred Stock for issuance upon exercise of the Rights under Zions' Shareholder Rights Plan.

         The Company's Articles of Incorporation authorize 50,000 shares of common stock, with no par value ("Company Common Stock"). The Company's Articles do not authorize the Company to issue preferred stock. Each holder of Company Common Stock is entitled to one vote for each share held on all matters submitted to the shareholders for a vote. A majority of votes cast shall decide each matter submitted to the shareholders at any shareholder meeting except in cases where, by law, a larger vote is required. A majority of the members of the Board of Directors of the Company shall constitute a quorum for the transaction of business.

Anti-Takeover Matters

         Utah and Colorado Law. Utah's only anti-takeover statute is the Control Shares Acquisitions Act, which is discussed below. Colorado law, on the other hand, does not include any anti-takeover statutes.

         Utah law provides that the voting rights to be accorded Control Shares (as defined below) of a Utah corporation that has (i) one hundred or more shareholders, (ii) its principal place of business, its principal office, or substantial assets in Utah, and (iii) either (a) more than 10% of its shareholders reside in Utah, (b) more than 10% of its shares owned by Utah residents, or (c) 10,000 shareholders residing in Utah, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

         "Control Shares" are defined under Utah law as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by such a person, would entitle such person to exercise, either directly or indirectly, voting power of 20% or more of all voting power of the corporation's voting securities. Such provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Utah's Revised Business Corporation Act and to which the corporation is a party or an acquisition of shares previously approved by the board of directors of the corporation.

         In addition, unless otherwise provided in a corporation's articles of incorporation or bylaws, in the event Control Shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders of the issuing public corporation will have dissenters' rights.

         Special Votes for Certain Transactions. Zions' Articles contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either the transactions would require approval by a majority of the shares voted at a meeting or no shareholder vote would be required.

         Zions' Articles require that certain "business transactions" between Zions or a subsidiary and a "related person" be approved by the affirmative votes of the holders of not less than 80 percent of the voting power of all outstanding voting stock of Zions. A "related person" is generally defined by Zions' Articles to mean a person, corporation, partnership, or group acting in concert that beneficially owns 10% or more of the voting power of Zions' outstanding voting stock.

         The "business transactions" with a "related person" which are subject to Zions' special vote requirements include (1) a merger or consolidation involving Zions or a subsidiary of Zions with a related person; (2) the sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of either Zions or a subsidiary of Zions to, with or for the benefit of a related person; (3) the issuance, sale, exchange or other disposition by Zions or a subsidiary of Zions to a related person of securities of Zions or a subsidiary of Zions having an aggregate fair market value of $5 million or more;
(4) any liquidation, spinoff, splitoff, splitup, or dissolution of Zions by or on behalf of a related person; (5) any recapitalization or reclassification of the securities of Zions or other transaction that would have the effect of increasing the voting power of a related person or reducing the number of shares of each class of voting securities outstanding; and (6) any agreement, contract, or other arrangement providing for any of the transactions set forth above.

         Zions' special shareholder vote requirements for business transactions with related persons do not apply to any transaction approved by a majority of the continuing directors, or if various specified conditions are met. A continuing director is any member of the Zions Board who is not a related person or an interested shareholder or an affiliate or associate of a related person and who (1) was a director on February 21, 1986 or (2) became a director subsequent to that date and whose election or nomination for election by Zions' shareholders was approved by a majority of the continuing directors then on the Board.

         The Company's Articles do not contain any provision requiring a special shareholder vote to approve certain types of transactions.

Shareholder Rights Plan

         The Board of Directors of Zions in September 1996 adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Zions Common Stock. The Rights Plan was not adopted in response to any specific effort to acquire control of Zions. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

         Until it is announced that a person or group has acquired 10% or more of Zions Common Stock (an "Acquiring Person") or commenced a tender offer that will result in such person or group owning 10% or more of Zions Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of Zions Common Stock for an exercise price of $90.00.

         Upon announcement that any person or group has become an Acquiring Person, then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Zions Common Stock or Participating Preferred Stock having a market value of twice the exercise price.

         Also, if after an Acquiring Person controls Zions' Board of Directors Zions is involved in a merger or sells more than 50% of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other shareholders or the person with whom the merger occurs is the Acquiring Person or a person affiliated or associated with the Acquiring Person, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10% and 50% of the Zions Common Stock, Zions' Board of Directors may, at its option, exchange one share of Zions Common Stock for each Right.

         The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

         The Company has no shareholder rights plan.

Board of Directors

         Director Liability and Indemnification. Zions' Articles contain a "director liability" provision. The provision generally shields a director from monetary damages to Zions or its shareholders for a breach of fiduciary duty as a director other than (i) a breach of a director's duty of loyalty, (ii) acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing the unlawful payment of dividends, and (iv) transactions in which a director receives an improper benefit.

         The Company's Articles provide that, to the fullest extent permitted by Colorado law, no director shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. The Company's Articles further provide that the Company has the power to indemnify current or former directors, officers, employees or agents in connection with a proceeding to the fullest extent permitted by Colorado law. The Company's Bylaws explain that the Company has the power to indemnify directors against judgements and accompanying reasonable litigation expenses, except in relation to matters where a director is adjudged liable to the Company or liable on the basis that he or she derived an improper personal benefit. The Company's Bylaws further provide that the Company can indemnify and advance expenses to an officer, employee, fiduciary or agent of the Company to the same or greater extent as a director. The Company may also purchase and maintain insurance of behalf of a director, officer, employee, fiduciary or agent of the Company for any liability asserted against or incurred by him or her in such capacity, regardless of whether the Company has the power to indemnify him or her against such liability.

         Classified Board. Zions' Articles divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of directors. Utah law requires that each class contain as equal a number of directors as possible. One class of directors is elected at each annual meeting of shareholders, and each class serves for a term of three years.

         The number of directors which constitute Zions' full Board of Directors may be increased or decreased only by amendment of the Bylaws, which requires the affirmative vote of two-thirds of the total number of directors constituting the entire Board, or by the shareholders of Zions at a regular or special meeting by the affirmative vote of two-thirds of the outstanding and issued shares entitled by statute to vote. Except as otherwise required by law, vacancies on Zions' Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board of Directors. Zions' directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected. Any directorship filled by reason of an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

         The Company's Articles and Bylaws do not provide for a classified Board of Directors. Instead, the Company's Bylaws provide for a Board of Directors consisting of not less than one individual, with the number of directors to be determined by Board resolution. Directors are elected at the shareholders annual meeting by a majority vote, for a one year term. Any vacancy occurring on the Company's Board may be filled by the Board of Directors, the shareholders at the next annual meeting or at a special meeting called for the purpose, or if the directors remaining in office constitute fewer than a quorum of the Board, such directors may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

         Cumulative Voting. Neither Zions nor the Company's shareholders have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

         Removal of Directors. Zions' Articles provide that any director (or the entire Board of Directors) may be removed from office by shareholder vote only if such removal is approved by the holders of two-thirds of the issued and outstanding shares then entitled to vote at an election of directors.

         The Company's Bylaws provide that the entire Board of Directors or any lesser number of directors may be removed from office, with or without cause, at a meeting called for that purpose by a majority vote of the shares entitled to vote at an election of directors.

Special Shareholders' Meetings

         Utah law provides that special meetings of a corporation's shareholders may be called by the Board of Directors or such other persons authorized by the bylaws to call a special meeting or by the holders of at least 10% of all the votes entitled to be cast on any issue proposed for consideration at the special meeting. Under Zions' Bylaws, special meetings may be called by the President or by the Board of Directors.

         The Company's Bylaws permit special meetings of shareholders to be called by the President, the Board of Directors, or at the request of the holders of not less than 10% of all shares entitled to vote at the meeting.

Amendment of Articles and Bylaws

         Zions' Articles require the affirmative votes of the holders of two-thirds of all outstanding voting stock of Zions to approve certain amendments to Zions' Articles, except that to repeal or amend the provisions in the Articles regarding business transactions with related persons requires the affirmative vote of 80% of the issued and outstanding stock entitled to vote. Zions' Bylaws may be amended by an affirmative vote of two-thirds of the total number of directors constituting the entire Board or by the affirmative vote of two-thirds of the issued and outstanding shares entitled to vote.

         The Company's Articles do not discuss amendments to the Articles. In the absence of such a provision, Colorado law requires the affirmative vote of a majority of the shares of common stock of the Company represented and voting at the meeting in order to amend the Articles. The Company's Bylaws may be amended by the Board of Directors.

Dissenters' Rights

         Zions is incorporated under the laws of Utah. Utah law provides for dissenters' rights in a variety of transactions including: (i) consummation of any plan of merger to which a corporation is a party (other than mergers or consolidations not requiring a shareholder vote); (ii) consummation of certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation; and (iii) consummation of certain share exchanges. However, shareholders of a Utah business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or on the Nasdaq-NMS or held of record by 2,000 or more shareholders. The aforementioned provisions do not apply if the shareholder will receive for his shares anything except (a) shares of the corporation surviving the consummation of the plan of merger or share exchange,
(b) shares of a corporation whose shares are listed on a national securities exchange or the Nasdaq-NMS or held of record by not less than 2,000 holders, or
(c) cash in lieu of fractional shares. Zions Common Stock currently is listed for trading in the Nasdaq-NMS and has more than 2,000 shareholders of record. See "Plan or Reorganization--Rights of Dissenting Shareholders" for a more detailed discussion of dissenters' rights under Colorado law.

         The Company is incorporated under Colorado law. Colorado law provides for dissenters' rights to any shareholder of a Colorado corporation in the event of any of the following corporate actions: (i) consummation of a merger to which the corporation is a party if approval by the shareholders is required for the merger or the corporation is a subsidiary that is merged with its parent corporation; (ii) consummation of a plan of exchange where the corporation is a party as the corporation whose shares will be acquired; (iii) consummation of a disposition of all or substantially all of the property of the corporation for which a shareholder vote is required; (iv) consummation of a disposition of all or substantially all of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to such disposition; or (v) in the event of any corporate action to the extent provided by the bylaws or a board resolution. Colorado law regarding dissenters' rights contains the same provisions as Utah law described in the third and fourth sentences of the previous paragraph.

Preemptive Rights

         Holders of Zions Common Stock do not have the preemptive right to purchase unissued or treasury shares of Zions Common Stock or any other securities of Zions in the event of an issuance of Zions Common Stock or such other securities.

         Holders of Company Common Stock do not have the preemptive right to acquire any unissued shares of Company Common Stock or any other securities convertible into shares of Company Common Stock, or securities carrying stock purchase warrants or privileges.

Dividend Rights

         Utah law generally allows a corporation, subject to restrictions in its articles of incorporation, to declare and pay dividends in cash or property, but only if the corporation is solvent and payment would not render the corporation insolvent. Zions' Articles place no further restrictions on distributions. Thus, the holders of Zions Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. However, if Zions preferred stock is issued, the Board of Directors of Zions may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on Zions Common Stock unless and until specified dividends on the preferred stock have been paid.

         Colorado law generally allows a corporation to make distributions to its shareholders in cash, property or its own shares. However, no distribution may be made if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) except as otherwise specifically allowed by the corporation's articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Company's Articles do not contain any other specific allowance. Thus, holders of Company Common Stock are entitled to distributions when, as and if declared by the Board of Directors out of funds legally available therefor.

Liquidation Rights

         Upon liquidation, dissolution or winding up of Zions, whether voluntary or involuntary, the holders of Zions Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Zions, the Board of Directors may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of Zions available for distribution before any distribution is made to the holders of Zions Common Stock.

         Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Company Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied.

Miscellaneous

         There are no sinking fund provisions, conversion rights, or redemption provisions applicable to Zions Common Stock or Company Common Stock. Holders of fully paid shares of Zions Common Stock and Company Common Stock are not subject to any liability for further calls or assessments.

                                 LEGAL OPINIONS

         An opinion with respect to certain legal matters in connection with the Reorganization will be rendered by Duane, Morris & Heckscher LLP, Washington, D.C., as counsel for Zions, and by Slivka Robinson Waters & O'Dorisio, P.C., Denver, Colorado, as counsel for the Company.

                                     EXPERTS

         The consolidated financial statements of Zions as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Registration Statement and Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in this Registration Statement and Proxy Statement/Prospectus, and upon the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in this Proxy Statement/Prospectus and in the Registration Statement in reliance upon the report of Van Dorn & Bossi, independent certified public accountants, appearing elsewhere in this Proxy Statement/Prospectus, and upon the authority of such firm as experts in auditing and accounting.

         The balance sheets at December 31, 1997 and 1996 and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995 for Sumitomo Bank of California have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report (dated January 16, 1998), and have been incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of said firm, and upon the authority of such firm as experts in accounting and auditing.

                                  OTHER MATTERS

         The Company does not expect its principal accountants to attend the Special Meeting.

         The management of the Company does not know of any other matters intended to be presented for shareholder action at the Special Meeting. If any other matter does properly come before the Special Meeting and is put to a shareholder vote, the Proxies solicited hereby will be voted in accordance with the judgment of the proxyholder named on such Proxies.

                                        By Order of the Board of Directors,

                                        /s/ David T. Manley, Jr.
                                        ----------------------------------------
                                        David T. Manley, Jr.
                                        President and Chief Executive Officer
                                        Eagle Holding Company

July 27, 1998

                              EAGLE HOLDING COMPANY

                               REPORT ON AUDITS OF
                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


Board of Directors
Eagle Bank
Broomfield, Colorado

We have audited the accompanying consolidated statements of condition of Eagle Holding Company and subsidiary as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Holding Company and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Van Dorn & Bossi

Certified Public Accountants

February 22, 1998

                              EAGLE HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                            DECEMBER 31,
                                                    ----------------------------
   ASSETS                                              1997             1996
   ------                                           -----------       ----------
Cash and due from banks                             $ 2,108,350      $ 1,671,440

Interest bearing deposits                               100,000

Federal funds sold                                    3,145,000        1,290,000

Investment securities available
     for sale (Note B)                                7,413,020        6,609,366

Loans (Note C):
  Commercial                                         21,579,122       13,483,705
  Consumer                                            5,290,247        5,708,628
  Other                                                 408,103          360,609
                                                    -----------      -----------
                                                     27,277,472       19,552,942

Less allowance for loan losses                          378,211          198,832
                                                    -----------      -----------
  Net loans                                          26,899,261       19,354,110

Premises and equipment, net (Note D)                  1,586,223        1,582,125

Accrued interest receivable                             258,987          247,896

Other assets                                             99,466          118,613
                                                    -----------      -----------
                                                    $41,510,307      $30,973,550
                                                    ===========      ===========



                 See notes to consolidated financial statements.

                                                             DECEMBER 31,
                                                       -------------------------
   LIABILITIES AND SHAREHOLDERS' EQUITY                   1997          1996
   ------------------------------------                ----------    -----------
Deposits:
     Demand:
       Regular                                         $10,049,891   $ 8,212,504
       N.O.W                                             5,442,709     4,894,948
       Other interest bearing                           13,188,499     7,528,268
     Savings                                             2,792,460     2,564,247
     Certificates of deposit:
       $100,000 and over                                 2,165,689     1,940,786
       Under $100,000                                    4,549,766     3,603,787
                                                       -----------   -----------
                                                        38,189,014    28,744,540

Accrued interest payable                                    50,462        35,236

Income taxes payable (Note E):
     Currently payable                                     288,222        83,122
     Deferred                                               43,513        35,300

Other liabilities                                          202,621        72,400
                                                       -----------   -----------
                    Total liabilities                   38,773,832    28,970,598

Commitments and contingencies (Note F)

Shareholders' equity (Note A):
     Common stock, no par value, 50,000 shares
       authorized; 32,312 and 31,684 issued and
       outstanding                                         774,571       745,813
     Undivided profits                                   1,932,932     1,244,109
     Net unrealized appreciation on securities
       available for sale, net of tax of
       $14,925 and $6,712                                   28,972        13,030
                                                       -----------   -----------
           Total shareholders' equity                    2,736,475     2,002,952
                                                       -----------   -----------
                                                       $41,510,307   $30,973,550
                                                       ===========   ===========
                                                                 0             0

                              EAGLE HOLDING COMPANY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                          1997          1996
                                                       ----------     ----------
Interest income:
     Interest and fees on loans                        $2,798,075     $1,895,272
     Investment securities:
       U.S. Treasury securities                           307,718        224,072
       U.S. Government agencies                            61,593         52,529
       Other investments                                   14,875         22,774
     Federal funds sold                                    25,330        100,651
                                                       ----------     ----------
    Total interest income                               3,207,591      2,295,298

Interest expense:
     Deposits:
       Demand                                             517,188        363,218
       Savings                                             85,666         67,314
       Certificates of deposit                            334,285        279,819
       Federal funds purchased and other                   43,359
                                                       ----------     ----------
    Total interest expense                                980,498        710,351
                                                       ----------     ----------
Net interest income before
  provision for loan losses                             2,227,093      1,584,947

Provision for loan losses                                 220,450         90,000
                                                       ----------     ----------
Net interest income after
  provision for loan losses                            $2,006,643     $1,494,947



(Continued on following page)

                              EAGLE HOLDING COMPANY

                        CONSOLIDATED STATEMENTS OF INCOME


                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
(Continued from preceding page)                           1997          1996
                                                       ---------      ----------
Noninterest income:
     Service charges, commissions and fees             $  275,543     $  244,467
     Gain on sale of SBA loans                            805,631        221,465
     Other                                                 89,852         74,824
                                                       ----------     ----------
       Total noninterest income                         1,171,026        540,756

Noninterest expense:
     Salaries and employee benefits                     1,180,163        755,941
     Occupancy expense                                    267,562        212,346
     Advertising and public relations                     110,587         79,938
     Data processing                                       89,426         83,652
     Legal and professional                                52,326         29,923
     Printing and supplies                                 50,834         51,774
     Postage                                               42,475         33,373
     Telephone                                             19,436         15,273
     Regulatory assessments                                10,163          6,446
     Other                                                278,134        262,079
                                                       ----------     ----------
       Total noninterest expense                        2,101,106      1,530,745
                                                       ----------     ----------
Income before income taxes                              1,076,563        504,958

Provision for income taxes (Note E):
     Currently payable                                    387,740        100,302
     Deferred                                                             71,298
                                                       ----------     ----------
       Provision for income taxes                         387,740        171,600
                                                       ----------     ----------
Net income                                             $  688,823     $  333,358
                                                       ==========     ==========




                 See notes to consolidated financial statements.

                              EAGLE HOLDING COMPANY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                   Unrealized
                                                                  Appreciation
                                                                  on Securities
                                     Common        Undivided      Available for
                                      Stock         profits           Sale
                                    --------       ---------      -------------
Balance -- January 1, 1996          $  745,813     $  910,751     $    3,745

Net income                                            333,358

Net change in unrealized
appreciation on securities
available for sale                                                     9,285
                                    ----------     ----------     ----------
Balance -- December 31, 1996           745,813      1,244,109         13,030

Net income                                            688,823

Issuance of 628 shares of
common stock                            28,758

Net change in unrealized
appreciation on securities
available for sale                                                    15,942
                                    ----------     ----------     ----------
Balance -- December 31, 1997        $  774,571     $1,932,932     $   28,972
                                    ==========     ==========     ==========



                 See notes to consolidated financial statements.

                              EAGLE HOLDING COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                        1997           1996
                                                     -----------    ----------
Cash flows from operating activities:
     Net income                                      $   688,823   $   333,358
     Adjustments to reconcile net income to net
     cash provided by operating activities:
       Deferred income tax provision                                    71,298
       Depreciation expense                              124,914        98,405
       Provision for loan losses                         220,450        90,000
       (Increase) in accrued interest receivable         (11,091)      (76,587)
       Increase in accrued interest payable
         and other liabilities                           145,447        47,499
       Increase in income taxes payable                  213,313        83,122
       Decrease (increase) in other assets                19,147       (22,819)
                                                     -----------   -----------
     Net cash provided by operating activities         1,401,003       624,276
                                                     -----------   -----------
Cash flows from investing activities:
     Proceeds from maturities of securities:
       Available for sale                              1,570,500     3,353,411
     Purchases of securities:
       Available for sale                             (2,374,154)   (5,214,068)
     Change in unrealized appreciation of
       securities available for sale, net of tax          15,942         9,285
     Decrease in deferred income taxes                                   4,783
     Increase in loans, net                           (7,765,601)   (5,420,709)
     Purchase of premises and equipment                 (129,012)      (97,347)
                                                     -----------   -----------
     Net cash (used in) investing activities          (8,682,325)   (7,364,645)
                                                     -----------   -----------
Cash flows from financing activities:
     Net increase in deposits                          9,444,474     7,211,072
     Proceeds from sale of common stock                   28,758
                                                     -----------   -----------
     Net cash provided by financing activities         9,473,232     7,211,072
                                                     -----------   -----------
Net increase in cash and cash equivalents              2,191,910       470,703
Cash and cash equivalents - January 1                  3,061,440     2,590,737
                                                     -----------   -----------
Cash and cash equivalents - December 31              $ 5,253,350   $ 3,061,440
                                                     ===========   ===========

Supplemental cash flow information:

     Cash paid for interest                          $   965,272   $   693,517
     Cash paid for income taxes                          182,640        16,754


                 See notes to consolidated financial statements.

                              EAGLE HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     -----------------------------------------------------------
     Eagle Holding Company (EHC) was incorporated in November 1996 for the purpose of becoming a bank holding company intending to own all of the outstanding shares of the common stock of Eagle Bank (the Bank) via the completion of an Exchange Agreement between EHC and the shareholders of the Bank. EHC filed a Registration Statement with the Federal Reserve Bank of Kansas City and received approval to complete the exchange in January 1997. Accordingly, the exchange of shares was consummated in January 1997.

     The accompanying consolidated financial statements have been prepared as if a pooling of interests has occurred in accordance with generally accepted accounting principles. Amounts presented in the financial statements for 1996 represent the Bank's financial statements as of December 31, 1996 and for the year then ended.

     Eagle Bank (the Bank) was incorporated in 1985 in Colorado as a national association to engage in general commercial banking. In June 1992, the Bank converted from a national bank to a state bank chartered under the laws of the State of Colorado. In accordance with applicable laws, the deficit in undivided profits of $1,015,874 as of June 1992 was permanently capitalized into surplus.

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses.

     EHC and the Bank have adopted the following significant generally accepted accounting principles and policies.

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally federal funds are sold for one-day periods.

     The Bank adopted Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Management determines the appropriate classification of investment securities at the time of purchase. In accordance with FAS 115, investment securities are classified based upon management's determination and are accounted for as follows:

         Securities available for sale consist of securities not classified as held to maturity. Available for sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of shareholders' equity until realized.

         Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are written down to their fair value with such write downs included in income as realized losses. No such write downs occurred in 1997 or 1996.

     Gains and losses on the sale of securities available for sale are determined using the specific identification method.

     Interest on loans is accrued based on principal amounts outstanding. Loans are reviewed regularly by management and placed on nonaccrual when the collection of principal or interest is considered unlikely or when the loan is ninety days or more past due and the loan is not fully collateralized and in the process of collection. When a loan is placed on nonaccrual, interest accrued in the current year is charged against income and interest accrued in any prior year is charged against the allowance for loan losses unless there is a clear and documented abundance of collateral and the collection of the interest is assured within a reasonable period of time. Thereafter, interest income is not recognized until received in cash or until such time as the borrower demonstrates the ability to pay principal and interest. Placement of a loan on nonaccrual does not necessarily indicate a probable loss of principal or previously accrued but unpaid interest.

     The allowance for loan losses is established through charges to income in the form of provisions for loan losses. Losses or recoveries are charged or credited directly to the allowance. In general, the amount charged to income is based on management's periodic evaluation of the loan portfolio which considers factors such as historical loss experience, specific problem loans, an evaluation of collateral and current economic, geographic and industry conditions.

     Bank premises and equipment are carried at cost, less accumulated depreciation. Depreciation is charged to income over the estimated useful lives using the straight-line method of accounting.

     The Bank adopted Bank FAS 109--Accounting for Income Taxes--in 1993 which required the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. At December 31, 1997 and 1996, net deferred tax charges principally relate to differences between financial and tax return bases of the allowance for loan losses and property and equipment and the use of the cash method of reporting results of operations for income tax reporting purposes. The cumulative effect of the adoption of FAS 109 in January 1993 was the recording of the future tax benefits of federal income tax net operating loss carryforwards expected to be realized during the applicable carryforward periods. Accordingly, the provision for income taxes in 1996 represents a reduction of such deferred income tax charges; all carryforwards had been utilized as of December 31, 1996.

     In the normal course of business, the Bank enters into off-balance sheet financial instruments including commitments to extend credit under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.


B.   INVESTMENT SECURITIES:
     ---------------------
     The amortized cost and approximate fair values of investment securities as of December 31, 1997 and 1996 follow (rounded):

                                               Gross       Gross
                               Amortized    Unrealized   Unrealized     Fair
                                  Cost        Gains        Losses       Value
                               ----------   ----------   ----------   ----------
December 31, 1997:
Available for sale:

U.S. Treasury
  securities                   $5,568,300   $   32,700   $    2,200   $5,598,800
U.S. Government
  agencies                      1,604,100        8,600          400    1,612,300
Other                             196,700        5,200                   201,900
                               ----------   ----------   ----------   ----------
                               $7,369,100   $   46,500   $    2,600   $7,413,000
                               ==========   ==========   ==========   ==========
December 31, 1996:
Available for sale:

U.S. Treasury
  securities                   $5,368,400   $   18,500   $   11,300   $5,375,600
U.S. Government
  agencies                      1,059,100       11,800          500    1,070,400
Other                             162,100        1,200                   163,300
                               ----------   ----------   ----------   ----------
                               $6,589,600   $   31,500   $   11,700   $6,609,400
                               ==========   ==========   ==========   ==========

     Securities having a carrying amount of approximately $700,300 and $751,300 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

     The scheduled maturities of securities available for sale at December 31, 1997 are shown below. Maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (rounded).

                                                       Amortized        Fair
                                                         Cost           Value
                                                       ----------     ----------
     Securities available for sale:
     Due in one year or less                           $1,600,000     $1,600,900
     Due after one year through five years              5,388,200      5,422,500
     Due after five years through ten years               199,900        204,000
     Due after ten years                                  181,000        185,600
                                                       ----------     ----------
                                                       $7,369,100     $7,413,000
                                                       ==========     ==========



C.   LOANS AND ALLOWANCE FOR LOAN LOSSES:
     -----------------------------------

     The Bank has made loans to certain directors and shareholders, including their affiliated companies. These loans approximated $423,100 and $538,200 at December 31, 1997 and 1996, respectively. In addition, unused commitments to extend credit approximated $1,046,000 at December 31, 1997.

     An analysis of the allowance for loan losses for the years ended December 31, 1997 and 1996 follows:

                                         1997                     1996
                                       --------                 --------
     Balance, January 1                $198,832                 $155,846
     Charge-offs                        (59,226)                 (53,824)
     Recoveries                          18,155                    6,810
     Provision for loan losses          220,450                   90,000
                                       --------                 --------
     Balance, December 31              $378,211                 $198,832
                                       ========                 ========


D.   PREMISES AND EQUIPMENT:
     ----------------------

     Bank premises and equipment consist of the following:

                                                             DECEMBER 31,
                                                  -----------------------------
                                                     1997                1996
                                                  ----------         ----------
     Land and related improvements                  $176,000           $218,206
                    Bank building                  1,125,743          1,116,262
     Furniture, fixtures and equipment               609,353            522,399
                                                  ----------         ----------
                                                   1,911,096          1,856,867
     Less accumulated depreciation                  (324,873)          (274,742)
                                                  ----------         ----------
                                                  $1,586,223         $1,582,125
                                                  ==========         ==========

E.   INCOME TAXES:
     ------------

     The components of deferred income taxes included in the accompanying statements of income principally relate to differences between financial and income tax reporting for depreciation expense, the provision for loan losses and the utilization of the cash method of reporting financial statement results of operations.

     Deferred income tax payable at December 31, 1997 and 1996 primarily consists of the following:

                                                         1997            1996
                                                       -------          -------
     Statements of condition:
     Deferred tax liabilities:
       Cash to accrual                                 $98,995          $68,113
       Depreciation expense                             53,650           23,330
     Unrealized appreciation of securities
        available for sale                              14,925            6,712
                                                       -------          -------
                                                       167,570           98,155
                                                       -------          -------
     Deferred tax assets:
       Allowance for loan losses                       124,057           62,855
                                                       -------          -------
     Deferred tax liability, net                       $43,513          $35,300
                                                       =======          =======


F.   OTHER MATTERS:
     -------------

     The President of the Bank has options to purchase 625 shares of common stock at $54.53 and 625 shares at $ 63.22 per share, which represent book value per share when the options were granted. The options may be exercised at various times through 1999.

     The Bank is subject to dividend restrictions set forth by the Colorado Division of Banking (Division of Banking). The Bank may not, without the prior approval of the Division of Banking, declare dividends in excess of the sum of the current year's earnings and the retained net profits, as defined, from the preceding two years. The dividends that the Bank could declare at December 31, 1997 without approval approximated $1,348,000.

     A bank is required to maintain minimum amounts of capital to total "risk weighted" assets and to also maintain a minimum leverage ratio, as defined. A bank is considered adequately capitalized if its Tier 1 risk-based capital ratio is 4%, its total risk-based capital ratio is 8% and its leverage ratio is 3%. At December 31, 1997, Eagle Bank maintained a Tier 1 risk-based capital ratio of 9.17%, a total risk-based capital ratio of 10.41% and a leverage ratio of 6.85%, respectively.

     In the normal course of business, the Bank enters into commitments to extend credit under lines of credit, standby letters of credit and revolving credit arrangements, including credit cards. These credit instruments involve varying degrees of credit and interest rate risk not reflected in the accompanying financial statements. These instruments generally have fixed expiration dates and do not necessarily represent future cash requirements since they often expire unused. The Bank's criteria for entering into such instruments are generally the same as those for loans made in the normal course of business, including obtaining collateral acceptable to the Bank. In addition, the Bank uses the same evaluation methodology in determining if any credit losses may be incurred as a result of utilization by the borrower. As a matter of practice, the Bank normally includes as a condition for advance that the Bank, at any time, in its absolute discretion, may terminate the right of the borrower to borrow additional amounts pursuant to the terms of the note.

     At December 31, 1997 and 1996, such unused commitments to extend credit approximated $8,577,600 and $6,183,000, respectively; the Bank anticipates no losses resulting from these commitments.

                                   EAGLE BANK

                               REPORT ON AUDIT OF
                              FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1995

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


Board of Directors
Eagle Bank
Broomfield, Colorado

We have audited the accompanying statements of condition of Eagle Bank as of December 31, 1995, and the related statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bank as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




Certified Public Accountants

February 24, 1996

                                   EAGLE BANK

                             STATEMENT OF CONDITION

                                DECEMBER 31, 1995


   ASSETS
   ------
Cash and due from banks                                              $1,510,737

Federal funds sold                                                    1,080,000

Investment securities available
  for sale (Note B)                                                   4,748,709

Loans (Note C):
  Commercial                                                          9,349,116
  Consumer                                                            4,554,590
  Other                                                                 275,541
                                                                    -----------
                                                                     14,179,247

Less allowance for loan losses                                          155,846
                                                                    -----------
  Net loans                                                          14,023,401

Premises and equipment, net (Note D)                                  1,583,183

Accrued interest receivable                                             171,309

Deferred income taxes (Note E)                                           40,781

Other assets                                                             95,794
                                                                    -----------
                                                                    $23,253,914
                                                                    ===========



                       See notes to financial statements.

   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------
Deposits:
  Demand:
    Regular                                                          $7,087,507
    N.O.W.                                                            3,518,807
    Other interest bearing                                            5,418,051
  Savings                                                             2,132,864
  Certificates of deposit:
    $100,000 or over                                                  1,039,443
    Under $100,000                                                    2,336,796
                                                                    -----------
                                                                     21,533,468

Accrued interest payable                                                 18,402

Income taxes payable (Note E):
  Currently payable
  Deferred

Other liabilities                                                        41,735
                                                                    -----------
    Total liabilities                                                21,593,605

Commitments and contingencies (Note G)

Shareholders' equity (Note A):
  Common stock, par value $5 per share;
    100,000 shares authorized; 60,900
    shares issued and outstanding                                       304,500
  Surplus                                                               441,313
  Undivided profits                                                     910,751
  Net unrealized appreciation on securities
    available for sale, net of tax of $1,929                              3,745
                                                                    -----------
    Total shareholders' equity                                        1,660,309
                                                                    -----------
                                                                    $23,253,914
                                                                    ===========
                                                                              0

                                   EAGLE BANK

                               STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995


Interest income:
  Interest and fees on loans                                         $1,520,818
  Investment securities:
    U.S. Treasury securities                                            160,014
    U.S. Government agencies                                             82,300
    Other investments                                                    75,597
  Federal funds sold                                                     11,372
                                                                     ----------
    Total interest income                                             1,850,101

Interest expense:
  Deposits:
    Demand                                                              287,227
    Savings                                                              60,038
    Certificates of deposit                                             158,108
    Federal funds purchased and other                                    47,450
                                                                     ----------
    Total interest expense                                              552,823
                                                                     ----------
Net interest income before
  provision for loan losses                                           1,297,278

Provision for loan losses                                                49,000
                                                                     ----------
Net interest income after
  provision for loan losses                                          $1,248,278



(Continued on following page)

                                   EAGLE BANK

                               STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995


(Continued from preceding page)

Noninterest income:
  Service charges, commissions and fees                                $197,105
  Gain on sale of SBA loans
  Other                                                                  54,088
                                                                      ---------
    Total noninterest income                                            251,193

Noninterest expense:
  Salaries and employee benefits                                        590,707
  Occupancy expense                                                     170,745
  Data processing                                                        77,977
  Advertising and public relations                                       73,603
  Printing and supplies                                                  41,160
  Postage                                                                35,166
  Legal and professional                                                 20,744
  Telephone                                                              12,260
  Regulatory assessments                                                 25,731
  Other                                                                 188,127
                                                                      ---------
    Total noninterest expense                                         1,236,220
                                                                      ---------
Income before income taxes                                              263,251

Provision for income taxes (Note E):
  Deferred                                                               88,500
                                                                      ---------
Net income                                                             $174,751
                                                                      =========




                       See notes to financial statements.

                                   EAGLE BANK

                        STATEMENT OF SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1995

                                                                                Unrealized
                                                                               Appreciation
                                                                               on Securities
                                Common                         Undivided       Available for
                                 Stock         Surplus          profits           Sale
                               --------        --------        --------        -------------
Balance -- January 1,
  1995                         $304,500        $441,313        $736,000          ($89,965)

Net income                                                      174,751

Net change in
  unrealized
  appreciation
  (depreciation) on
  securities
  available for sale                                                               93,710
                               --------        --------        --------          --------
Balance -- December 31,
   1995                        $304,500        $441,313        $910,751            $3,745
                               ========        ========        ========          ========



                       See notes to financial statements.

                                   EAGLE BANK

                             STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1995


Cash flows from operating activities:
  Net income                                                           $174,751
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Deferred income tax provision                                        88,500
    Depreciation and amortization                                        75,825
    Provision for loan losses                                            49,000
    (Increase) in accrued interest receivable                           (21,226)
    (Decrease) in accrued interest payable and
       other liabilities                                                (19,337)
    (Increase) in other assets                                          (48,709)
                                                                     ----------
  Net cash provided from operating activities                           298,804
                                                                     ----------
Cash flows from investing activities:
  Proceeds from maturities of securities:
    Held to maturity                                                     54,723
    Available for sale                                                2,189,656
  Purchases of securities:
    Available for sale                                                 (691,985)
    Change in unrealized appreciation of
      securities available for sale, net of tax                          93,710
    Decrease in deferred income taxes                                    48,275
    Increase in loans, net                                           (2,939,657)
    Purchase of premises and equipment                                 (786,237)
    Sales of premises and equipment                                       2,584
                                                                     ----------
    Net cash (used in) investing activities                          (2,028,931)
                                                                     ----------
Cash flows from financing activities:
    Net increase in deposits                                          2,351,103
                                                                     ----------
Net increase in cash and cash equivalents                               620,976
Cash and cash equivalents - January 1                                 1,969,761
                                                                     ----------
Cash and cash equivalents - December 31                              $2,590,737
                                                                     ==========

Supplemental cash flow information:

  Cash paid for interest                                               $546,574


                       See notes to financial statements.

                                   EAGLE BANK

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1995


A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     -----------------------------------------------------------

     Eagle Bank (the Bank) was incorporated in 1985 in Colorado as a national association to engage in general commercial banking. In June 1992, the Bank converted from a national bank to a state bank chartered under the laws of the State of Colorado. In accordance with applicable laws, the deficit in undivided profits of $1,015,874 as of June 1992 was permanently capitalized into surplus.

     The financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses.

     The Bank has adopted the following significant accounting policies:

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally federal funds are sold for one-day periods.

     The Bank adopted Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Management determines the appropriate classification of investment securities at the time of purchase. In accordance with FAS 115, investment securities are classified based upon management's determination and are accounted for as follows:

     Securities available for sale consist of securities not classified as held to maturity. Available for sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of shareholders' equity until realized.

     Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are written down to their fair value with such write downs included in income as realized losses. No such write downs occurred in 1995.

     Gains and losses on the sale of securities available for sale are determined using the specific identification method.

     Interest on loans is accrued based on principal amounts outstanding. Loans are reviewed regularly by management and placed on nonaccrual when the collection of principal or interest is considered unlikely or when the loan is ninety days or more past due and the loan is not fully collateralized and in the process of collection. When a loan is placed on nonaccrual, interest accrued in the current year is charged against income and interest accrued in any prior year is charged against the allowance for loan losses unless there is a clear and documented abundance of collateral and the collection of the interest is assured within a reasonable period of time. Thereafter, interest income is not recognized until received in cash or until such time as the borrower demonstrates the ability to pay principal and interest. Placement of a loan on nonaccrual does not necessarily indicate a probable loss of principal or previously accrued but unpaid interest.

     The allowance for loan losses is established through charges to income in the form of provisions for loan losses. Losses or recoveries are charged or credited directly to the allowance. In general, the amount charged to income is based on management's periodic evaluation of the loan portfolio which considers factors such as historical loss experience, specific problem loans, an evaluation of collateral and current economic, geographic and industry conditions.

     Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are charged to income over the estimated useful lives or lease periods, if shorter, using the straight-line method of accounting.

     The Bank adopted Bank FAS 109 -- Accounting for Income Taxes -- in 1993 which required the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. At December 31, 1995, net deferred tax charges principally relate to differences between financial and tax return bases of the allowance for loan losses and property and equipment and the use of the cash method of reporting results of operations for income tax reporting purposes. The cumulative effect of the adoption of FAS 109 in January 1993 was the recording of the future tax benefits of federal income tax net operating loss carryforwards expected to be realized during the applicable carryforward periods. Accordingly, the provision for income taxes in 1995 represents a reduction of such deferred income tax charges. All such carryforwards have been utilized as of December 31, 1995.

     In the normal course of business, the Bank enters into off-balance sheet financial instruments including commitments to extend credit under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

B.   INVESTMENT SECURITIES:
     ---------------------

     The amortized cost and approximate fair values of investment securities as of December 31, 1995 follow (rounded):

                                               Gross       Gross
                                Amortized   Unrealized   Unrealized      Fair
                                  Cost         Gains       Losses        Value
                               ----------   ----------   ----------   ----------
     Available for sale:

     U.S. Treasury
       securities              $2,458,000   $   11,900   $    1,500   $2,468,400
     U.S. Government
       agencies                 1,071,700       10,800        6,100    1,076,400
     Other                      1,213,300        4,900       14,200    1,204,000
                               ----------   ----------   ----------   ----------
                               $4,743,000   $   27,500   $   21,800   $4,748,700
                               ==========   ==========   ==========   ==========


     Securities having a carrying amount of approximately $2,717,400 at December 31, 1995 were pledged to secure public deposits and for other purposes required or permitted by law.

     The scheduled maturities of securities available for sale at December 31, 1995 are shown below. Maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (rounded).

                                                    Amortized           Fair
                                                      Cost              Value
                                                   ----------        ----------
     Securities available for sale:
     Due in one year or less                       $1,701,100        $1,711,500
     Due after one year through five years          2,190,900         2,179,500
     Due after five years through ten years           191,900           194,200
     Due after ten years                              659,100           663,500
                                                   ----------        ----------
                                                   $4,743,000        $4,748,700
                                                   ==========        ==========


C.   LOANS AND ALLOWANCE FOR LOAN LOSSES:
     -----------------------------------

     The Bank has made loans to certain directors and shareholders, including their affiliated companies. These loans approximated $258,000 at December 31, 1995.

     An analysis of the allowance for loan losses for 1995 follows:

     Balance, January 1                                     $130,040
     Charge-offs                                             (32,464)
     Recoveries                                                9,270
     Provision for loan losses                                49,000
                                                            --------
     Balance, December 31                                   $155,846
                                                            ========

D.   PREMISES AND EQUIPMENT:
     ----------------------

     Bank premises and equipment consist of the following:

     Land and related improvements                                     $218,206
     Bank building                                                    1,114,037
     Leasehold improvements                                              70,622
     Furniture, fixtures and equipment                                  442,677
                                                                     ----------
                                                                      1,845,542
     Less accumulated depreciation                                     (262,359)
                                                                     ----------
                                                                     $1,583,183
                                                                     ==========


E.   INCOME TAXES:
     ------------

     The components of deferred income taxes included in the accompanying statement of income and statement of condition are as follows:

     Statement of income:
       Cash to accrual conversion                                       $14,500
       Utilization of tax net operating loss                            $90,700
         carryforwards                                                 ($16,700)
       Provision for loan losses                                       --------
                                                                        $88,500
                                                                       ========

     Statement of condition:
     Deferred tax assets:
       Net operating loss carryforwards                                 $62,300
       Allowance for loan losses                                         30,700
       All other                                                          1,210
       Provision for loan losses                                       --------
                                                                         94,210
       Provision for loan losses                                       --------

     Deferred tax liabilities:
       Cash to accrual                                                  (51,500)
       Unrealized appreciation of securities
         available for sale                                              (1,929)
       Provision for loan losses                                       --------
                                                                        (53,429)
       Provision for loan losses                                       --------
     Deferred tax asset, net                                            $40,781
                                                                       ========

F.   FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS:
     ------------------------------------------------

     FAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value of all financial instruments for which it is practicable to estimate that value. Fair value is defined in FAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In defining fair value, FAS No. 107 indicates that quoted market prices are the preferred means of estimating the value of a specific instrument. However, when quoted market prices are not available, fair values should be determined using various valuation techniques such as discounted cash flow calculations.

     Due to the nature of its business and the financing needs of its customers, the Bank is involved with a large number of financial instruments, many of which an active market does not exist. Accordingly, the Bank has used various valuation techniques to estimate the fair value of its financial instruments. These techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of cash flows, to value similar instruments. As a result, the fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized by the immediate sale or settlement of the instrument. Furthermore, the estimates reflect a point in time valuation that could change significantly based on changes in outside economic factors such as the general level of interest rates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. Because FAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying market value of the Bank.

     In cases where quoted market prices were not available, fair values were estimated using discounted cash flow. For financial instruments with a remaining average life to maturity of one year or less, carrying amounts were used as an approximation of fair values. The use of discount rates and cash flow estimates could have a significant effect on fair value amounts. In accordance with the provisions of FAS No. 107, the estimated fair values of credit card loans, residential real estate mortgage loans and deposits do not take into account the fair values of long-term relationships, which are integral parts of the related financial instruments. The disclosed estimated fair values of such instruments would increase significantly if the fair values of the long-term relationships were considered.

     The following assumptions were used in estimating the fair value of specific financial instruments.

     Cash and due from banks, including federal funds sold--fair value equals or approximates carrying amount as these items have no interest rate or credit risk.

     Investment securities -- fair value is based primarily on available market quotes. If market quotes were not available, fair values were based on market quotes of similar instruments.

     Loans -- the loan portfolio consists of both variable and fixed rate loans. The carrying amounts of variable rate loans, a majority of which reprice within the next twelve months and for which there has been no significant change in credit risk, were assumed to approximate fair values. The fair values for fixed rate loans were estimated using discounted cash flows, where possible. The discount rates applied were based on the current interest rates for loans with similar terms to borrowers of similar credit quality.

     Deposit liabilities -- the fair value of demand deposits, savings accounts and certain money market deposits is defined by FAS No. 107 to be equal to the amount payable on demand at the date of the financial statements. Fair value of fixed rate deposits were estimated based on discounted cash flows.

     Loan commitments and Letters of Credit -- in that the majority of the Bank's commitments have variable rates, it was estimated that such instruments do not expose the Bank to interest rate risk. In addition, the Bank normally includes as a condition for advance that the Bank, at any time, in its absolute discretion, may terminate the right of the borrower to borrow additional amounts pursuant to the terms of the note.

     The estimated fair values of the financial instruments at December 31, 1995 are as follows (rounded):

                                                    Carrying
                                                      Amount          Fair Value
                                                   ----------        -----------
     Financial assets:
       Cash and due from banks                     $1,510,700         $1,510,700
       Federal funds sold                           1,080,000          1,080,000
       Securities available for sale                4,748,700          4,748,700
       Loans, net of allowance                     14,023,400         13,953,900

     Financial liabilities:
       Deposits:
         Non-interest bearing                       7,087,500          7,087,500
         Interest bearing:
           N.O.W. and other interest bearing        8,936,900          8,936,900
           Savings                                  2,132,900          2,132,900
           Time deposits                            3,376,200          3,381,400


G.   OTHER MATTERS:
     -------------

     Through March 1995, the Bank had entered into operating leases for its facilities and adjacent real estate with a partnership owned by certain of the Bank's Board of Directors. Lease expense for 1995 aggregated $7,910.

     The Bank, as landlord, has entered into operating leases for excess space with lessees. The leases range from 2-5 years and call for maximum aggregate monthly rentals of $1,092. During 1995, the Bank earned $9,828 from these leases. Future rentals will approximate $13,104 in 1996 to $750 in 2000.

     The President of the Bank has options to purchase 2,400 shares of common stock at $27.20 and $24.33 per share, which represent book value per share at the date the options were granted. The options may be exercised at various times through 1998. The President has been granted additional options for 1,200 shares based upon book value per share at December 31, 1996; these options are conditioned upon employment and would be exercisable through 1999.

     The Bank is subject to dividend restrictions set forth by the Colorado Division of Banking (Division of Banking). The Bank may not, without the prior approval of the Division of Banking, declare dividends in excess of the sum of the current year's earnings and the retained net profits, as defined, from the preceding two years. The dividends that the Bank could declare at December 31, 1995 without approval approximated $921,000.

     A bank is required to maintain minimum amounts of capital to total "risk weighted" assets and to also maintain a minimum leverage ratio, as defined. A bank is considered adequately capitalized if its Tier 1 risk-based capital ratio is 4%, its total risk-based capital ratio is 8% and its leverage ratio is 4%. At December 31, 1995, Eagle Bank maintained a Tier 1 risk-based capital ratio of 9.86%, a total risk-based capital ratio of 10.78% and a leverage ratio of 7.09%, respectively.

     In the normal course of business, the Bank enters into commitments to extend credit under lines of credit, standby letters of credit and revolving credit arrangements, including credit cards. These credit instruments involve varying degrees of credit and interest rate risk not reflected in the accompanying financial statements. These instruments generally have fixed expiration dates and do not necessarily represent future cash requirements since they often expire unused. The Bank's criteria for entering into such instruments are generally the same as those for loans made in the normal course of business, including obtaining collateral acceptable to the Bank. In addition, the Bank uses the same evaluation methodology in determining if any credit losses may be incurred as a result of utilization by the borrower. As a matter of practice, the Bank normally includes as a condition for advance that the Bank, at any time, in its absolute discretion, may terminate the right of the borrower to borrow additional amounts pursuant to the terms of the note.


     At December 31, 1995, such unused commitments to extend credit approximated $4,493,000; the Bank anticipates no losses resulting from these commitments.

                              EAGLE HOLDING COMPANY

                 CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
                                   (Unaudited)

                                                             MARCH 31,
                                                 -------------------------------
     ASSETS                                           1998               1997
     ------                                      -----------         -----------

Cash and due from banks                           $1,963,497          $2,179,381

Interest bearing deposits                                                100,000

Federal funds sold                                 2,445,000

Investment securities available for sale           8,172,252           6,056,953

Loans, net of allowances of $371,294 and
     $224,369 for loan losses                     27,549,444          22,431,258

Accrued interest receivable                          259,107             227,980

Premises and equipment, net                          306,851           1,576,109

Other assets                                          90,001             129,281
                                                 -----------         -----------
                                                 $40,786,152         $32,700,962
                                                 ===========         ===========

                                                           MARCH 31,
                                                 -------------------------------
     LIABILITIES AND SHAREHOLDERS' EQUITY            1998               1997
     ------------------------------------        -----------        -----------

Deposits:
  Demand                                          $8,856,794         $8,866,722
  N.O.W., Money Market and Savings                21,335,823         14,753,291
  Time deposits                                    7,237,352          5,334,589
                                                 -----------        -----------
                                                  37,429,969         28,954,602

Federal funds purchased                                               1,445,000

Accrued interest payable                              52,089             35,088

Other liabilities                                    385,415            204,663
                                                 -----------        -----------
  Total liabilities                               37,867,473         30,639,353

SHAREHOLDERS' EQUITY:
  Common stock, no par value; 50,000
    shares authorized; 32,312 and 31,684
    shares issued and outstanding                    774,571            745,813
  Retained earnings                                2,117,747          1,354,489
  Net unrealized appreciation (depreciation)
    on securities available for sale, net             26,361            (38,693)
                                                 -----------        -----------
  Total shareholders' equity                       2,918,679          2,061,609
                                                 -----------        -----------
                                                 $40,786,152        $32,700,962
                                                 ===========        ===========
                                                           0                  0


            See notes to condensed consolidated financial statements.

                              EAGLE HOLDING COMPANY

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                      THREE MONTHS ENDED
                                                            MARCH 31,
                                                -------------------------------
                                                  1998                   1997
                                                --------               --------
Interest income:
  Loans                                         $748,346               $581,786
  Investment securities                          117,467                 92,566
  Federaltfunds soldmand other                    43,215                  1,115
                                                --------               --------
    Total interest income                        909,028                675,467

Interest expense:
  Deposits:
    N.O.W., Money Market and Savings             209,326                118,258
      Total Certificates of deposit               92,295                 70,106
    Federal funds purchased and other                                    16,140
                                                --------               --------
      Total interest expense                     301,621                204,504

Net interest income before
  provision for loan losses                      607,407                470,963

Provision for loan losses                         60,000                 42,625
                                                --------               --------
Net interest income after
  provision for loan losses                      547,407                428,338

Noninterest income                               274,316                173,431

Noninterest expenses:
  Salaries and employee benefits                 260,047                202,436
  Data processing                                 22,242                 20,807
  Occupancy expense                               93,840                 60,741
  Other                                          149,779                145,605
                                                --------               --------
    Total noninterest expense                    525,908                429,589
                                                --------               --------

Income before income taxes                       295,815                172,180

Provision for income taxes                       111,000                 61,800
                                                --------               --------
Net income                                      $184,815               $110,380
                                                ========               ========



            See notes to condensed consolidated financial statements.

                              EAGLE HOLDING COMPANY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          THREE MONTHS ENDED
                                                                MARCH 31,
                                                     --------------------------
                                                         1998            1997
                                                     -----------    -----------
Cash flows from operating activities
Net income                                           $   184,815    $   110,380
Adjustments to reconcile net income to net cash
  provided by (applied to) operating activities:
  Provision for loan losses                               60,000         42,625
  (Increase) decrease in accrued interest
     receivable                                             (120)        19,916
  Decrease (increase) in other assets                      9,465        (10,668)
  Increase (decrease) in accrued interest
    payable                                                1,627           (148)
  (Decrease) increase in other liabilities              (148,941)        13,841
                                                     -----------    -----------
Net cash provided by operating activities                106,846        175,946

Cash flows from investing activities:
  (Purchases) sales of securities, net:
    Available for sale                                  (759,232)       552,413
    (Increase) in loans, net                            (710,183)    (3,119,773)
     Decrease in premises and equipment, net           1,279,372          6,016
                                                     -----------    -----------
Net cash (used in) investing activities                 (190,043)    (2,561,344)

Cash flows from financing activities:
  Net change in noninterest bearing deposits          (1,193,097)       654,218
  Net change in interest bearing deposits                434,052       (444,156)
  Increase in federal funds purchased                  1,445,000
  Net change in unrealized depreciation of
    securities available for sale                         (2,611)       (51,723)
                                                     -----------    -----------
Net cash (used in) provided by financing
  activities                                            (761,656)     1,603,339
                                                     -----------    -----------
Net (decrease) in cash and cash equivalents             (844,853)      (782,059)

Cash and cash equivalents, beginning of period         5,253,350      3,061,440
                                                     -----------    -----------
Cash and cash equivalents, end of period             $ 4,408,497    $ 2,279,381
                                                     ===========    ===========


            See notes to condensed consolidated financial statements.

                              EAGLE HOLDING COMPANY

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997


A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------------------------

     Eagle Holding Company (the Company) is a unitary bank holding company whose primary asset is 100% of the capital stock of Eagle Bank (the bank) which is engaged in general commercial banking in Broomfield, Colorado and the surrounding north Denver metropolitan communities. The condensed consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and accounts have been eliminated in consolidation.

     Reference is made to the consolidated financial statements of the Company included elsewhere in this Registration Statement for disclosure of the Company's significant accounting policies used in the preparation of the financial statements. Those consolidated financial statements, including notes thereto, should be read in conjunction with the condensed financial statements.

     The financial information as of March 31, 1998 and 1997 and for the three month periods ended March 31, 1998 and 1997 is unaudited. In the opinion of the Company, the condensed statements included all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.


B.   AGREEMENT AND PLAN OF MERGER:
     -----------------------------

     On June 3, 1998, the Company entered into an Agreement and Plan of Merger (the Agreement) with Zions Bancorporation (Zions) whereby the shareholders of the Company will receive shares of Zions in a non-taxable exchange. The Agreement is conditioned upon the completion of certain requirements including, but not limited to, approval by the shareholders of the Company. The Company has received requisite approvals from both federal and State of Colorado regulatory agencies.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION made as of the third day of June, 1998, among ZIONS BANCORPORATION ("Zions Bancorp"), a Utah corporation having its principal office in Salt Lake City, Utah, VAL COR BANCORPORATION, INC. ("Val Cor"), a Colorado corporation having its principal office in Denver, Colorado, VECTRA BANK COLORADO, NATIONAL ASSOCIATION ("Vectra"), a national banking association organized under the laws of the United States, EAGLE HOLDING COMPANY (the "Company"), a Colorado corporation having its principal office in Broomfield, Colorado, and EAGLE BANK (the "Bank"), a banking corporation organized under the laws of the State of Colorado

                         W I T N E S S E T H  T H A T :

         WHEREAS, the Company is a bank holding company and the sole shareholder of the Bank;

         WHEREAS, Zions Bancorp is a bank holding company and the sole shareholder of Val Cor;

         WHEREAS, Val Cor is a bank holding company and the sole shareholder of Vectra;

         WHEREAS, Zions Bancorp and Val Cor each desire to affiliate with the Company through the merger of the Company with and into Val Cor, with Val Cor to be the surviving corporation (the "Holding Company Merger") and, in addition, to cause the merger of the Bank with and into Vectra, with Vectra to be the surviving national banking association (the "Bank Merger");

         WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company, its shareholders, its customers and those of the Bank and the areas served by the Company and the Bank to become affiliated with Zions Bancorp through the Holding Company Merger and to cause the Bank Merger;

         WHEREAS, the respective boards of directors of Vectra and the Bank have determined that it would be in the best interests of Vectra or the Bank, as the case may be, its shareholders and customers, for Vectra and the Bank to merge with each other;

         WHEREAS, the respective Boards of Directors of Zions Bancorp, Val Cor, and the Company have agreed to cause the Holding Company Merger pursuant to the provisions of section 7-111-101 et seq. of the Colorado Business Corporation Act; and to cause the Bank Merger pursuant to the provisions of section 215a of the National Bank Act (12 U.S.C. ss. 215a) and section 11-4-102 et seq. of the Colorado Revised Statutes;

         WHEREAS, the respective Boards of Directors of Vectra and the Bank have agreed to cause the Bank Merger pursuant to the provisions of section 215a of the National Bank Act and section 11-4-102 et seq. of the Colorado Revised Statutes; and

         WHEREAS, the parties intend that the Holding Company Merger and the Bank Merger qualify as one or more tax-free reorganizations under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, the parties agree as follows:


1.       Combinations.

         1.1.  Form of Combinations.

                  (a) Val Cor and the Company will execute a merger agreement (the "Holding Company Merger Agreement") substantially in the form of Exhibit I attached hereto. Subject to the provisions of the Holding Company Merger Agreement, the Company will be merged with and into Val Cor in the Holding Company Merger with Val Cor as the surviving corporation. The shares of common stock, no par value, of the Company (the "Company Common Stock") shall be canceled and immediately converted into the right to receive, subject to the terms, conditions, and limitations set forth herein, such consideration as is provided in section 1.2(a) hereof.

                  (b) Vectra and the Bank will execute a merger agreement (the "Bank Merger Agreement") substantially in the form of Exhibit II attached hereto. Immediately following the effectiveness of the Holding Company Merger, and subject to the provisions of the Bank Merger Agreement, the Bank will be merged with and into Vectra in the Bank Merger with Vectra as the surviving national banking association. The shares of common stock of the Bank shall be canceled.

         1.2. Consideration for Holding Company Merger.

                  (a) Subject to the terms, conditions, and limitations set forth herein, upon surrender of his, her or its certificate or certificates in accordance with Section 1.1 hereof, each holder of shares of Company Common Stock shall be entitled to receive, in exchange for each share of Company Common Stock held of record by such stockholder as of the Effective Date (as hereinafter defined), that number of shares of the common stock of Zions Bancorp, no par value (the "Zions Bancorp Stock") calculated by dividing the Consideration Number by the total number of shares of Company Common Stock that shall be issued and outstanding at the Effective Date.

                  (b) As used in paragraph (a) of this section 1.2, the term "Consideration Number" means 230,000. Notwithstanding the foregoing, if the Transaction Expenses (as hereinafter defined), determined on a pre-tax basis in accordance with generally accepted accounting principles, exceed $65,000, then the "Consideration Number" shall be equal to 230,000 less the number calculated by dividing the Transaction Expenses in excess of $65,000, net of any associated tax benefit, by $50.375. As used in the preceding sentence, "Transaction Expenses" are all expenses incurred from April 1, 1998 through the Effective Date with respect to attorneys, accountants, investment bankers, consultants, brokers and finders who will have rendered services to the Company or the Bank in connection with the transactions contemplated by this Agreement, it being agreed that none of the following expenses are Transaction Expenses: (i) the cost of the audit of the financial statements of the Company and the Bank as of December 31, 1997 and the year then ended; (ii) the monthly accrual of the expense associated with the audit of the financial statements of the Company and the Bank as of December 31, 1998 and the year then ended; (iii) the cost of addressing the risk that certain computer applications used by the Company and the Bank may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999; (iv) costs incurred at the request of Zions Bancorp, Val Cor or Vectra to prepare for the electronic and systematic conversion of data regarding the Bank to Zions Bancorp's own system of electronic data processing; (v) distribution of benefits accrued for the benefit of participants in the Profit Sharing Plan of the Bank; or (vi) costs of sponsoring Broomfield High School and City of Broomfield scoreboards committed to before May 1, 1998 and related advertising costs incurred by the Bank and accounted for under generally accepted accounting principles.

         1.3. No Fractional Shares. Zions Bancorp will not issue fractional shares of its stock. In lieu of fractional shares of Zions Bancorp Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Bancorp Stock shall receive an amount of cash equal to the product of such fraction times $50.375. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

         1.4. Dividends; Interest. No shareholder of the Company will be entitled to receive dividends on his, her or its Zions Bancorp Stock until he, she or it exchanges his, her or its certificates representing Company Common Stock for Zions Bancorp Stock. Any dividends declared on Zions Bancorp Stock to holders of record on or after the Effective Date shall, with respect to stock to be delivered pursuant to this Agreement to shareholders of the Company who have not exchanged their certificates representing Company Common Stock for Zions Bancorp Stock, be paid to the Exchange Agent (as designated in Section 1.5 of this Agreement) and, upon receipt from a former shareholder of the Company of certificates representing shares of Company Common Stock, the Exchange Agent shall forward to such former shareholder of the Company (i) certificates representing his or her shares of Zions Bancorp Stock, (ii) dividends declared thereon subsequent to the Effective Date (without interest) and (iii) the cash value of any fractional shares determined in accordance with Section 1.3 hereof.

         1.5. Designation of Exchange Agent.

                  (a) The parties to this Agreement hereby designate Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah ("Zions Bank"), as Exchange Agent to effect the exchanges contemplated hereby.

                  (b) Zions Bancorp will, on the Effective Date or as soon thereafter as is practicable, issue and deliver to Zions Bank the share certificates representing shares of Zions Bancorp Stock and the cash in lieu of fractional shares to be paid to holders of Company Common Stock in accordance with this Agreement.

         1.6. Notice of Exchange. Promptly after the Effective Date, Zions Bank shall mail to each holder of one or more certificates formerly representing Company Common Stock, except to such holders as shall have waived the notice required by this Section 1.6, a letter of transmittal specifying the Effective Date and notifying such holder of the procedures to be followed in surrendering his, her or its certificate or certificates to Zions Bank for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of the Company.

         1.7. Treatment of Stock Options.

                  (a) Simultaneously herewith, David T. Manley shall enter into an agreement with Zions Bancorp, substantially in form and substance as that set forth in Exhibit III attached hereto, in which he agrees that prior to the Effective Date (as herein defined) he will exercise all stock options to purchase Company Common Stock which he owns and which by their terms are then exercisable.

                  (b) Each stock option to purchase Company Common Stock not exercised prior to the Effective Date shall automatically be canceled on and as of the Effective Date.

         1.8. Voting Agreements. Simultaneously herewith, each shareholder of the Company who is listed on Schedule 1.8 annexed hereto shall enter into an agreement with Zions Bancorp, substantially in form and substance as that set forth as Exhibit IV attached hereto, in which he or she agrees to vote all shares of Company Common Stock which may be voted, or whose vote may be directed, by him or her, in favor of the transactions contemplated by this Agreement at the meeting of shareholders at which such transaction shall be considered.

         1.9. Consent to Assignment and Amendment to Lease Agreement. Simultaneously herewith, MCR, Thomas Family Partnership, LLLP, and the Bank shall enter into a Consent to Assignment and Amendment to Lease Agreement, substantially in form and substance as that set forth as Exhibit V attached hereto.

         1.10. Employee Benefits. If any employee of the Company or of the Bank becomes a participant in any employment benefit plan, practice, or policy of Zions Bancorp, such employee shall be given credit under such plan, practice, or policy for all service prior to the Effective Date with the Company or the Bank for purposes of eligibility and vesting, but not for benefit accrual purposes, for which such service is taken into account or recognized, provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of the Company or the Bank that continue in effect following the Effective Date.


2.       Effective Date.

         The Effective Date shall be the date specified in the Articles of Merger to be filed with the Secretary of State of the State of Colorado to effectuate the Holding Company Merger, which date shall be the latest of:

         2.1. Shareholder Approval. The day upon which the shareholders of the Company approve, ratify, and confirm the Holding Company Merger; or

         2.2. Federal Reserve Approval. The first to occur of (a) the date thirty days following the date of the order of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco acting pursuant to authority delegated to it by the Board of Governors of the Federal Reserve System (collectively, the "Board of Governors") approving the Holding Company Merger, or (b) if, pursuant to section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse, or (c) the date ten days following the date on which the Board of Governors indicates its waiver of jurisdiction over the Holding Company Merger; or

         2.3. OCC Approval. The first to occur of (a) the date thirty days following the date of the order of the Office of the Comptroller of the Currency (the "OCC") approving the Bank Merger, or (b) if, pursuant to section 321(b) of the Riegle Act, the OCC shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or

         2.4. Utah Commissioner Approval. If such an order shall be required by law, the date ten days following the date of the order of the Commissioner of Financial Institutions of the State of Utah (the "Commissioner") approving the transactions contemplated by this Agreement; or

         2.5. Colorado Banking Board Approval. If such an order shall be required by law, the date ten days following the date of the order of the Colorado State Banking Board (the "Banking Board") approving the transactions contemplated by this Agreement; or

         2.6. Other Regulatory Approvals. The date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by this Agreement is obtained or any waiting period mandated by such order, approval, or consent has run; or

         2.7. Expiration of Stays. Ten days after any stay of the approvals of any of the Board of Governors, the OCC, the Commissioner, or the Banking Board of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed; or

         2.8. Mutual Agreement. Such other date as shall be mutually agreed to by Zions Bancorp and the Company.


3.       Conditions Precedent to Performance of Obligations of the Parties.

         The obligations of Zions Bancorp, Val Cor, and the Company to consummate the Holding Company Merger and the obligations of Vectra and the Bank to consummate the Bank Merger shall be subject to the conditions that on or before the Effective Date:

         3.1. Approval by Shareholders of the Company. The shareholders of the Company, acting pursuant to a proxy statement in form and substance satisfactory to Zions Bancorp and its counsel, shall have authorized, ratified, and confirmed the Holding Company Merger by not less than the requisite percentage of the outstanding voting stock of each class of the Company, in accordance with the applicable laws of the State of Colorado and the articles of incorporation and by-laws of the Company.

         3.2. Regulatory Approvals. Orders, consents, and approvals, in form and substance reasonably satisfactory to Zions Bancorp and the Company, shall have been entered by the requisite governmental authorities, granting the authority necessary for consummation of the transactions contemplated by this Agreement and the operation by Zions Bancorp and Val Cor of the business of the Company, the business of the Bank, and each of the branches of the Bank, pursuant to the provisions of applicable law; and all other requirements prescribed by law or by the rules and regulations of any other regulatory authority having jurisdiction over such transactions shall have been satisfied.

         3.3. Absence of Litigation. No action, suit, or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Holding Company Merger or the Bank Merger, or which would reasonably be expected to restrict materially the operation of the business of the Company or that of the Bank or the exercise of any rights with respect thereto or to subject either of the parties hereto or any of their subsidiaries, directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their subsidiaries, directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to either party hereto or its subsidiaries, directors, or officers.

         3.4.  Registration Statement.

                  (a) Effectiveness. The registration statement to be filed by Zions Bancorp with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of the shares of Zions Bancorp Stock to be issued as consideration in connection with the Holding Company Merger (the "Registration Statement") shall have become effective under the Securities Act, and Zions Bancorp shall have received all required state securities laws or "blue sky" permits and other required authorizations or confirmations of the availability of exemptions from registration requirements necessary to issue Zions Bancorp Stock in the Holding Company Merger.

                  (b) Absence of Stop-Order. Neither the Registration Statement nor any such required permit, authorization, or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority.

         3.5. Federal Income Taxation. Zions Bancorp and the Company shall have received a written opinion of Slivka Robinson Waters & O'Dorisio, P.C., or of Duane, Morris & Heckscher LLP, or of another firm mutually agreeable to Zions Bancorp and the Company, applying existing law, that the Holding Company Merger and the Bank Merger shall qualify as one or more reorganizations under section 368(a)(1) of the Code and the regulations and rulings promulgated thereunder. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Zions Bancorp, the Company, and others.

         3.6. Adverse Legislation. Subsequent to the date of this Agreement no legislation shall have been enacted and no regulation or other governmental requirement shall have been adopted or imposed that renders or will render consummation of any of the material transactions contemplated by this Agreement impossible.


4. Conditions Precedent to Performance of the Obligations of Zions Bancorp, Val Cor, and Vectra.

         The obligations of Zions Bancorp, Val Cor, and Vectra hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Zions Bancorp in writing unless not so permitted by law:

         4.1. Representations and Warranties; Performance of Obligations. All representations and warranties of the Company and the Bank contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of the Company or the Bank contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by the Company or the Bank on or prior to the Effective Date shall have been so performed or met. On the Effective Date, the president and chief executive officer and the chief financial officer of each of the Company and the Bank shall deliver to Zions Bancorp a certificate to that effect. The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of the Company and the Bank made in this Agreement.

         4.2. Opinion of Company Counsel. Zions Bancorp shall have received an opinion letter from Slivka Robinson Waters & O'Dorisio, P.C., dated the Effective Date, substantially in form and substance as that set forth as Exhibit VI attached hereto.

         4.3. Opinion of Company Litigation Counsel. Zions Bancorp shall have received an opinion letter from legal counsel handling litigation matters for the Company and the Bank, dated the Effective Date, substantially in form and substance as that set forth as Exhibit VII attached hereto.

         4.4. Delivery of Branch Authorizations. The Company shall have delivered to Zions Bancorp originals or certified copies of all of the regulatory authorizations entitling the Bank to operate each of its branch offices, together with a certification by the president and chief executive officer and the chief financial officer of the Bank dated the Effective Date, certifying that such branch certificates have not been revoked or threatened to be revoked and that such certificates are in full force and effect.

         4.5.  No Adverse Developments.

                   (a) During the period from March 31, 1998 to the Effective Date, (i) there shall not have been any material adverse change in the financial position or results of operations of the Company or the Bank taken as a whole, nor shall the Company or the Bank have sustained any material loss or damage to its properties, whether or not insured, which materially affects its ability to conduct its business; and (ii) none of the events described in clauses (a) through (f) of Section 6.16 of this Agreement shall have occurred, and each of the practices and conditions described in clauses (x) through (z) of that section shall have been maintained.

                   (b) As of the Effective Date, the capital structure of the Company and the capital structure of the Bank shall be as stated in section 6.9.

                   (c) As of the Effective Date, other than liabilities incurred in the ordinary course of business subsequent to March 31, 1998, there shall be no liabilities of the Company or the Bank which are material to the Company on a consolidated basis which were not reflected on the balance sheet of the Company or the Bank as of March 31, 1998.

                  (d) No adverse action shall have been instituted or threatened against the Company or the Bank by any governmental authority, or referred by a governmental authority to another governmental authority, for the enforcement or assessment of penalties for the violation of any laws of regulations relating to equal credit opportunity, fair housing, or fair lending.

                  (e) Zions Bancorp shall have received a certificate dated the Effective Date, signed by the president and the chief financial officer of the Company and the president and the chief financial officer of the Bank, certifying to the matters set forth in paragraphs (a), (b), (c), and (d) of this section 4.5. The delivery of such officers' certificate shall in no way diminish the warranties and representations of the Company or those of the Bank made in this Agreement.

         4.6. Consolidated Net Worth. On and as of the Effective Date, the consolidated net worth of the Company as determined in accordance with generally accepted accounting principles shall not be less than the sum of (a) $2,917,000 and (b) the aggregate contributions to capital caused by the payments accompanying the exercise of any stock options on or after March 31, 1998.

         4.7. Loan Loss Reserve. On and as of the Effective Date, the aggregate reserve for loan losses of the Bank as determined in accordance with generally accepted accounting principles shall not be less than $371,294.

         4.8. CRA Rating. The CRA rating of the Bank shall be no lower than "satisfactory."

         4.9. Employment Agreement. David T. Manley shall have entered into an employment agreement with Vectra substantially in form and substance as that set forth as Exhibit VIII attached hereto.

         4.10. Accounting Treatment.

                  (a) Zions Bancorp shall have received a certificate dated the Effective Date, signed by the president and the chief financial officer of the Company and the president and the chief financial officer of the Bank, in form and substance satisfactory to Zions Bancorp, certifying to the matters set forth in Exhibit IX attached hereto.

                  (b) Unless repurchases by Zions Bancorp of shares of its common stock shall have made the receipt of such letters impracticable,

                           (i) Zions Bancorp shall have received letters from
KPMG Peat Marwick LLP ("KPMG"), its independent auditing firm, dated the date of or shortly prior to each of the mailing date of the proxy materials to the shareholders of the Company, and the Effective Date, stating its opinion that the reorganization contemplated by this Agreement shall qualify for pooling-of-interest accounting treatment; and

                           (ii) the Company shall have received letters from Van
Dorn & Bossi, its independent auditing firm, dated the date of or shortly prior to each of the mailing date of the proxy materials to the shareholders of the Company, and the Effective Date, stating its opinion that the reorganization contemplated by this Agreement shall qualify for pooling-of-interest accounting treatment.

         4.11. Consolidated Audit. The audit of the consolidated accounts of the Company and the Bank by Van Dorn & Bossi as of December 31, 1997 and for the year then ended shall have been completed, and no material adverse change to the financial condition of the Company shall have been revealed, nor shall any material adjustments to the financial accounts of the Company or the Bank have been recorded, as a result thereof.

         4.12. Affiliates' Agreements. Zions Bancorp shall, not later than thirty days prior to the Effective Date, have received a written agreement from each "affiliate" of the Company (as that term is used in section 7.7 of this Agreement) reasonably acceptable to Zions and consistent with section 7.7 of this Agreement.


5. Conditions Precedent to Performance of Obligations of the Company and the Bank.

         The obligations of the Company and the Bank hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by the Company in writing unless not so permitted by law:

         5.1. Representations and Warranties; Performance of Obligations. All representations and warranties of Zions Bancorp, Val Cor, and Vectra contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of Zions Bancorp, Val Cor, and Vectra contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by Zions Bancorp, Val Cor, or Vectra on or prior to the Effective Date shall have been so performed or met. On the Effective Date, either the President or an Executive Vice President of Zions Bancorp and either the Chairman, the President or an Executive Vice President of each of Val Cor and Vectra shall deliver to the Company a certificate to that effect. The delivery of such officer's certificate shall in no way diminish the warranties, representations, covenants, and obligations of Zions Bancorp, Val Cor, and Vectra made in this Agreement.

         5.2. Opinion of Zions Bancorp Counsel. The Company shall have received an opinion letter from Duane, Morris & Heckscher LLP, dated the Effective Date, substantially in form and substance as that set forth as Exhibit X attached hereto.

         5.3. No Adverse Developments. During the period from March 31, 1998 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Zions Bancorp and its subsidiaries, taken as a whole, nor shall Zions Bancorp and its subsidiaries, taken as a whole, have sustained any material loss or damage to their properties, whether or not insured, which materially affects their ability to conduct their business; and the Company shall have received a certificate dated the Effective Date signed by either the President of Zions Bancorp or an Executive Vice President of Zions Bancorp to the foregoing effect. The delivery of such officer's certificate shall in no way diminish the warranties and representations of Zions Bancorp made in this Agreement.

         5.4.  Status of Zions Bancorp Stock.

                  (a) Zions Bancorp Stock shall be listed on the Nasdaq National Market (or else shall be listed on the New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "Amex")).

                  (b) The shares of Zions Bancorp Stock issuable in the Holding Company Merger shall have been approved for inclusion on the Nasdaq National Market subject only to official notice of issuance (or if Zions Bancorp Stock shall be listed on the NYSE or the Amex, such shares shall be approved for inclusion on the NYSE or Amex, as appropriate).


6.       Representations and Warranties of the Company and the Bank.

         The Company (with respect to the Company and the Bank) and the Bank (solely with respect to itself) each represent and warrant to Zions Bancorp, Val Cor, and Vectra as follows:

         6.1. Organization, Powers, and Qualification. Each of the Company and the Bank is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of the Company and the Bank owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not adversely affect the operation and properties of the Company or the Bank in any material respect. Each of the Company and the Bank is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in material liability or adversely affect the operation and properties of the Company or the Bank in any material respect.

         6.2. Execution and Performance of Agreement. Each of the Company and the Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its terms.

         6.3. Absence of Violations. Except as set forth on Schedule 6.3 hereof:

                  (a) neither the Company nor the Bank is in violation of its charter documents or bylaws, nor in any material respect of any applicable federal, state, or local law or ordinance nor any order, rule, or regulation of any federal, state, local, or other governmental agency or body, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a materially adverse effect on its business, properties, liabilities, financial position, results of operations, or prospects; and neither the Company nor the Bank has received any claim or notice of violation with respect thereto;

                  (b) neither the Company nor the Bank nor any member of the management of either of them is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the Federal Reserve Bank of Kansas City, the Federal Deposit Insurance Corporation (the "FDIC"), any other banking or securities authority of the United States or the State of Colorado, or any other regulatory agency that relates to the conduct of the business of the Company or the Bank or their assets; and except as previously disclosed to Zions Bancorp in writing, no such agreement, memorandum, order, condition, or decree is pending or, to the knowledge of the Company and the Bank, threatened;

                  (c) each of the Company and the Bank has established policies and procedures to provide reasonable assurance of compliance in a safe and sound manner with the federal banking, credit, housing, consumer protection, and civil rights laws and with all other laws applicable to the operations of the Company and the Bank and the regulations adopted under each of those laws, so that transactions be executed and assets be maintained in accordance with such laws and regulations; and each of the Company and the Bank has established policies and practices with respect to all such laws and regulations to reasonably limit noncompliance and detect and report noncompliance to its management; and

                  (d) the Bank has established a CRA policy which provides for
(i) goals and objectives consistent with CRA; (ii) a methodology for self-assessment by the board of directors of the Bank; (iii) ongoing CRA training of all personnel of the Bank; and (iv) procedures whereby all significant CRA-related activity is documented; and the Bank has officially designated a CRA officer who reports directly to the board of directors and is responsible for the CRA program of the Bank.

         6.4. Compliance with Agreements. Neither the Company nor the Bank is in violation of any material term of any material security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate. The capital ratios of each of the Company and the Bank comply fully with all terms of all currently outstanding supervisory and regulatory requirements and with the conditions of all regulatory orders and decrees.

         6.5. Binding Obligations; Due Authorization. Subject to the approval of its shareholders and all necessary bank regulatory authorities, this Agreement constitutes valid, legal, and binding obligations of each of the Company and the Bank, enforceable against each of the Company and the Bank in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of the Company and the Bank. Subject to approval by its shareholders of this Agreement and all necessary bank regulatory authorities, no other corporate proceedings on the part of either the Company or the Bank are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

         6.6. Absence of Default. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of the Company or the Bank. Such execution, consummation, or fulfillment will not (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or, except as set forth on Schedule 6.6 hereof, give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of the Company or the Bank pursuant to any material agreement or instrument under which the Company or the Bank is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of the Company or the Bank in respect of which it is an obligor; (b) if the Holding Company Merger is approved by the Board of Governors under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the Bank Merger is approved by the OCC, the Commissioner, and the Banking Board, violate any law, statute, rule, or regulation of any government or agency to which the Company or the Bank is subject and which is material to its operations; or (c) violate any judgment, order, writ, injunction, decree, or ruling to which the Company or the Bank or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of or waiver of jurisdiction over the transactions contemplated by this Agreement by the Board of Governors, the OCC, the Commissioner, and the Banking Board.

         6.7. Compliance with BHC Act.

                  (a) The Company is registered as a bank holding company under the BHC Act. All of the activities and investments of the Company conform to the requirements applicable generally to bank holding companies under the BHC Act and the regulations of the Board of Governors adopted thereunder.

                  (b) No corporation or other entity, other than the Company, is registered or is required to be registered as a bank holding company under the BHC Act by virtue of its control over the Bank or over any company that directly or indirectly has control over the Bank.

         6.8. Subsidiaries.

                  (a) Other than the Bank, which is a direct, wholly-owned subsidiary of the Company, the Company does not have any direct or indirect subsidiaries and does not directly or indirectly own, control, or hold with the power to vote any shares of the capital stock of any company (except shares held by the Bank for the account of others in a fiduciary or custodial capacity in the ordinary course of its business). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of the Bank, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of the Bank. There are no other direct or indirect subsidiaries of the Company which are required to be consolidated or accounted for on the equity method in the consolidated financial statements of the Company or the financial statements of the Bank prepared in accordance with generally accepted accounting principles.

                  (b) Except as specified in the previous subsection, neither the Company nor the Bank has a direct or indirect equity or ownership interest which represents 5 percent or more of the aggregate equity or ownership interest of any entity (including, without limitation, corporations, partnerships, and joint ventures).

         6.9. Capital Structure.

                  (a) The authorized capital stock of the Company consists of
(i) 50,000 shares of Company Common Stock, of which, as of the date of this Agreement, 32,312 shares have been duly issued and are validly outstanding, fully paid, nonassessable, and held by approximately six shareholders of record. The aforementioned shares of Company Common Stock are the only voting securities of the Company authorized, issued, or outstanding as of such date; and except as set forth on Schedule 6.9 hereof, no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of the Company are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of the Company. No shares of Company Common Stock are held by the Company as treasury shares. None of the Company Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of the Company.

                  (b) Schedule 6.9 hereof lists all options to purchase Company securities currently outstanding and, for each such option, the date of issuance, date of exercisability, exercise price, type of security for which exercisable, and date of expiration.
Schedule 6.9 hereof further lists all shares of Company Common Stock reserved for issuance pursuant to stock option plans, agreements, or arrangements but not yet issued and all options upon shares of Company Common Stock designated or made available for grant but not yet granted.

                  (c) The authorized capital stock of the Bank consists of 100,000 shares of common stock, $5.00 par value (the "Bank Common Stock"), of which, as of the date of this Agreement, 63,368 shares have been duly issued and are validly outstanding, fully paid, nonassessable, and all of which are held of record and beneficially by the Company. The aforemen tioned shares of Bank Common Stock are the only voting securities of the Bank authorized, issued, or outstanding as of such date; and no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of the Bank are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of the Bank. None of the Bank Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of the Bank.

                  (d) None of the shares of Company Common Stock or Bank Common Stock has been issued in violation of the preemptive rights of any shareholder.

                  (e) As of the date hereof, to the knowledge of the Company and the Bank, and except as contemplated by this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of either the Company or the Bank to vote or to dispose of his or its shares of capital stock of that entity.

                  (f) The Company has not granted any shareholder rights to dissent from any merger.

         6.10. Articles of Incorporation, Bylaws, and Minute Books. The copies of the articles of incorporation and all amendments thereto and of the bylaws, as amended, of the Company and the Bank that have been provided to Zions Bancorp and certified by the Company as complete and true copies are true, correct, and complete copies thereof. The minute books of the Company and the Bank which have been made available to Zions Bancorp for its continuing inspection until the Effective Date contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of the Company and the Bank since their respective inceptions. These minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of the Company and the Bank and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of the Company or the Bank.

         6.11. Books and Records. The books and records of each of the Company and the Bank fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. Each of the Company and the Bank follows generally accepted accounting principles applied on a consistent basis (except to the extent that different accounting principles are mandated by a bank or bank holding company regulatory agency with jurisdiction over it) in the preparation and maintenance of its books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. The Company and the Bank have made all accruals in amounts which fairly report income and expense in the proper periods in accordance with generally accepted accounting principles. Each of the Company and the Bank has filed all material reports and returns required by any law or regulation to be filed by it.

         6.12. Regulatory Approvals and Filings, Contracts, Commitments, etc. The Company has made or will, no later than ten business days after the date hereof, make available to Zions Bancorp or grant to Zions Bancorp continuing access until the Effective Date to originals or copies of the following documents relating to the Company and the Bank:

                  (a) All regulatory approvals received since January 1, 1992, of the Company and the Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

                  (b) All employment contracts, retention contracts, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, incentive, insurance arrangements or plans (including medical, disability, group life or other insurance plans), and any other remuneration or fringe benefit arrangements applicable to employees, officers, or directors of the Company or the Bank, accompanied by any agreements, including trust agreements, embodying such contracts, plans, or arrangements, and all employee manuals and memoranda relating to employment and benefit policies and practices of any nature whatsoever (whether or not distributed to employees or any of them), and any actuarial reports and audits relating to such plans;

                  (c) All material contracts, agreements, leases, mortgages, and commitments, except those entered into in the ordinary course of business, to which the Company or the Bank is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                  (d) All material contracts, agreements, leases, mortgages, and commitments, whether or not entered into in the ordinary course of business, to which the Company or the Bank is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated hereby, or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                  (e) All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not entered into in the ordinary course of business, to which the Company or the Bank is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which the Company or the Bank operates its businesses or is authorized to operate its businesses, or with respect to which the Company or the Bank has any application pending for authorization to operate its businesses;

                  (f) Any pending application, including any documents or materials related thereto, which has been filed by the Company or the Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

                  (g) All federal, state, and local tax returns, including any amended returns, filed by the Company or the Bank for the years 1991 through 1997, a copy of the most recent audit examination of each of the Company and the Bank by the Internal Revenue Service ("IRS"), and a copy of all correspondence or other documents with respect to any examination that has not yet been resolved, a copy of the most recent state or local tax agency examination, if any, of each of the Company and the Bank, and a copy of all correspondence or other documents with respect to any examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to the Company or the Bank received from or entered into with the IRS or any other taxing authority since January 1, 1988 or that would have continuing effect after the Effective Date.

         6.13. Financial Statements. The Company has furnished to Zions Bancorp its consolidated statement of condition as of each of December 31, 1995, December 31, 1996, and December 31, 1997, and its related consolidated statement of income, consolidated statement of changes in financial position, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto; the parent-only statement of condition of the Company as of March 31, 1998 and its related statement of income; and the statement of condition of the Bank as of March 31, 1998 and its related statement of income (collectively, the "Company Financial Statements"). All of the Company Financial Statements, including the related notes, (a) were prepared in accordance with generally accepted accounting principles applied in all material respects, and (b) are in accordance with the books and records of the Company and the Bank which have been maintained in accordance with generally accepted accounting principles or the requirements of bank or bank holding company regulatory authorities, as the case may be, and (c) fairly reflect the consolidated financial position of the Company as of such dates, and the consolidated results of operations of the Company (or, in the case of March 31, 1998, the unconsolidated financial position of the Company and the Bank) for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles applied in all material respects, adequate provision for, or reserves against, the possible loan losses of the Company (or, in the case of March 31, 1998, of the Bank) as of such dates.

         6.14. Call Reports; Bank Holding Company Reports.

                  (a) The Bank has made available to Zions Bancorp its Consolidated Reports of Condition and Consolidated Reports of Income for the calendar quarters dated March 31, 1995 and thereafter. All of such Consolidated Reports of Condition and Consolidated Reports of Income, including the related schedules and memorandum items, were prepared in accordance with generally accepted accounting principles applied in all material respects or, to the extent different from generally accepted accounting principles, accounting principles mandated by the applicable instructions to such Consolidated Reports of Condition or Consolidated Reports of Income.

                  (b) No adjustments are required to be made to the equity capital account of the Bank as reported on any of the Consolidated Reports of Condition referred to in Subsection 6.14(a) hereof, in any material amount, in order to conform such equity capital account to equity capital as would be determined in accordance with generally accepted accounting principles as of such date.

                  (c) The Company has furnished to Zions Bancorp (i) its annual report on Form FR Y-6 as filed with the Board of Governors as of December 31, 1997, and (ii) its semiannual report on Form FR Y-9SP as filed with the Board of Governors as of December 31, 1997.

         6.15. Absence of Undisclosed Liabilities. At March 31, 1998, neither the Company nor the Bank had any obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to the Company, except (a) as disclosed in the Company Financial Statements, or (b) as set forth on Schedule 6.15 hereof, or (c) for unfunded loan commitments made by the Company or the Bank in the ordinary course of their business consistent with past practice. The amounts set up as current liabilities for taxes in the Company Financial Statements are sufficient for the payment of all taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes and any interest, penalties, or additions to tax with respect thereto ("Tax" or "Taxes")) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 1997. Since December 31, 1997, neither the Company nor the Bank has incurred or paid any obligation or liability that would be material (on a consolidated basis) to the Company, except (x) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, or (y) as set forth on Schedule 6.15 hereof, or (z) as expressly contemplated herein.

         6.16. Absence of Certain Developments. Since March 31, 1998, except as set forth on Schedule 6.16 hereof, there has been (a) no material adverse change in the condition, financial or otherwise, or to the assets, properties, liabilities, or businesses of the Company and the Bank, (b) no material deterioration in the quality of the consolidated loan portfolio of the Company, and no material increase in the consolidated level of nonperforming assets or non-accrual loans at the Company or in the level of its consolidated provision for credit losses or its consolidated reserve for possible credit losses; (c) no declaration, setting aside, or payment by the Company or the Bank of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of the Company or the Bank; (d) no repurchase by the Company of any of its capital stock; (e) no material loss, destruction, or damage to any material property of the Company or the Bank, which loss, destruction, or damage is not covered by insurance; and (f) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by the Company or the Bank nor any substantial amendment or termination of any material contract outside the ordinary course of business to which the Company or the Bank is a party, nor any other transaction by the Company or the Bank involving an amount in excess of $25,000 other than for fair value in the ordinary course of its business. Since March 31, 1998, except as set forth on Schedule 6.16 hereof, (x) each of the Company and the Bank has conducted its business only in the ordinary course of such business and consistent with past practice; (y) the Company, on a consolidated basis, has maintained the quality of its loan portfolio at a level not materially lower than the level of quality that existed at March 31, 1998; and (z) the Company, on a consolidated basis, has administered its investment portfolio pursuant to essentially the same policies and procedures as existed during 1996 and 1997, and has taken no action to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent.

         6.17. Reserve for Possible Credit Losses. The Company's consolidated reserve for possible credit losses is adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of the Company. Management periodically reevaluates the adequacy of such reserve based on portfolio performance, current economic conditions, and such other factors as in its judgment are necessary to determine the adequacy of the reserve.

         6.18. Tax Matters.

                  (a) Except as set forth on Schedule 6.18 hereof, all Tax returns and reports required to be filed by or on behalf of the Company or the Bank have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 1996, and all returns filed are complete and accurate and properly reflect its Taxes for the periods covered thereby. All Taxes shown or required to be shown on filed returns have been paid. As of the date hereof, there is no audit examination, deficiency, or refund litigation or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority, or any other matter in controversy with respect to any Taxes that might result in a determination adverse to the Company or the Bank, except as reserved against in the Company Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

                  (b) Neither the Company nor the Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) To the extent any Taxes are due from, but have not yet been paid by, the Company or the Bank for the period or periods beginning January 1, 1997 or thereafter through and including the Effective Date, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the monthly financial statements of the Company.

                  (d) Except as set forth on Schedule 6.18 hereof, deferred Taxes of the Company and the Bank have been provided for in accordance with generally accepted accounting principles as in effect on the date of this Agreement.

                  (e) The deductions of the Bank for bad debts taken and the reserve of the Bank for loan losses for federal income tax purposes at December 31, 1996, were not greater than the maximum amount permitted under the provisions of section 585 of the Code.

                  (f) Other than liens arising by law with respect to taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of the Company or the Bank.

                  (g) The Company and the Bank (A) have timely filed all information returns or reports required to be filed with respect to Taxes, including but not limited to those required by sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Code, (B) have properly and timely provided to all persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s, Form W-2s, and so forth) required to be provided to such persons under applicable law, and (C) have exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable law.

                  (h) The taxable year end of the Company for federal income tax purposes is, and since the inception of the Company has continuously been, December 31.

                  (i) The Company and the Bank have in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including but not limited to income, social security, and employment tax withholding.

                  (j) Neither the Company nor the Bank (A) is, or has been, a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was the Company, or (B) has any liability for the Taxes of any person (other than the Company and the Bank) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         6.19. Consolidated Net Worth. The consolidated net worth of the Company on the date of this Agreement, as determined in accordance with generally accepted accounting principles, is not less than $2,917,000.

         6.20. Examinations. To the extent consistent with law, the Company has heretofore disclosed to Zions Bancorp relevant information contained in the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to the Company issued by the Board of Governors and the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to the Bank issued by each of the Banking Board and the Federal Reserve Bank of Kansas City. Such information so disclosed consists of all material information with respect to the financial, operational, and legal condition of the entity under examination which is included in such reports, and does not omit or will not omit any information necessary to make the information disclosed not misleading.

         6.21. Reports. Since January 1, 1995, each of the Company and the Bank has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the Board of Governors, (b) the Federal Reserve Bank of Kansas City, (c) the FDIC, (d) the United States Department of the Treasury, (e) the Colorado Division of Banking, (f) the Banking Board, and
(g) any other governmental or regulatory authority or agency having jurisdiction over its operations. Each of such registrations, reports, and documents, including the financial statements, exhibits, and schedules thereto, does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

         6.22. FIRA Compliance and Other Transactions with Affiliates. Except as set forth on Schedule 6.22 hereof, (a) none of the officers, directors, or beneficial holders of 5 percent or more of the common stock of the Company or the Bank and no person "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978) by the Company or the Bank (collectively, "Insiders") has any ongoing material transaction with the Company or the Bank on the date of this Agreement; and (b) no Insider has any ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with the Company or the Bank not in the ordinary course of business. All other extensions of credit by the Company or the Bank to any Insider are set forth on Schedule 6.22 hereof.

         6.23. SEC Registered Securities. No equity or debt securities of the Company or the Bank are registered or required to be registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         6.24. Legal Proceedings. Except as disclosed in the Company Financial Statements or as set forth on Schedule 6.24 hereof, there is no claim, action, suit, arbitration, investigation, or other proceeding pending before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" (of which the Company or the Bank has been served with process or otherwise been given notice) or, to the knowledge of the Company and the Bank, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would have a material adverse effect (financial or otherwise) on the business, operating results, or financial condition of the Company or which otherwise could prevent, hinder, or delay consummation of the transactions contemplated by this Agreement.

         6.25. Absence of Governmental Proceedings. Except as set forth on
Schedule 6.25 hereof, neither the Company nor the Bank is a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency (of which the Company or the Bank has been served with process or otherwise been given notice) and, to the knowledge of the Company and the Bank, no such proceeding is threatened.

         6.26. Federal Deposit Insurance.

                  (a) The deposits held by the Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C. ss. 1811 et seq.), and the Bank has paid all assessments and filed all related reports and statements required under the Federal Deposit Insurance Act.

                  (b) The Bank is a member of and pays insurance assessments to the Bank Insurance Fund of the FDIC ("BIF"), and its deposits are insured by the BIF. None of the deposits of the Bank are insured by the Savings Association Insurance Fund of the FDIC ("SAIF"), and the Bank pays no insurance assessments to the SAIF.

         6.27. Other Insurance. Each of the Company and the Bank carries insurance with reputable insurers, including blanket bond coverage, in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its businesses. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. Neither the Company nor the Bank is in default with respect to any such policy which is material to it.

         6.28. Labor Matters. Neither the Company nor the Bank is a party to or bound by any collective bargaining contracts with respect to any employees of the Company or the Bank. Since their respective inceptions there has not been, nor to the knowledge of the Company and the Bank was there or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against the Company or the Bank or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, neither the Company nor the Bank is aware of any attempts to organize a collective bargaining unit to represent any of its employee groups.

         6.29. Employee Benefit Plans.

                  (a) Schedule 6.29 hereto contains a list or brief descriptions of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, or profit-sharing plans, any employment, deferred compensation, consultant, bonus, or collective bargaining agreement, or group insurance contract or any other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts, and arrangements or employee benefit plans or agreements sponsored, maintained, or contributed to by the Company or the Bank for the employees or former employees of the Company or the Bank. The Company has previously made available and will continue to make available to Zions Bancorp for its continuing review until the Effective Date true, complete, and accurate copies of all plans and arrangements listed on Schedule 6.29, together with (i) the most recent actuarial and financial report prepared with respect to any such plans which constitute "qualified plans" under section 401(a) of the Code, and (ii) the most recent annual reports, if any, filed with any government agency and all IRS rulings and determination letters and any open requests for such rulings and letters that pertain to any such plan.

                  (b) Except for liabilities to the Pension Benefit Guaranty Corporation ("PBGC") pursuant to section 4007 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all of which have been fully paid, and except for liabilities to the IRS under section 4971 of the Code, all of which have been fully paid, neither the Company nor the Bank has any liability with respect to any pension plan qualified under section 401 of the Code. Neither the Company nor the Bank sponsors or maintains any defined benefit plan or has ever sponsored or maintained any defined benefit plan.

                  (c) All "employee benefit plans," as defined in section 3(3) of ERISA, that cover one or more employees employed by the Company or the Bank (each individually a "Plan" and collectively the "Plans"), comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Code. As of March 31, 1998, neither the Company nor the Bank had any material liability under any Plan which is not reflected on the Company Financial Statements as of such date (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities are not in any event material). None of the Plans, the Company, the Bank, nor any trustee or administrator of the Plans has ever engaged in a "prohibited transaction" with respect to the Plans within the meaning of section 406 of ERISA or, where applicable, section 4975 of the Code for which no exemption is applicable, nor have there been any "reportable events" within section 4043 of ERISA for which the thirty-day notice therefor has not been waived. Neither the Company nor the Bank has incurred any liability under section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan.

                  (d) No action, claim, or demand of any kind has been brought or threatened by any potential claimant or representative of such a claimant under any plan, contract, or arrangement referred to in Subsection (a) of this section, where the Company or the Bank may be either (i) liable directly on such action, claim, or demand; or (ii) obligated to indemnify any person, group of persons, or entity with respect to such action, claim, or demand which is not fully covered by insurance maintained with reputable, responsible financial insurers or by a self-insured plan.

         6.30. Employee Relations. As of the date hereof, each of the Company and the Bank is, to its knowledge, in compliance in all material respects with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours; and neither the Company nor the Bank is engaged in any unfair labor practice. As of the date hereof, except as set forth on Schedule 6.30 hereof, no dispute exists between the Company or the Bank and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of the Company or the Bank.

         6.31. Fiduciary Activities. The Bank is duly qualified and registered and in good standing in accordance with the laws of each jurisdiction in which it is required to so qualify or register as a result of or in connection with its fiduciary or custodial activities as conducted as of the date hereof. The Bank engages in no activities which would require its registration under the federal Investment Advisers Act of 1940 as amended, or its compliance with the requirements thereof. Since January 1, 1995, the Bank has conducted, and currently is conducting, all fiduciary and custodial activities in all material respects in accordance with all applicable law.

         6.32. Environmental Liability.

                  (a) Except as set forth on Schedule 6.32 hereof, neither the Company nor the Bank is in material violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment ("Environmental Laws").

                  (b) Except as set forth on Schedule 6.32 hereof, neither the Company, the Bank, nor, to the knowledge of either of them, any borrower of the Company or of the Bank has received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has the Company or the Bank or, to the knowledge of either of them, any borrower of the Company or of the Bank received any notification that any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substances, as defined by 42 U.S.C. ss. 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C. ss. 9601(33), or any toxic substance, hazardous materials, oil, or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

                  (c) No portion of any real property at any time owned or leased by the Company or the Bank (collectively, the "Company Real Estate") has been used by the Company or the Bank for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environmental Laws and, to the knowledge of the Company and the Bank, no underground tank or other underground storage receptacle for Hazardous Substances is located on any of the Company Real Estate. In the course of its activities, neither the Company nor the Bank has generated or is generating any hazardous waste on any of the Company Real Estate in a manner which violates any Environmental Laws. There has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping (collectively, a "Release") of Hazardous Substances by the Company or the Bank on, upon, or into any of the Company Real Estate. In addition, to the knowledge of the Company and the Bank, except as set forth on Schedule 6.32 hereof, there have been no such Releases on, upon, or into any real property in the vicinity of any of the Company Real Estate that, through soil or groundwater contamination, may be located on any of such Company Real Estate.

                  (d) With respect to any real property at any time held as collateral for any outstanding loan by the Company or the Bank (collectively, the "Collateral Real Estate"), except as set forth on Schedule 6.32 hereof, neither the Company nor the Bank has since January 1, 1988 received notice from any borrower thereof or third party, and has no knowledge, that such borrower has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate, or that there has been any Release on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

                  (e) As used in this Section 6.32, each of the terms "Company" and "Bank" includes the applicable entity and any partnership or joint venture in which it has an interest.

         6.33. Intangible Property. To the knowledge of the Company and the Bank, each of the Company and the Bank owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business. To the knowledge of the Company and the Bank, no material product or service offered and no material trademark, service mark, or similar right used by the Company or the Bank infringes any rights of any other person, and, as of the date hereof, neither the Company nor the Bank has received any written or oral notice of any claim of such infringement.

         6.34. Real and Personal Property. Except for property and assets disposed of in the ordinary course of business, and except as set forth on
Schedule 6.34 hereof, each of the

Company and the Bank possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would materially interfere with the business or operations of either the Company or the Bank, its real and personal property and other assets, including without limitation those properties and assets reflected in the Company Financial Statements as of March 31, 1998, or acquired by the Company or the Bank subsequent to the date thereof. The leases pursuant to which the Company and the Bank lease real or personal property are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a material default. The real and personal property leased by either the Company or the Bank is free from any adverse claim which would materially interfere with its business or operation taken as a whole. The material properties and equipment owned or leased by the Company and the Bank are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of its normal operations.

         6.35. Loans, Leases, and Discounts.

                  (a) To the knowledge of the Company and the Bank, each loan, lease, and discount reflected as an asset of the Company in the Company Financial Statements as of March 31, 1998, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and, to the knowledge of the Company and the Bank, no loan, lease, or discount having an unpaid balance (principal and accrued interest) in excess of $25,000 is subject to any asserted defense, offset, or counterclaim.

                  (b) Except as set forth on Schedule 6.35 hereof, neither the Company nor the Bank holds any loans or loan-participation interests purchased from, or participates in any loans originated by, any person other than the Company or the Bank.

         6.36. Material Contracts. Neither the Company nor the Bank nor any of the assets, businesses, or operations of either of them is as of the date hereof a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than (a) the agreements set forth on Schedule 6.36 hereof, and (b) agreements, arrangements, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

         6.37. Employment and Severance Arrangements. Schedule 6.37 hereof sets forth

                  (a) all employment contracts granted by the Company or the Bank to any of its officers, directors, shareholders, consultants, or other management officials and any officer, director, shareholder, consultant, or management official of any affiliate providing for increased or accelerated compensation in the event of a change of control with respect to the Company or the Bank or any other event affecting the ownership, control, or management of the Company or the Bank; and

                  (b) all employment and severance contracts, agreements, and arrangements between the Company or the Bank and any officer, director, consultant, or other management official of any of them.

         6.38. Material Contract Defaults. All material contracts, agreements, leases, mortgages, or commitments referred to in Section 6.12(c) hereof are valid and in full force and effect on the date hereof. As of the date of this Agreement and as of the Effective Date, neither the Company nor the Bank is or will be in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         6.39. Capital Expenditures. Except as set forth on Schedule 6.39 hereof, neither the Company nor the Bank has any outstanding commitments in the nature of capital expenditures which in the aggregate exceed $25,000.

         6.40. Repurchase Agreements. With respect to all agreements pursuant to which the Company or the Bank has purchased securities subject to an agreement to resell, it has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

         6.41. Internal Controls. Each of the Company and the Bank maintains internal controls to provide reasonable assurance to its board of directors and officers that its assets are safeguarded, its records and reports are prepared in compliance with all applicable legal and accounting requirements and with its internal policies and practices, and applicable federal, state, and local laws and regulations are complied with. These controls extend to the preparation of its financial statements to provide reasonable assurance that the statements are presented fairly in conformity with generally accepted accounting principles or, in the case of the Bank and to the extent different from generally accepted accounting principles, accounting principles mandated by the Board of Governors. The controls contain self-monitoring mechanisms, and appropriate actions are taken on significant deficiencies as they are identified.

         6.42. Dividends. Neither the Company nor the Bank has paid any dividend to its shareholders which caused its regulatory capital to be less than the amount then required by applicable law, or which exceeded any other limitation on the payment of dividends imposed by law, agreement, or regulatory policy.

         6.43. Brokers and Advisers. There are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of the Company or the Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of the Company or the Bank. Neither the Company nor the Bank has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         6.44. Interest Rate Risk Management Instruments.

                  (a) Schedule 6.44 contains a true, correct, and complete list of all interest-rate swaps, caps, floors, and options agreements and other interest-rate risk management arrangements to which the Company or the Bank is a party or by which any of its properties or assets may be bound.

                  (b) All interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which the Company or the Bank is a party or by which any of its properties or assets may be bound were entered into in the ordinary course of its business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations, and regulatory policies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Company and the Bank have duly performed in all material respects of all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and to the knowledge of the Company and the Bank, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

         6.45. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by the Company or the Bank hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company which reasonably might materially adversely affect the business, assets, liabilities, financial condition, results of operations, or prospects of the Company or the Bank which has not been disclosed in the Company Financial Statements or a certificate delivered to Zions Bancorp by the Company. Copies of all documents referred to in this Agreement, unless prepared solely by Zions Bancorp, Val Cor, or Vectra or solely by Zions Bancorp, Val Cor, or Vectra and third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

         6.46. Regulatory and Other Approvals.

                  (a) As of the date hereof, except as set forth on Schedule
6.46 hereof, neither the Company nor the Bank is aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (i) consummation of the transactions contemplated by this Agreement, and (ii) the continuation after the Effective Date of the business of the Company and the Bank as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which, in the reasonable opinion of the Company, could have a material adverse effect upon the business, operations, activities, earnings, or prospects of the Company.

                  (b) As of the date hereof, neither the Company nor the Bank is aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for (i) consummation of the transactions contemplated by this Agreement, or (ii) the continuation after the Effective Date of the business of the Company and the Bank as such business is carried on immediately prior to the Effective Date.

                  (c) As of the date hereof, except as set forth on Schedule
6.46 hereof, neither the Company nor the Bank is aware of any reason why (i) the certificate set forth as Exhibit IX attached hereto cannot be delivered at the Effective Date, or (ii) the Mergers shall not be treated for accounting purposes as a "pooling of interests" in conformity with the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board and the related interpretations of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of the Financial Accounting Standards Board.


7.       Covenants of the Company and the Bank.

         The Company (on behalf of itself and the Bank) and the Bank (on behalf of itself) each hereby covenant and agree as follows:

         7.1. Rights of Access. In addition and not in limitation of any other rights of access provided to Zions Bancorp, Val Cor, and Vectra herein, until the Effective Date the Company and the Bank will give to Zions Bancorp, Val Cor, and Vectra and to their representatives, including KPMG, full access during normal business hours to all of the property, documents, contracts, books, and records of the Company and the Bank, and such information with respect to their business affairs and properties as Zions Bancorp, Val Cor, or Vectra from time to time may reasonably request, provided that until the transactions contemplated by this Agreement have been announced to the public, all such access shall be coordinated with management of the Company in an effort to safeguard the confidentiality of the transactions contemplated by this Agreement.

         7.2. Corporate Records, Contracts, etc.

                  (a) The Company and the Bank will make available to Zions Bancorp, Val Cor, and Vectra copies of their respective articles of incorporation and bylaws, and will make available their respective minute books, all of which shall be certified to be complete and true copies.

                  (b) The Company and the Bank will make available a copy of each contract or agreement to which the Company or the Bank is a party and which requires one or more payments by the Company or the Bank in excess of $25,000 in the aggregate to which the Company or the Bank is a party, including but not limited to data processing contracts, service contracts, contracts to purchase or lease real property or equipment, guaranties, employment contracts, and insurance contracts pertaining to fire, accident, indemnity, fidelity, health, life, hospitalization, or other employee benefits.

                  (c) The Company and the Bank will furnish to Zions Bancorp, Val Cor, and Vectra the following information with respect to properties owned by the Company and the Bank: (i) a brief description and location of each parcel of real property owned by the Company or the Bank, (ii) a brief description of real property covered by lease or other rental arrangements to which the Company or the Bank is a party, including a copy of the relevant leases; and (iii) a brief description of personal property with a value in excess of $25,000 covered by lease or other rental arrangements to which the Company or the Bank is a party, including a copy of the relevant leases.

         7.3. Monthly and Quarterly Financial Statements; Minutes of Meetings and Other Materials.

                  (a) The Company and the Bank will continue to prepare all of the monthly and quarterly financial statements and financial reports to regulatory authorities for the months and quarterly periods ending between April 1, 1998 and the Effective Date which it customarily prepared during the period between January 1, 1995 and March 31, 1998 and shall promptly provide Zions Bancorp with copies of all such financial statements and reports. Such financial statements and reports shall be verified by the chief financial officer of the reporting entity. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with generally accepted accounting principles applied in all material respects (except to the extent that different accounting principles are mandated by a bank or bank holding company regulatory agency with jurisdiction over the Company or the Bank, as the case may be).

                  (b) The Company and the Bank shall promptly provide Zions Bancorp with (i) copies of all of its periodic reports to directors and to shareholders, whether or not such reports were prepared or distributed in connection with a meeting of the board of directors or a meeting of the shareholders, prepared or distributed between the date of this Agreement and the Effective Date, and (ii) complete copies of all minutes of meetings of its board of directors and shareholders which meetings take place between the date of this Agreement and the Effective Date, certified by the secretary or cashier or an assistant secretary or assistant cashier of the Company or the Bank, as the case may be.

         7.4. Extraordinary Transactions. Without the prior written consent of Zions Bancorp, neither the Company nor the Bank will, on or after the date of this Agreement: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities (except for issuances of Company Common Stock upon exercise of stock options outstanding on the date of this Agreement), or grant any options to acquire such additional securities; (c) merge into, consolidate with, or sell its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or engage in any discussions concerning such a possible transaction except as explicitly contemplated herein; (d) convert the charter or form of entity of the Bank from that in existence on the date of this Agreement to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, or (with respect to the sale of loans originated pursuant to lending programs administered by the Small Business Administration) as consistent with the historical practices of the Company prior to April 1, 1998, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of April 1, 1998, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (i) except as required by law, create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; (j) enter into any employment or personal services contract with any person or firm, including without limitation any contract, agreement, or arrangement described in Section 6.37(a) hereof, except directly to facilitate the transactions contemplated by this Agreement; (k) purchase any loans or loan-participation interests from, or participate in any loans originated by, any person other than the Company or the Bank; nor (l) take any action, or allow any action to be taken, that would render the delivery on the Effective Date of the officers' certificate described in Section 4.10(a) of this Agreement impossible.

         7.5. Preservation of Business. Each of the Company and the Bank will
(a) carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) ensure that the ratio of its loans to its deposits at the Effective Date is at approximately the same level as existed at March 31, 1998, as adjusted to allow for seasonal fluctuations of loans and deposits of a kind and amount experienced traditionally by it; (c) manage its investment portfolio in substantially the same manner and pursuant to substantially the same investment policies as in 1996 and 1997, and will take no action to change the percentage which its investment portfolio bears to its total assets, or to lengthen the average maturity of its investment portfolio, or of any significant category thereof, to any material extent; (d) continue in effect its present insurance coverage on all properties, assets, business, and personnel; (e) use its best efforts to preserve its business organization intact; except as otherwise consented to by Zions Bancorp, to keep available its present employees; and to preserve its present relationships with customers and others having business dealings with it; (f) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound;
(g) not amend its articles of incorporation or bylaws; and (h) not grant or expand any shareholders' rights to dissent from any merger.

         7.6. Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the proxy materials, and at the Effective Date, the Company shall furnish Zions Bancorp with a letter from Van Dorn & Bossi, its independent auditors, in form and substance acceptable to Zions Bancorp, stating that (a) they are independent accountants with respect to the Company within the meaning of the Securities Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of the Company included in the Registration Statement and examined by them comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and (c) a reading of the Company's audited consolidated financial statements and the latest available unaudited consolidated financial statements of the Company and unaudited financial statements of the Bank and inquiries of certain officials of the Company and the Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to the Company did not cause them to believe that (i) the Company's audited consolidated financial statements and such latest available unaudited consolidated financial statements are not stated on a basis consistent with that followed in the Company's audited consolidated financial statements; or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in the Company's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of the Company as compared with the respective amounts shown in the most recent Company audited consolidated financial statements. The letter shall also cover such other matters pertaining to the Company's and the Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by Zions Bancorp.

         7.7. Affiliates' Agreements. The Company will furnish to Zions Bancorp a list of all persons known to the Company who at the date of the Company's special meeting of shareholders to vote upon the transactions contemplated by this Agreement may be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for purposes of qualifying the Holding Company Merger for "pooling of interests" accounting treatment. The Company will use its best efforts to cause each such "affiliate" of the Company to deliver to Zions Bancorp not later than thirty days prior to the Effective Date a written agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of (a) the shares of Company Common Stock beneficially owned by such person, or the shares of Zions Bancorp Stock to be received by such person in the Holding Company Merger (the "Company Merger Shares") or any other shares of Zions Bancorp Stock held by such person during the period commencing thirty days prior to the Effective Date and ending at such time as financial results covering at least thirty days of post-Holding Company Merger combined operations have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies or (b) the Company Merger Shares except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

         7.8. Inconsistent Activities. Unless and until the Holding Company Merger has been consummated or this Agreement has been terminated in accordance with its terms, neither the Company nor the Bank will (a) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire more than 1 percent of the Company Common Stock or any capital stock of the Bank or any significant portion of the assets of either of them (whether by tender offer, merger, purchase of assets, or other transactions of any type); (b) afford any third party which may be considering any such transaction access to its properties, books or records except as required by law; (c) enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for, any such transaction, or (d) authorize or permit any of its directors, officers, employees or agents to do or permit any of the foregoing. If the Company or the Bank becomes aware of any offer or proposed offer to acquire any shares of its capital stock or any significant portion of its assets (regardless of the form of the proposed transaction) or of any other matter which could adversely affect this Agreement, the Holding Company Merger, or the Bank Merger, the Company shall immediately give notice thereof to Zions Bancorp.


8.       Representations and Warranties of Zions Bancorp, Val Cor, and Vectra.

         Zions Bancorp (with respect to itself, Val Cor, and Vectra), Val Cor (with respect to itself and Vectra), and Vectra (solely with respect to itself) each represent and warrant to the Company and the Bank as follows:

         8.1. Organization, Powers, and Qualification. Each of Zions Bancorp, Val Cor, and Vectra is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of Zions Bancorp, Val Cor, and Vectra owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not adversely affect its operation and properties in any material respect. Each of Zions Bancorp, Val Cor, and Vectra is duly qualified and licensed to do business and is in good standing in every jurisdiction in which such qualification or license is required or with respect to which the failure to be so qualified or licensed could result in material liability or adversely affect its operation and properties in any material respect.

         8.2. Execution and Performance of Agreement. Each of Zions Bancorp, Val Cor, and Vectra has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

         8.3. Binding Obligations; Due Authorization. Subject to the approval of all necessary bank regulatory authorities, this Agreement constitutes the valid, legal, and binding obligations of each of Zions Bancorp, Val Cor, and Vectra enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of each of Zions Bancorp, Val Cor, and Vectra. Subject to the approval of all necessary bank regulatory authorities, no other corporate proceedings on the part of any of them are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

         8.4. Absence of Default. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of Zions Bancorp, Val Cor, or Vectra. Such execution, consummation, or fulfillment will not (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of Zions Bancorp, Val Cor, or Vectra pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of it in respect of which it is an obligor; (b) if the Holding Company Merger is approved by the Board of Governors under the BHC, or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the transactions contemplated by this Agreement are approved by the OCC, the Commissioner, and the Banking Board, violate any law, statute, rule, or regulation of any government or agency to which Zions Bancorp, Val Cor, or Vectra is subject and which is material to its operations; or (c) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of or waiver of jurisdiction over the transactions contemplated by this Agreement by the Board of Governors, the OCC, the Commissioner, and the Banking Board.

         8.5. Brokers and Advisers.

                  (a) There are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of Zions Bancorp, Val Cor, or Vectra in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of any of them.

                  (b) None of Zions Bancorp, Val Cor, nor Vectra has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         8.6. Books and Records. The books and records of each of Zions Bancorp, Val Cor, and Vectra fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. Each of Zions Bancorp, Val Cor, and Vectra follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. Each of Zions Bancorp, Val Cor, and Vectra has made all accruals in amounts which accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. Each of Zions Bancorp, Val Cor, and Vectra has filed all material reports and returns required by any law or regulation to be filed by it.

         8.7. Financial Statements. Zions Bancorp has furnished to the Company its consolidated statement of condition as of each of December 31, 1995, December 31, 1996, December 31, 1997, and March 31, 1998, and its related consolidated statement of income, consolidated statement of changes in financial position, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto, each as filed with the SEC (collectively, the "Zions Bancorp Financial Statements"). Each of the consolidated balance sheets included in the Zions Bancorp Financial Statements complied as to form in all material respects with applicable accounting requirements (including accounting requirements of financial institution regulatory authorities) and the published rules and regulations of the SEC with respect thereto, fairly presented the consolidated financial position of Zions Bancorp and its subsidiaries as of its date, and each of the consolidated statements of income, of stockholders' equity, and of cash flows included in the Zions Bancorp Financial Statements fairly presented the results of operations, stockholders' equity, and cash flows of Zions Bancorp and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles, consistently applied, and the accounting requirements of financial institution regulatory authorities, during the periods involved, except as may be noted therein.

         8.8. Securities Filings. Since January 1, 1997, Zions Bancorp has filed all periodic and current reports it was required to file pursuant to Section 13 of the Exchange Act. Such reports do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such reports, in light of the circumstances under which they were filed, not misleading.

         8.9. Absence of Certain Developments. Since March 31, 1998, there has been (a) no material adverse change in the condition, financial or otherwise, assets, properties, liabilities, or businesses of Zions Bancorp, and (b) no material deterioration in the quality of the loan portfolio of Zions Bancorp or of any major component thereof, and no material increase in the level of nonperforming assets or nonaccrual loans at Zions Bancorp or in the level of its provision for credit losses or its reserve for possible credit losses.

         8.10. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by Zions Bancorp, Val Cor, or Vectra hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to Zions Bancorp, Val Cor, or Vectra which might materially adversely affect its business, assets, liabilities, financial condition, results of operations, or prospects which has not been disclosed in the Zions Bancorp Financial Statements or a certificate delivered by Zions Bancorp to the Company. Copies of all documents referred to in this Agreement, unless prepared solely by the Company and the Bank or solely by the Company and the Bank and third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

         8.11. Regulatory and Other Approvals. As of the date hereof, except as set forth on Schedule 8.11 hereof, none of Zions Bancorp, Val Cor, nor Vectra is aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for consummation of the transactions contemplated by this Agreement. As of the date hereof, none of Zions Bancorp, Val Cor, nor Vectra is aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for consummation of the transactions contemplated by this Agreement.


9.       Closing.

         9.1. Place and Time of Closing. Closing shall take place at the offices of Vectra Bank, 1650 South Colorado Boulevard, Denver, Colorado, or such other place as the parties choose, commencing at 10:00 a.m., local time, on the Effective Date, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived.

         9.2. Events To Take Place at Closing. At the Closing, the following actions will be taken:

                  (a) Such certificates and other documents as are required by this Agreement to be executed and delivered on or prior to the Effective Date and have not been so executed and delivered, and such other certificates and documents as are mutually deemed by the parties to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and then

                  (b) the Holding Company Merger and the issuance of shares incident thereto shall be effected; provided, however, that the administrative and ministerial aspects of the issuance of shares incident to the Holding Company Merger will be settled as soon thereafter as shall be reasonable under the circumstances; and then

                  (c) the Bank Merger shall be effected.


10.      Termination, Damages for Breach, Waiver, and Amendment.

         10.1. Termination by Reason of Lapse of Time. This Agreement may be terminated by any party, by instrument duly authorized and executed and delivered to the other parties, unless the Effective Date shall have occurred on or before such date:

                  (a) on or after January 31, 1999, or

                  (b) if, within thirty days after the filing of the Registration Statement, the SEC shall have advised Zions Bancorp that no review of the Registration Statement has been or will be made, after November 30, 1998.

         10.2. Grounds for Termination. This Agreement may be terminated by written notice of termination at any time before the Effective Date (whether before or after action by shareholders of the Company):

                  (a) by mutual consent of the parties hereto;

                  (b) by Zions Bancorp, upon written notice to the Company given at any time (i) if any of the representations and warranties of the Company or the Bank contained in Section 6 hereof was materially incorrect when made, or
(ii) in the event of a material breach or material failure by the Company or the Bank of any covenant or agreement of the Company or the Bank contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to the Company or the Bank, as the case may be;

                  (c) by the Company, upon written notice to Zions Bancorp given at any time (i) if any of the representations and warranties of Zions Bancorp, Val Cor, or Vectra contained in

Section 8 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by Zions Bancorp, Val Cor, or Vectra of any covenant or agreement of Zions Bancorp, Val Cor, or Vectra contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to Zions Bancorp, Val Cor, or Vectra, as the case may be; or

                  (d) by either Zions Bancorp or the Company upon written notice given to the other if the board of directors of either Zions Bancorp or the Company shall have determined in its sole judgment made in good faith, after due consideration and consultation with counsel, that the Holding Company Merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Colorado or the State of Utah to restrain or invalidate the transactions contemplated by this Agreement.

         10.3. Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of Section 10.1 or Section 10.2, this Agreement shall become void and have no force or effect, without any liability on the part of Zions Bancorp, Val Cor, Vectra, the Company, the Bank, or their respective directors or officers or shareholders, in respect of this Agreement. Notwithstanding the foregoing, (a) as provided in Section 11.4 of this Agreement, the confidentiality agreement contained in that section shall survive such termination, and (b) if such termination is a result of any of the representations and warranties of a party being materially incorrect when made, or subsequent thereto, or a result of the material breach or material failure by a party of a covenant or agreement hereunder, such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable in the aggregate amount of $500,000 to the other party or parties hereto (collectively and not individually) that are not affiliated with it. The $500,000 referred to in the previous sentence represents full liquidated damages the payment of which shall terminate all of the rights and remedies of the receiving party or parties, at law or in equity, against the paying party or parties in respect of the material incorrectness of its or their representations and warranties or its or their material breach or failure to perform.

         10.4. Waiver of Terms or Conditions. Any of the terms or conditions of this Agreement may be waived at any time prior to the Effective Date by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by that party (if an individual) or by the board of directors of such party (if a corporation), or by its chairman, or by its president; provided that such waiver shall be in writing and shall be taken only if, in the judgment of the party, board of directors, or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to it or to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

         10.5. Amendment.

                  (a) Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument duly authorized and executed by each of the parties hereto; provided, however, that this Agreement may not be amended after the action by shareholders of the Company or shareholders of Vectra in any respect that would prejudice the economic interests of such Company shareholders or Vectra shareholders, as the case may be, or any of them, except as specifically provided herein or by like action of such shareholders.

                  (b) If Zions Bancorp and the Company should mutually determine (following receipt of advice of legal or other counsel) that it has become inadvisable or inexpedient to effectuate the transactions contemplated by this Agreement through means of a sequence of mergers such as is contemplated herein, then the parties hereto agree to effect such change in the form of transaction as described especially in Sections 1.1 and 9.2 of this Agreement by written instrument in amendment of this Agreement, provided, however, that such change shall not adversely affect the financial consideration to be received by shareholders of the Company nor affect the qualification of the Holding Company Merger and the Bank Merger as one or more tax-free reorganizations under the Code.

                  (c) The parties to this Agreement acknowledge that Vectra is a party to an unrelated agreement and plan of reorganization pursuant to which Vectra is scheduled to be consolidated with State Bank and Trust of Colorado Springs, a Colorado banking corporation, in a transaction that will cause a new national banking association to be formed under the name of Vectra (the "Consolidation"). The parties hereto agree that nothing in this Agreement shall preclude or condition the right of Vectra to participate in the Consolidation. The parties hereto further agree that, if the Consolidation shall have occurred prior to the Effective Date, then the parties will effect such change in the form of transaction, by written instrument in amendment of this Agreement and of such other agreements between or among the parties hereto or any of them as shall be implicated herein, as shall be necessary or advisable to cause the Bank to merge into the new national banking association resulting from the Consolidation.


11.      General Provisions.

         11.1. Allocation of Costs and Expenses. Except as provided in this Section, each party hereto shall pay its own fees and expenses, including without limitation the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this Section, (i) the cost of printing and delivering the proxy materials to be transmitted to shareholders of the Company and the cost of registering under federal and state securities laws the stock of Zions Bancorp to be received by the shareholders of the Company shall be deemed to be incurred on behalf of Zions Bancorp, (ii) costs incurred by the Company or the Bank at the request of Zions Bancorp, Val Cor or Vectra to prepare for the electronic and systematic conversion of data regarding the Bank to Zions Bancorp's own system of electronic data processing shall be deemed to be incurred on behalf of Zions Bancorp, and (iii) the cost of procuring the tax opinion referred to in Section 3.5 of this Agreement shall be deemed to be incurred on behalf of the Company.

         11.2. Mutual Cooperation. Subject to the terms and conditions herein provided, each party shall use its best efforts, and shall cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement and in expeditiously making all filings and obtaining all necessary governmental approvals, and as soon as practicable shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby.

         11.3. Form of Public Disclosures. Zions Bancorp and the Company shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

         11.4. Confidentiality. Zions Bancorp, Val Cor, Vectra, the Company, the Bank, and their respective subsidiaries shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement. Neither Zions Bancorp, Val Cor, Vectra, the Company, the Bank, nor their respective subsidiaries shall use any of such information for any other purpose, including, without limitation, the competitive detriment of any other party. Zions Bancorp, Val Cor, and Vectra, on the one hand, and the Company and the Bank, on the other hand, shall maintain as strictly confidential all information each of them learns from the other and shall, at any time, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants. The confidentiality agreement contained in this Section 11.4 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

         11.5. Claims of Brokers.

                  (a) Each of the Company and the Bank shall indemnify, defend, and hold Zions Bancorp, Val Cor, and Vectra harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its or his acts in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or him or on its or his behalf with respect to Zions Bancorp, Val Cor, or Vectra.

                  (b) Each of Zions Bancorp, Val Cor, and Vectra shall indemnify, defend, and hold the Company and the Bank harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to the Company or the Bank.

         11.6. Information for Applications and Registration Statement.

                  (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not, with respect to such party, omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify, defend, and hold harmless the other, each of its directors and officers, each underwriter and each person, if any, who controls the other within the meaning of the Securities Act, for, from and against any and all losses, claims, suits, damages, expenses, or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section 11.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the other parties, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

                  (b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement contained in Section 11.6(a) of this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable as to any or every party, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

         11.7. Standard of Materiality.

                  (a) For purposes of Sections 4, 6, and 7 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 5 percent of the shareholders' equity of the Company as of March 31, 1998, as determined in accordance with generally accepted accounting principles.

                  (b) For purposes of Sections 5 and 8 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 5 percent of the shareholders' equity of Zions Bancorp as of March 31, 1998, as determined in accordance with generally accepted accounting principles.

                  (c) For other purposes and, notwithstanding subsections (a) and (b) of this Section 11.7, when used anywhere in this Agreement with explicit reference to any of the federal securities laws or to the Registration Statement, the terms "material" and "materially" shall be construed and understood in accordance with standards of materiality as judicially determined under the federal securities laws.

         11.8. Covenants of Zions Bancorp.

                  (a) From the date hereof to the Effective Date, Zions Bancorp shall, contemporaneously with the filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver a copy of such report to the Company.

                  (b) Following the Effective Date neither Val Cor nor Vectra will take any action to abrogate or diminish any right accorded under the articles of incorporation or by-laws of the Company or the Bank as they existed immediately prior to the Effective Date to any person who, on or prior to the Effective Date, was a director or officer of the Company or the Bank to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses (including without limitation reasonable attorneys fees) and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising out of events, matters, actions, or omissions occurring on or prior to the Effective Date. To the extent not provided by the foregoing, following the Effective Date and to the extent permitted by law, all rights to such indemnification accorded under the articles of incorporation and by-laws of the Company or the Bank to any person who, on or prior to the Effective Date, was a director or officer of the Company or the Bank shall survive the Effective Date and, following the Holding Company Merger and the Bank Merger, to the extent permitted by law, Val Cor and Vectra will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior to the Effective Date.

                  (c) Zions Bancorp in cooperation with the Company and the Bank will arrange for directors and officers insurance coverage for the directors and officers of the Company and the Bank, not in excess of the coverage enjoyed by the directors and officers of the Company and the Bank on March 31, 1998, against claims made after the Effective Date with respect to acts that occurred prior to the Effective Date until the fourth anniversary of the Effective Date. The cost of such coverage will be borne by Zions Bancorp.

         11.9. Adjustments for Certain Events. Anything in this agreement to the contrary notwithstanding, all prices per share, share amounts, and per-share amounts referred to in this Agreement shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, but not for normal and recurring cash dividends declared or paid in a manner consistent with the established practice of the payer.

         11.10. Stock Repurchases. The Company and the Bank acknowledge that from time to time Zions Bancorp repurchases shares of its common stock in the open market in accordance with market conditions. Nothing in this Agreement shall be construed to abridge the right of Zions Bancorp to continue to do so in compliance with Exchange Act rules and regulations and pursuant to advice of independent securities counsel for Zions Bancorp.

         11.11. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

         11.12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to one another and their undertakings vis-a-vis one another on the subject matter hereof. Any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any person, other than Zions Bancorp, Val Cor, Vectra, the Company, the Bank, and their respective shareholders, any rights or remedies under or by reason of this Agreement.

         11.13. Survival of Representations, Warranties, and Covenants. The respective representations, warranties, and covenants of each party to this Agreement are hereby declared by the other parties to have been relied on by such other parties and shall survive for one year following the Effective Date, provided that if any party should breach a representation, warranty, or covenant contained in this Agreement through fraud, deliberate misrepresentation, or other intentional tortious conduct, then the representation, warranty, or covenant so breached shall be deemed to have survived for six years following the Effective Date. Each party shall be deemed to have relied upon each and every representation and warranty of the other parties regardless of any investigation heretofore or hereafter made by or on behalf of such party.

         11.14. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

         11.15. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to Zions Bancorp, Val Cor, or Vectra:

           Zions Bancorporation
           One South Main, Suite 1380
           Salt Lake City, Utah  84111

           Attention:           Mr. Harris H. Simmons
                                President and Chief Executive Officer

With a required copy to:

           Brian D. Alprin, Esq.
           Duane, Morris & Heckscher LLP
           1667 K Street, N.W., Suite 700
           Washington, D.C.  20006

If to the Company or the Bank:

           Eagle Holding Company
           1990 West 10th Avenue
           Broomfield, Colorado 80020-1071

           Attention:           David T. Manley
                                Chairman, President and Chief Executive Officer

With a required copy to:

           Ernest J. Panasci, Esq.
           Slivka Robinson Waters & O'Dorisio, P.C.
           1099 Eighteenth Street, Suite 2600
           Denver, Colorado  80202


           All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

           11.16. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof. The parties hereby designate Salt Lake County, Utah and Boulder County, Colorado to be proper jurisdictions and venues for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in each of such venues for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the state of Utah or Colorado. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

           11.17. Knowledge of a Party. References in this Agreement to the knowledge of a party shall mean the knowledge possessed by the present executive officers of such party including, without limitation, information which is or has been in the books and records of such party.

         11.18. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                ZIONS BANCORPORATION



Attest: --------------------                    By: ------------------------
        Jennifer R. Jolley                          Nolan X. Bellon
        Assistant Secretary                         Senior Vice President
                                                    and Controller



                                                VAL COR BANCORPORATION, INC.



Attest: --------------------                    By: ------------------------
                                                    Ray L. Nash
                                                    Chief Financial Officer
                                                    and Secretary





                                                VECTRA BANK COLORADO, NATIONAL
                                                ASSOCIATION



Attest: --------------------                    By: ------------------------
                                                    Ray L. Nash
                                                    Chief Financial Officer
                                                    and Secretary

                                                EAGLE HOLDING COMPANY



Attest: --------------------                    By: ------------------------
                                                    David T. Manley
                                                    Chairman, President and
                                                    Chief Executive Officer



                                                EAGLE BANK



Attest: --------------------                    By: ------------------------
                                                    David T. Manley
                                                    Chairman, President and
                                                    Chief Executive Officer

_______________________________________
                                       )
State of Utah                          )
                                       )       ss.
County of Salt Lake                    )
_______________________________________)

          On this third day of June, 1998, before me personally appeared Nolan
X. Bellon, to me known to be the Senior Vice President and Controller of Zions Bancorporation, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                      ----------------------------------------
                                                  Notary Public

_______________________________________
                                       )
State of Colorado                      )
                                       )       ss.
County of Denver                       )
_______________________________________

          On this third day of June, 1998, before me personally appeared Ray L. Nash, to me known to be the Chief Financial Officer and Secretary of each of Val Cor Bancorporation, Inc. and Vectra Bank Colorado, National Association, and acknowledged said instrument to be the free and voluntary act and deed of each of said corporations, for the uses and purposes therein mentioned, and on oath each stated that he was authorized to execute said instrument and that the respective seals affixed are the respective corporate seals of said corporations.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                        --------------------------------------
                                                  Notary Public

_______________________________________
                                       )
State of Colorado                      )
                                       )       ss.
County of Boulder                      )
_______________________________________

          On this third day of June, 1998, before me personally appeared David
T. Manley, to me known to be the Chairman, President and Chief Executive Officer of Eagle Holding Company and the Chairman, President and Chief Executive Officer of Eagle Bank, and acknowledged said instrument to be the free and voluntary act and deed of each of said corporations, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seals affixed are the respective corporate seals of said corporations.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                            -----------------------------------
                                                      Notary Public

         The undersigned members of the Board of Directors of Eagle Holding Company (the "Company"), acknowledging that Zions Bancorporation ("Zions Bancorp") has relied upon the action heretofore taken by the board of directors in entering into the Agreement, and has required the same as a prerequisite to Zions Bancorp's execution of the Agreement, do individually and as a group agree, subject to their fiduciary duties to shareholders, to support the Agreement and to recommend its adoption by the other shareholders of the Company.

         The undersigned do hereby, individually and as a group, until the Effective Date or termination of the Agreement, further agree to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Company or Eagle Bank.




-------------------------------            ----------------------------------



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                                       51

                                  SCHEDULE 1.8


                                   John Claus
                                  Allan Hallock
                                 David T. Manley
                                 Don Alan Thomas

                                   APPENDIX B

                        COLORADO BUSINESS CORPORATION ACT
                           Rights of Dissenting Owners


         7-113-101  DEFINITIONS.--For purposes of this article:

         1. "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

         3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

         4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

         5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

         6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

         7. "Shareholder" means either a record shareholder or a beneficial shareholder.

         7-113-102 RIGHT TO DISSENT.--1. A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party if:

               (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

               (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

         (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

         (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

         (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition under section 7-112-102(2).

         1.3. A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

         (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

         (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

         (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

         1.8. The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

         (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

         (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders;

         (c) Cash in lieu of fractional shares; or

         (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

         2.

         2.5. A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

         3. A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

         4. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         7-113-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

         2. A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

         (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

         3. The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

         7-113-201 NOTICE OF DISSENTERS' RIGHTS.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

         2. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

         7-113-202 NOTICE OF INTENT TO DEMAND PAYMENT.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

         (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

         (b) Not vote the shares in favor of the proposed corporate action.

         2. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

         3. A shareholder who does not satisfy the requirements of subsection
(1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

         7-113-203 DISSENTERS' NOTICE.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

         2. The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

         (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

         (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

         (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

         (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

         (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

         (g) Be accompanied by a copy of this article.

         7-113-204 PROCEDURE TO DEMAND PAYMENT.--1. A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

         (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

         (b) Deposit the shareholder's certificates for certificated shares.

         2. A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

         3. Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

         4. A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

         7-113-205 UNCERTIFICATED SHARES.--1. Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

         2. In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

         7-113-206 PAYMENT.--1. Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

         2. The payment made pursuant to subsection (1) of this section shall be accompanied by:

         (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

         (b) A statement of the corporation's estimate of the fair value of the shares;

         (c) An explanation of how the interest was calculated;

         (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

         (e) A copy of this article.

         7-113-207 FAILURE TO TAKE ACTION.--1. If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         2. If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

         7-113-208 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.--1. The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

         2. An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

         7-113-209 PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.--1. A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

         (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

         (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

         (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

         2. A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

         7-113-301 COURT ACTION.--1. If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

         2. The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

         3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

         4. The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

         5. Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

         7-113-302 COURT COSTS AND COUNSEL FEES.--1. The court in an appraisal proceeding commenced under Section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

         2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

         (b) Against either the corporation or one of more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                      PROXY

                         SPECIAL MEETING OF SHAREHOLDERS
                            OF EAGLE HOLDING COMPANY

                                 August 26, 1998


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         The undersigned hereby appoints David T. Manley, Jr. as proxy of the undersigned as a holder of the Common Stock of Eagle Holding Company ("Company Common Stock") to vote as designated below all shares of Company Common Stock that the undersigned held of record on July 27, 1998, at the special meeting of shareholders of Eagle Holding Company (the "Company") to be held on August 26, 1998, or at any postponement or adjournment thereof. The purpose of the special meeting is to consider and act on the proposal to approve the Agreement and Plan of Reorganization dated June 3, 1998, among the Company, its wholly-owned subsidiary Eagle Bank (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Vectra Bank Colorado, National Association ("Vectra Bank"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between Vectra Bank and the Bank (collectively, the "Plan of Reorganization"), whereby the Company will merge into Val Cor, with Val Cor being the surviving corporation, and the Bank will merge into Vectra Bank, with Vectra Bank being the surviving national banking association (the aforementioned mergers being referred to collectively as the "Reorganization"). Pursuant to the Plan of Reorganization, Company shareholders will receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock calculated by dividing the Merger Consideration (as defined) of 230,000 shares of Zions Common Stock, no par value ("Zions Common Stock"), subject to downward adjustment if Transaction Expenses exceed $65,000, by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization. The terms and conditions of the Plan of Reorganization are set forth in the accompanying Proxy Statement/Prospectus.

The Directors recommend a vote FOR Proposal 1.

         1. Approval of the Plan of Reorganization.

            [  ] FOR        [  ] AGAINST      [  ] ABSTAIN

         2. The Proxyholder, in his discretion, is authorized to vote on such other business as may properly come before the meeting.

         When properly completed, this proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the approval of the Plan of Reorganization.

                    (Each person whose name is on the Company Common Stock certificate should sign below in the same manner in which such person's name appears. If signing as a fiduciary, give title.)


                                                  _____________________________
                                                  Signature



                                                  _____________________________
                                                  Printed Name




                                                  Dated: ______________________
                                                         Please date, sign, and
                                                         return promptly